UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SEMCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, $1.00 par value 5.00% Series B Convertible Cumulative Preferred Stock, $1.00 par value

(2)	Aggregate number of securities to which transaction applies:

35,522,536 shares of Common Stock; 239,216 shares of 5.00% Series B Convertible Cumulative Preferred Stock; options to purchase 985,249 shares of Common Stock; restricted stock units with respect to 104,728 shares of Common Stock; performance share units with respect to 592,407 shares of Common Stock; and director stock units with respect to 1,599 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 35,522,536 shares of Common Stock multiplied by $8.15 per share; (B) 239,216 shares of 5.00% Series B Convertible Cumulative Preferred Stock multiplied by $236.714 per share (calculated based on $213.07 per share plus make-whole premium of $23.644 per share calculated as of March 30, 2007); (C) options to purchase 985,249 shares of Common Stock with exercise prices less than $8.15 multiplied by $2.3255 (which is the difference between $8.15 and the weighted average exercise price of $5.8245 per share); restricted stock units with respect to 104,728 shares of Common Stock multiplied by $8.15 per share; performance share units with respect to 592,407 shares of Common Stock multiplied by $8.15 per share; and director stock units with respect to 1,599 shares of Common Stock multiplied by $8.15 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$354,120,323.27

(5)	Total fee paid:

$10,871.49
☑	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$10,871.49

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

SEMCO ENERGY, INC.

(4)	Date Filed:

March 30, 2007

To Our Shareholders:

On February 23, 2007, SEMCO Energy, Inc. (“SEMCO Energy”) announced that it had entered into an agreement and plan of share exchange (the “Exchange Agreement”) with Cap Rock Holding Corporation (“Cap Rock Holding”) and Semco Holding Corporation (“Parent”), a subsidiary of Cap Rock Holding. Under the Exchange Agreement, each issued and outstanding share of common stock (“Common Stock”) and each issued and outstanding share of 5.00% Series B Convertible Cumulative Preferred Stock (“Series B Preferred Stock”) shall be transferred by operation of law to Parent (the “Exchange”). Upon completion of the Exchange, each holder of Common Stock shall be entitled to receive $8.15 per share in cash, without interest, and each holder of Series B Preferred Stock shall be entitled to receive $213.07 per share in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest.

Our Board of Directors has determined, upon the unanimous recommendation of its Finance Committee, that the Exchange Agreement and the transactions contemplated thereby, including the Exchange, are advisable, fair to, and in the best interests of, SEMCO Energy and our shareholders, has approved and adopted the Exchange Agreement, and recommends that our holders of Common Stock approve the Exchange Agreement and the transactions contemplated thereby.

A special meeting of our holders of Common Stock will be held on          , 2007, at 10:00 a.m. (Eastern Time), to vote on a proposal to approve the Exchange Agreement so that the Exchange can occur. The special meeting of shareholders will be held at the          , Michigan. Notice of the special meeting is enclosed.

This proxy statement gives you detailed information about the special meeting and the Exchange and includes the Exchange Agreement as Annex A. Please read the proxy statement and the Exchange Agreement carefully and in their entirety.

Your vote is important. We cannot complete the Exchange unless a majority of all votes entitled to be cast approve the Exchange Agreement, which is sometimes referred to in this proxy statement as the “Exchange Proposal.” Our Board of Directors recommends that you vote “FOR” approval of the Exchange Proposal. The failure of any shareholder to vote on the Exchange Proposal will have the same effect as a vote against the Exchange Proposal.

Whether or not you plan to attend the special meeting, holders of shares of Common Stock should vote their shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card.

Our Board of Directors appreciates your continuing support of SEMCO Energy, and we hope you will approve the Exchange Proposal.

Donald W. Thomason	George A. Schreiber, Jr.
Chairman of the Board	President and Chief Executive Officer

SEMCO ENERGY, INC.
1411 Third Street, Suite A
Port Huron, Michigan 48060

SEMCO ENERGY, INC.
1411 Third Street, Suite A
Port Huron, Michigan 48060

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of SEMCO Energy, Inc.

Date and Time	, 2007 at 10:00 a.m.

Place	_ _, Michigan

Items of Business	The purpose of the meeting is for the holders of our Common Stock to consider and vote upon the following matters:

  • A proposal to approve the agreement and plan of share exchange (the ‘‘Exchange Agreement”), pursuant to which each issued and outstanding share of Common Stock shall be transferred by operation of law to Parent in exchange for the right to receive $8.15 in cash, without interest, and each issued and outstanding share of Series B Preferred Stock shall be transferred by operation of law to Parent in exchange for the right to receive $213.07 in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest (the ‘‘Exchange”);

  • Any proposal to postpone or adjourn the special meeting to a later date or time, to solicit additional proxies in favor of the approval of the Exchange Agreement, if there are not sufficient votes for approval of the Exchange Agreement at the special meeting; and

• Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date	April 26, 2007

Proxy Voting	You are urged to read the accompanying proxy statement carefully as it sets forth details of the Exchange Proposal and other important information related to the Exchange. The Board of Directors has fixed the close of business on April 26, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only holders of record of Common Stock as of that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the close of business on April 26, 2007, there were outstanding and entitled to vote approximately 35,531,624 shares of our Common Stock. Holders of our Common Stock and Series B Preferred Stock are not entitled to dissenters’ rights under Michigan law in connection with the Exchange. A list of the shareholders entitled to vote will be available for examination by any shareholder at the special meeting for the duration of the special meeting.
To assure you are represented at the special meeting, please either fill in your vote, sign and mail the enclosed proxy as soon as possible or vote by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card. A return envelope, which requires no postage if mailed in the United States, is enclosed for your use. Your proxy is being solicited by the Board of Directors.
The Board of Directors recommends that you vote ‘‘FOR” approval of the Exchange Proposal and the postponement or adjournment of the special meeting, if necessary.

George A. Schreiber, Jr.
President and Chief Executive Officer

May   , 2007

Please Vote — Your Vote is Important

PROXY STATEMENT
FOR THE SPECIAL MEETING OF THE
HOLDERS OF COMMON STOCK OF
SEMCO ENERGY, INC.

The Board of Directors of SEMCO Energy, Inc. (“SEMCO Energy”) provides this proxy statement to you to solicit your vote on the approval of the Exchange Proposal. If the holders of our common stock, par value $1.00 per share (“Common Stock”), approve the Exchange Proposal and the other conditions to the Exchange are satisfied, each holder of our Common Stock will receive $8.15 in cash, without interest, in exchange for each outstanding share of Common Stock owned at the time of the closing of the Exchange (the “Common Stock Exchange Consideration”), and each holder of 5.00% Series B Convertible Cumulative Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”), will receive $213.07 in cash, plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest, in exchange for each outstanding share of our Series B Preferred Stock owned at the time of the closing of the Exchange (the “Preferred Stock Exchange Consideration”, and together with the Common Stock Exchange Consideration, the “Exchange Consideration”).

The Exchange cannot occur unless a majority of all votes entitled to be cast approve the Exchange Proposal. A failure to vote has the same effect as voting your shares against the Exchange Proposal. The Board of Directors has scheduled a special meeting of the holders of our Common Stock to vote on the Exchange Proposal as follows:

                             , 2007 at 10:00 a.m. (Eastern Time)

                             , Michigan

This document provides you with detailed information about the Exchange Proposal. Please see “Where You Can Find More Information” on page 64 for additional information about SEMCO Energy on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to shareholders beginning on or about          , 2007.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is May   , 2007.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE

The following questions and answers are intended to address briefly some commonly asked questions about the special meeting of holders of our Common Stock to be held for the purpose of considering and voting on the Exchange Proposal. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for additional or more detailed information.

Q1.	What is the proposed transaction?

A1.	Holders of our Common Stock are being asked to vote to approve the Exchange Proposal. Pursuant to the Exchange, each issued and outstanding share of Common Stock will be transferred by operation of law to Semco Holding Corporation (“Parent”) in exchange for the right to receive $8.15 per share in cash, without interest, and each issued and outstanding share of Series B Preferred Stock will be transferred to Parent by operation of law in exchange for the right to receive $213.07 per share in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest.

Q2.	If the Exchange is completed, what will I receive for my shares of Common Stock and Series B Preferred Stock?

A2.	After completion of the Exchange, holders of our Common Stock will receive $8.15 in cash, without interest, for each share of Common Stock they own, following surrender of their shares of Common Stock, regardless of whether they hold such shares in certificated or book-entry form. After completion of the Exchange, holders of our Series B Preferred Stock will receive $213.07 per share in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest, for each share of Series B Preferred Stock they own, following surrender of their shares of our Series B Preferred Stock, regardless of whether they hold such shares in certificated or book-entry form. As a result of the Exchange, our Common Stock will cease to be listed on the New York Stock Exchange (the “NYSE”), will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q3.	Why is the Board of Directors recommending the approval of the Exchange Proposal?

A3.	After careful consideration, our Board of Directors, based upon the unanimous recommendation of the Finance Committee of the Board of Directors (the “Finance Committee”), believes that the Exchange Proposal is advisable, fair to, and in the best interests of, SEMCO Energy and our shareholders. To review the reasons of our Board of Directors for recommending approval of the Exchange Proposal, see “The Exchange — Reasons for the Exchange.”

Q4.	When is the Exchange expected to be completed?

A4.	We are working with Cap Rock Holding toward completing the Exchange as quickly as possible. We expect to complete the Exchange promptly after receipt of approval by our shareholders at the special meeting and all necessary regulatory approvals, including those that are required by the Regulatory Commission of Alaska (the “RCA”). We currently anticipate that the Exchange will be completed by the end of 2007, assuming satisfaction or waiver of all the conditions to the Exchange. However, because the Exchange is subject to certain conditions beyond our control, the exact timing of the Exchange and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Exchange Agreement are not satisfied, the closing of the Exchange may not occur. See “The Exchange Agreement — Conditions to the Exchange.”

Q5.	Who is entitled to vote at the special meeting?

A5.	Only holders of record of our Common Stock as of the close of business on April 26, 2007, are entitled to vote at the special meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock owned by the shareholder. Although holders of our Series B Preferred Stock are entitled to notice of the special meeting, they are not entitled to vote on the Exchange Proposal at the special meeting

i

because the Board of Directors has determined that the consideration to be received by the holders of our Series B Preferred Stock has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the execution of the Exchange Agreement. Under Michigan law, a class of stock is not entitled to vote in a share exchange if the board of directors determines on a reasonable basis that such class of stock is to receive consideration under the share exchange that has a fair value that is not less than the fair value of the class of stock on the date of the adoption of a plan of share exchange.

Q6.	How many shares of Common Stock need to be represented at the meeting?

A6.	The holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the close of business on April 26, 2007, there were approximately 35,531,624 shares of Common Stock outstanding. If you vote by proxy card or in person at the special meeting, your shares will be considered part of the quorum.

Q7.	What vote is required for our holders of Common Stock to approve the Exchange Proposal?

A7.	An affirmative vote of a majority of all votes entitled to be cast by the holders of Common Stock is required to approve the Exchange Proposal.

Q8.	Have any holders of Common Stock agreed in advance to vote in favor of the approval of the Exchange Proposal?

A8.	No.

Q9.	Do I need to attend the special meeting in person in order to vote my shares?

A9.	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q10.	What do I need to do now?

A10.	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of our Common Stock as soon as possible. Please vote your shares of Common Stock by returning the enclosed proxy card or by telephone or through the Internet, even if you plan to attend the special meeting, to ensure that your shares of Common Stock are voted. Your proxy card includes detailed information on how to vote.

In order for your shares of Common Stock to be represented at the special meeting:

• you may choose to attend the special meeting in person;

•  you may choose to vote by telephone by calling toll-free 1-800-690-6903 on any touch-tone telephone with your proxy card in hand before 11:59 p.m., Eastern Time, on          , 2007, and then following the instructions provided over the phone;

•  you may choose to vote through the Internet by accessing www.proxyvote.com with your proxy card in hand before 11:59 p.m., Eastern Time, on          , 2007, and then following the instructions to obtain your records and to create an electronic voting instruction form; or

• you may choose to indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our Common Stock at the special meeting as you direct. If you are a record holder of shares and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the Exchange Proposal and the postponement or adjournment of the special meeting, if necessary. If you do not sign or send in your proxy card, or if you abstain, the effect will be a vote “AGAINST” the Exchange Proposal. Your vote is very important, regardless of the number of shares that you own.

Q11.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the Exchange Proposal?

A11.	No, your broker will not have the power to vote your shares of Common Stock with respect to the Exchange Proposal unless you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the Exchange Proposal, using the instructions provided by your broker. If you fail to instruct your broker on how to vote, that will have the effect of a vote “AGAINST” the Exchange Proposal.

Q12.	What if I hold shares in the SEMCO Energy Direct Stock Purchase and Dividend Reinvestment Plan or the SEMCO Energy 401(k) Plan?

A12.	If you are a participant in the SEMCO Energy Direct Stock Purchase and Dividend Reinvestment Plan or the SEMCO Energy 401(k) Plan, you are being sent a proxy card representing the number of shares of Common Stock in your Direct Stock Purchase and Dividend Reinvestment Plan account or your 401(k) Plan account, as well as shares of Common Stock registered in your name as of the record date for the special meeting.

Q13.	May I vote in person?

A13.	Yes. If your shares of Common Stock are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares of Common Stock in person, rather than signing and returning your proxy card or voting by telephone or through the Internet. If your shares of Common Stock are held in “street name,” you must obtain a properly executed proxy card from your broker or bank in order to attend the special meeting and vote your shares of Common Stock in person.

Even if you plan to attend the special meeting in person, however, you should still submit your proxy as soon as possible, to make sure that your vote is counted in the event that your plans to attend the special meeting in person change. Even if you submit a proxy, you will still be able to vote your shares of Common Stock in person if you attend the special meeting in person.

Q14.	What happens if I abstain from voting my shares of Common Stock or do not return my proxy card?

A14.	If you abstain from voting your shares of Common Stock or do not vote (either in person or by proxy), those actions will have the same effect as a vote “AGAINST” the Exchange Proposal. Brokers who hold shares of Common Stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q15.	Can I change my vote after I have mailed my proxy card?

A15.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing no later than at SEMCO Energy, Inc., 1411 Third Street, Suite A, Port Huron, Michigan 48060, Attention: Corporate Secretary, or by submitting a new proxy, in each case, your new proxy must be dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone or through the Internet if you do so no later than . If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions are provided, proxies will be voted “FOR” the Exchange Proposal and the postponement or adjournment of the special meeting, if necessary.

Q16.	What happens if I sell my shares of Common Stock before the special meeting?

A16.	The record date for the special meeting is earlier than the expected date of the Exchange. If you own shares of Common Stock on the record date, but transfer your shares after the record date but before the Exchange, you will retain your right to vote such shares of Common Stock at the special meeting, but the right to receive the Common Stock Exchange Consideration will pass to the person to whom you transferred your shares.

Q17.	Can I exercise dissenters’ rights in the Exchange?

A17.	No. Under Michigan law, because our Common Stock is traded on the NYSE and the Common Stock Exchange Consideration is all cash, holders of shares of Common Stock are not entitled to exercise dissenters’ rights in connection with the Exchange and will only be entitled to receive $8.15 in cash, without interest, for each share of Common Stock owned by such holders. In addition, because holders of our Series B Preferred Stock are not entitled to vote on the Exchange Proposal under Michigan law, such holders are not entitled to exercise dissenters’ rights in connection with the Exchange and will only be entitled to receive $213.07 in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest, for each share of Series B Preferred Stock owned by such holders in the event the Exchange is consummated. See “The Exchange Agreement — Dissenters’ Rights.”

Q18.	If I hold my shares in certificated form, should I send in my stock certificates now?

A18.	No. After the Exchange is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the Exchange Consideration. If you hold shares of our Common Stock in “street name,” you will automatically receive the Common Stock Exchange Consideration in exchange for your shares following the completion of the Exchange and you will not receive instructions for exchanging your shares for the Exchange Consideration.

Q19.	What other matters will be voted on at the special meeting?

A19.	At the special meeting you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, to solicit additional proxies in favor of the Exchange Proposal, if there are not sufficient votes for approval of the Exchange Proposal at the special meeting, and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q20.	What happens if the Exchange is not consummated?

A20.	If the Exchange Agreement is not approved by the holders of Common Stock or if the Exchange is not completed for any other reason, holders of Common Stock and Series B Preferred Stock will not receive any payment for their shares in connection with the Exchange. Instead, SEMCO Energy will remain an independent public company, and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, SEMCO Energy may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses. See “The Exchange Agreement — Termination Fees and Expense Reimbursement.”

Q21.	What are the U.S. federal income tax consequences of the Exchange?

A21.	The transfer of shares of our Common Stock or Series B Preferred Stock for cash will generally be a taxable event and, therefore, U.S. holders of our Common Stock or Series B Preferred Stock will recognize gain or loss for U.S. federal income tax purposes as a result of the Exchange. For more information see “The Exchange — Material U.S. Federal Income Tax Consequences of the Exchange.”

Q22.	Where can I find more information about SEMCO Energy?

A22.	SEMCO Energy files periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the Securities and Exchange Commission at www.sec.gov. For a more detailed description of the information available about SEMCO Energy, please refer to “Where You Can Find More Information” on page 64 in this proxy statement.

Q23.	Who can help answer my questions?

A23.	If you would like additional copies, without charge, of this proxy statement or have questions about the Exchange after reading this proxy statement, including the procedures for voting your shares of Common Stock, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 714-3312 or collect at (212) 269-5550. You may also contact us at SEMCO Energy, Inc., 1411 Third Street, Suite A, Port Huron, Michigan 48060, Attention: Corporate Secretary, Telephone: (810) 887-4105.

v

SUMMARY

This summary summarizes the material information in this proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about SEMCO Energy, Inc.

Unless the context otherwise indicates, the terms “SEMCO Energy,” “we,” “us” or “our” mean SEMCO Energy, Inc. and our subsidiaries. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page 64.

The Proposed Exchange (see page 12)

In the proposed transaction, upon completion of the Exchange, each issued and outstanding share of our Common Stock will be transferred to Semco Holding Corporation, which we refer to in this proxy statement as Parent, by operation of law in exchange for the right to receive $8.15 in cash per share, without interest, and each issued and outstanding share of Series B Preferred Stock will be transferred to Parent by operation of law in exchange for the right to receive $213.07 in cash per share plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest.

As a result of the Exchange, SEMCO Energy will become a wholly owned subsidiary of Parent and will cease to be an independent, publicly traded company.

The Companies (see page 9)

SEMCO Energy.  SEMCO Energy is a NYSE-listed, regulated public utility company. SEMCO Energy distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO Energy Gas Company, and, in Alaska, as ENSTAR Natural Gas Company. SEMCO Energy also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage. SEMCO Energy is incorporated in the State of Michigan. Our principal executive offices are located at 1411 Third Street, Suite A, Port Huron, Michigan 48060, and our telephone number is (810) 987-2200.

Cap Rock Holding.  Cap Rock Holding, through its regulated subsidiary, Cap Rock Energy Corporation, transmits and distributes power to residential and commercial customers in 28 counties in the State of Texas. Cap Rock Holding owns no generation facilities and instead purchases power wholesale through long-term power supply contracts. Cap Rock Holding’s headquarters are located at 500 West Wall, Suite 200, Midland, Texas 79701.

Parent.  Semco Holding Corporation is a Delaware corporation formed for the purpose of effecting the Exchange with SEMCO Energy. Semco Holding Corporation is a direct, wholly owned subsidiary of Cap Rock Holding. The executive offices of Semco Holding Corporation are located at c/o Cap Rock Holding, 500 West Wall, Suite 200, Midland, Texas 79701.

The Special Meeting (see page 9)

Date, Time and Place of the Special Meeting.  The special meeting of holders of our Common Stock is scheduled to be held as follows:

Date:	, 2007
Time:	10:00 a.m., (Eastern Time)
Place:

, Michigan

Proposals to Be Considered at the Special Meeting.  At the special meeting, holders of our Common Stock will be asked to consider and vote on the Exchange Proposal. In addition, you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, to solicit additional proxies in favor of the Exchange Proposal, if there are not sufficient votes for approval of the Exchange Proposal at the special meeting, and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date.  Our Board of Directors has fixed the close of business on April 26, 2007, as the record date for the special meeting and only holders of record of our Common Stock on the record date are entitled to vote at the special meeting. As of the close of business on April 26, 2007, there were approximately 35,531,624 shares of our Common Stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval.  Each share of our Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. A majority of the votes entitled to be cast on the Exchange Proposal, considered together, constitutes a quorum for the purpose of considering that matter. Abstentions and “broker non-votes” (as described below on page 10 of this proxy statement) will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the Exchange Proposal.

Required Vote.  Under our articles of incorporation and Michigan law, the approval of the Exchange Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the Exchange Proposal. Abstentions and “broker non-votes” will have the same effect as a vote against the Exchange Proposal.

Common Stock Ownership of Directors and Officers.  As of March 31, 2007, our directors and executive officers (as such term is defined below in “The Exchange — Interests of Directors and Executive Officers in the Exchange”) beneficially owned approximately 952,048 shares of our Common Stock, or approximately 2.64% of the shares entitled to vote at the special meeting. On a fully-diluted basis, which only includes “in-the-money” stock options, our directors and executive officers beneficially owned approximately 1,498,118 shares of our Common Stock, or approximately 4.10% of the outstanding shares on a fully-diluted basis as of March 31, 2007. Each of our directors and executive officers, other than John T. Ferris, has informed us that they will vote the shares of Common Stock owned by him or her in favor of the Exchange Proposal.

Voting and Revocation of Proxies.  You may vote your shares of Common Stock by completing, dating and signing your proxy card and mailing it in the enclosed return envelope or by voting by telephone by calling 1-800-690-6903 or through the Internet at www.proxyvote.com. You can also vote in person at the meeting, but we encourage you to submit your proxy card promptly anyway. If you hold your shares in street name and do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the approval of the Exchange Agreement.

Until the vote occurs at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 1411 Third Street, Suite A, Port Huron, Michigan 48060, Attention: Corporate Secretary; before 11:59 p.m., Eastern Time, on , 2007, or by following the instructions included on your proxy card;

•	by delivering a later dated proxy by mail in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling 1-800-690-6903 or through the Internet at www.proxyvote.com before 11:59 p.m., Eastern Time, on          , 2007. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

Exchange Consideration (see page 34)

Holders of shares of our Common Stock will be entitled to receive $8.15 in cash, without interest, in exchange for transferring to Parent each share of our Common Stock that they own at the time of the completion of the Exchange. Holders of shares of our Series B Preferred Stock will be entitled to receive $213.07 in cash per share plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest, in exchange for transferring to Parent each share of our Series B Preferred Stock that they own at the time of the completion of the Exchange. After the effective time of the Exchange, holders of our Common Stock will no longer own our Common Stock, and holders of our Series B Preferred Stock will no longer own our Series B Preferred Stock. See “The Exchange — Exchange Consideration.”

Treatment of Awards Outstanding Under Our Stock Plans (see page 34)

Stock Options.  At the effective time of the Exchange, all outstanding options to purchase shares of Common Stock will be canceled, with the holder of each such option becoming entitled to receive an amount in cash equal to the excess (if any) of $8.15 per share over the exercise price per share of our Common Stock subject to such option, multiplied by the number of shares of our Common Stock subject to such option, less any withholding taxes, without interest. All outstanding options to purchase shares of Common Stock which have an exercise price equal to or greater than $8.15 per share will be canceled at the effective time of the Exchange.

Restricted Stock Units and Restricted Share Awards.  At the effective time of the Exchange, all outstanding restricted stock units and restricted share awards of our Common Stock will vest, all restrictions upon such shares will lapse, and each outstanding restricted stock unit and restricted share award will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Director Shares and Directors Stock Units.  At the effective time of the Exchange, each outstanding director share and director stock unit will be converted into the right to receive $8.15 in cash per share, less any withholding taxes, without interest.

Performance Share Units.  At the effective time of the Exchange, each outstanding performance share unit will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Recommendation of the Finance Committee and Our Board of Directors (see page 18)

Finance Committee.  The Finance Committee of our Board of Directors, acting with the assistance of its own legal and financial advisors and our legal and financial advisors, evaluated and negotiated the Exchange Proposal, including the terms and conditions of the Exchange Agreement with Cap Rock Holding and Parent. At the time of these activities, the Finance Committee was comprised of four directors who were neither officers nor employees of SEMCO Energy and who met the NYSE criteria as “independent directors.” The Finance Committee unanimously (1) determined that the Exchange Proposal is advisable, fair to, and in the best interest of, SEMCO Energy and its shareholders and (2) recommended to the Board of Directors that it approve the Exchange and the Exchange Agreement and recommend to holders of our Common Stock that they approve the Exchange Agreement. See “The Exchange — Recommendation of the Finance Committee and Our Board of Directors.”

Board of Directors.  After careful consideration, our Board of Directors, acting upon the unanimous recommendation of the Finance Committee:

•	determined that the Exchange and the Exchange Agreement are advisable, fair to, and in the best interests of, us and our shareholders;

•	approved and adopted the Exchange and the Exchange Agreement; and

•	recommended that holders of our Common Stock vote to approve the Exchange and the Exchange Agreement.

For a discussion of the material reasons considered by our Board of Directors in reaching its conclusions, see “The Exchange — Reasons for the Exchange.” Our Board of Directors did not assign relative weight to any of the reasons. In addition, our Board of Directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of our Board of Directors may have given different weight to different reasons. See “The Exchange — Recommendation of the Finance Committee and Our Board of Directors.”

Opinions of Our Financial Advisors (see page 22)

Credit Suisse Securities (USA) LLC.  In connection with the Exchange, our financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), delivered an opinion, dated February 22, 2007, to our Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion, of the Common Stock Exchange Consideration. The full text of Credit Suisse’s written opinion is attached to this proxy statement as Annex B. Holders of Common Stock are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to our Board of Directors for its information in connection with its evaluation of the Common Stock Exchange Consideration from a financial point of view, does not address any other aspect of the proposed Exchange and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Exchange.

BB&T Capital Markets.  BB&T Capital Markets (“BB&TCM”), as financial advisor to the Finance Committee of our Board of Directors, delivered its opinion to our Board of Directors, dated February 22, 2007, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions and limitations described in its opinion, the Common Stock Exchange Consideration was fair, from a financial point of view, to such holders. BB&TCM also delivered a separate opinion to our Board of Directors, dated February 22, 2007, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions and limitations described in its opinion that the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the opinion. The full text of BB&TCM’s written opinion regarding the Common Stock is attached as Annex C to this proxy statement. The full text of BB&TCM’s written opinion regarding the Series B Preferred Stock is attached as Annex D to this proxy statement. BB&TCM provided its opinions for the information and assistance of our Board of Directors in connection with its consideration of the transaction. BB&TCM’s opinions are not a recommendation as to how any holder of shares of Common Stock should vote on the Exchange Proposal or act with respect to any matters relating to the Exchange. We urge you to, and you should, read each of the BB&TCM opinions in their entirety.

Financing and Debt Tender Offers (see page 42)

The Exchange is not conditioned upon any financing arrangements. Cap Rock Holding and Parent have received an equity commitment letter from Lindsay Goldberg & Bessemer II L.P. and its affiliated investment partnerships (collectively, “LGB”), which owns a controlling interest in Cap Rock Holding, pursuant to which, subject to the conditions contained in such commitment, LGB has agreed to fund or cause to be funded to Parent all cash necessary for Parent to pay the Exchange Consideration. Cap Rock Holding has provided us with a debt commitment letter that it received in connection with the execution of the Exchange Agreement pursuant to which RBC Capital Markets has committed, subject to certain specified conditions, to provide debt financing through new credit facilities in the aggregate amount of $525.0 million. Funds from the debt commitment are expected to be used to refinance certain of our indebtedness at closing. Funding of the equity commitment and debt financing is subject to the satisfaction of conditions set forth in the commitment letters. We have agreed, upon the request of Parent, to commence offers to purchase with respect to all of the outstanding aggregate principal amount of our 7 3/4% Senior Notes due 2013 and 7 1/8% Senior Notes due 2008.

Interests of Directors and Executive Officers in the Exchange (see page 34)

Members of our Board of Directors and certain of our executive officers have various interests in the Exchange described in this section that may be in addition to, or different from, the interests of our shareholders generally. You should keep the existence of these interests in mind when considering the recommendation of our Board of Directors for the approval of the Exchange Proposal. The members of our Board of Directors were aware of these interests and considered them at the time they approved the Exchange Proposal.

Material U.S. Federal Income Tax Consequences of the Exchange (see page 43)

The Exchange will be a taxable transaction for U.S. holders of our Common Stock and Series B Preferred Stock. As a result, the transfer of your shares of Common Stock or Series B Preferred Stock for cash in the Exchange will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. You should consult your own tax advisor as to the specific tax consequences to you of the Exchange, including the applicable federal, state, local and foreign tax consequences of the Exchange. For more information see “The Exchange — Material U.S. Federal Income Tax Consequences of the Exchange.”

Regulatory and Antitrust Approvals (see page 43)

Prior to the closing of the Exchange, Cap Rock Holding must receive a final order from the RCA approving its application to acquire an indirect controlling interest in our ENSTAR division which is a public utility in Alaska. This application was filed with the RCA on April 9, 2007. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission, the Exchange may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired. On April 17, 2007, SEMCO Energy and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. On April 27, 2007, the FTC granted early termination of the waiting period under the HSR Act.

Restrictions on Solicitation of Other Offers (see page 52)

Go-Shop Period.  From the execution of the Exchange Agreement until 11:59 p.m., New York time, on March 29, 2007 (which we sometimes refer to as the “go-shop” period), we and our representatives were permitted to solicit, initiate or encourage a company takeover proposal (including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements), and participate in discussions or negotiations regarding, or take any other action to facilitate a superior company takeover proposal. In certain circumstances, we were permitted to continue to enter into and maintain discussions with respect to any person that our Board of Directors has, prior to the end of the go-shop period, determined to have made a superior company proposal (which we sometimes refer to as an “extension party”) until the later of the end of the go-shop period and 11:59 p.m., New York time, on the tenth calendar day following the day on which our Board of Directors made such determination (which we sometimes refer to as the “extension period”). We agreed to pay Parent a termination fee of $7.0 million if (i) we terminated the Exchange Agreement prior to the end of the go-shop period in order to enter into an agreement to implement a superior company proposal, or (ii) we terminated the Exchange Agreement prior to the end of an extension period in order to enter into an agreement to implement a superior company proposal made by an extension party. See “The Exchange — Background of the Exchange” for a description of the activities undertaken by the Company and Credit Suisse during the “go-shop” period.

After the Go-Shop Period.  After the end of the go-shop period until the effective time of the Exchange, we and our representatives have agreed not to:

•	directly or indirectly solicit, initiate or encourage the submission of any company takeover proposal;

•	enter into any agreement with respect to any company takeover proposal (other than in connection with a termination of the Exchange Agreement in order to implement a superior company proposal);

•	directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any company takeover proposal (other than with an extension party during an extension period); or

•	take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal.

In addition, we have agreed that neither our Board of Directors nor any committee thereof will (i) withdraw or modify (in a manner adverse to Parent) or propose publicly to withdraw or modify, its approval or recommendation of the Exchange Agreement or the Exchange, (ii) approve any letter of intent or agreement relating to a company takeover proposal or (iii) approve or recommend or propose publicly to approve or recommend a company takeover proposal.

Notwithstanding these restrictions, at any time prior to the receipt of the requisite approval of the holders of Common Stock, we and our representatives are permitted to furnish information regarding us and our subsidiaries to, and participate in discussions and negotiations with, a third party making a bona fide unsolicited written company takeover proposal if a majority of the disinterested members of our Board of Directors determines in good faith, after consultation with our outside counsel and independent financial advisors, that such company takeover proposal is or could reasonably be expected to result in a superior company proposal and determines in good faith, after consultation with our outside counsel, that the failure to furnish information and negotiate with such third party would be inconsistent with the fiduciary obligations of our Board of Directors and subject to additional conditions. In addition, our Board of Directors may withdraw or modify its approval or recommendation prior to the receipt of the requisite approval of the holders of Common Stock if a majority of the disinterested members of our Board of Directors determines in good faith, after consultation with our outside counsel, that it is necessary to do so in connection with a superior company proposal in order to be consistent with its fiduciary obligations.

Conditions to the Exchange (see page 51)

Before we can complete the Exchange, a number of conditions must be satisfied or waived (to the extent permitted). These conditions include, among others:

•	the receipt of the requisite approval of the Exchange Agreement by the holders of Common Stock;

•	the absence of any temporary judgment or order issued by any court of competent jurisdiction or other law (whether enacted before or after the date of the Exchange Agreement) preventing the consummation of the Exchange shall be in effect;

•	the receipt of various regulatory approvals, including the approval of the RCA;

•	the truthfulness and correctness (without giving effect to any materiality or material adverse effect qualification) of our representations and warranties as of the closing date of the Exchange, except to the extent such representations and warranties expressly relate to an earlier date and except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a company material adverse effect (as such term is defined below under “The Exchange Agreement — Material Adverse Effect”;

•	the performance in all material respects of the obligations to be performed by us or Parent under the Exchange Agreement at or prior to the closing date;

•	the absence of certain proceedings and legal prohibitions relating to the Exchange;

•	the proposal by our Board of Directors to the record holders of Common Stock as of immediately following the effective time of the Exchange that we amend and restate our articles of incorporation in the form attached to the Exchange Agreement effective as of the Effective Time of the Exchange; and

•	Parent shall have assumed the obligations under one of our lease agreements to the extent required thereunder.

Termination of Exchange Agreement (see page 54)

We and Parent may mutually agree in writing to terminate the Exchange Agreement without completing the Exchange at any time. The Exchange Agreement may also be terminated in certain other circumstances including:

•	by either Parent or us if:

•	the Exchange is not consummated on or before February 22, 2008, or August 22, 2008, if the only unsatisfied condition as of February 22, 2008 is the receipt of required antitrust or regulatory approvals; so long as the failure of the Exchange to be consummated by the applicable date is not the result of any action or failure to take action by a party or a breach of the Exchange Agreement by the party seeking to terminate;

•	any governmental entity issues a final and non-appealable order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Exchange;

•	the holders of our Common Stock do not vote to approve the Exchange Agreement and the Exchange at the special meeting or any adjournment or postponement thereof; or

•	certain regulatory approval conditions are not satisfied (see “Exchange Agreement — Conditions to the Exchange”).

•	by us if:

•	Parent or Cap Rock Holding breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Exchange Agreement in a manner that would give rise to the failure of certain conditions to closing and the breach or failure to perform cannot be or has not been cured within the required cure period; or

•	the termination is effected prior to obtaining shareholder approval in order to enter into an agreement with respect to a superior proposal if certain conditions set forth in the Exchange Agreement are satisfied including the payment to Parent of the termination fee and reimbursement of Parent’s expenses as required under the Exchange Agreement.

•	by Parent if:

•	we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the Exchange Agreement which would give rise to the failure of certain conditions to closing and the breach or failure to perform cannot be or has not been cured within the required cure period; or

•	our Board of Directors adversely withdraws or modifies or proposes publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Exchange Agreement or the Exchange; approves or recommends, or proposes to approve or recommend, an alternative company takeover proposal; or fails to reaffirm publicly and unconditionally its recommendation to our shareholders that they approve the Exchange Agreement when requested to do so by Parent.

Termination Fees and Expense Reimbursement (see page 55)

By Us.  If the Exchange Agreement is terminated under certain circumstances after the end of the go-shop period other than to enter into an agreement with an extension party during the extension period:

•	we will be obligated to pay Parent a termination fee of $15.5 million; and

•	in addition to any termination fee otherwise payable, we will be obligated under certain circumstances to reimburse Parent for its reasonable out-of-pocket expenses up to an amount of $2.0 million.

By Cap Rock Holding or Parent.  If the Exchange Agreement is terminated:

•	by us as a result of Parent or Cap Rock Holding breaching or failing to perform in any material respect any of its representations, warranties or covenants, Cap Rock Holding will be obligated to pay us liquidated damages of $11.25 million; and

•	by us or Parent under certain circumstances, Cap Rock Holding will be obligated to reimburse us for our reasonable out-of-pocket expenses.

Amendment to Rights Agreement (see page 59)

In connection with the execution of the Exchange Agreement on February 22, 2007, we amended our rights agreement, dated as of April 15, 1997, as amended, with National City Bank, as rights agent, for the purpose of rendering it inapplicable to the Exchange Agreement, the Exchange and the other transactions contemplated thereby. The amendment provided that the execution of, and the consummation of the transactions contemplated by, the Exchange Agreement will not cause (1) Cap Rock Holding or Parent or any of their affiliates or associates to be deemed an acquiring person, or (2) a distribution date, share acquisition date or triggering event to be deemed to have occurred. Our rights agreement expired by its terms on April 15, 2007.

No Dissenters’ Rights in the Exchange (see page 44)

Under Michigan law, because our Common Stock is traded on the NYSE and the Common Stock Exchange Consideration is all cash, holders of our Common Stock are not entitled to exercise dissenters’ rights in connection with the Exchange. In addition, because holders of our Series B Preferred Stock are not entitled to vote on the Exchange Proposal under Michigan law, such holders are not entitled to exercise dissenters’ rights in connection with the Exchange. See “The Exchange — Dissenters’ Rights.”

Market Price and Dividend Data (see page 59)

Our Common Stock is listed on the NYSE under the symbol “SEN.” On February 22, 2007, the last full trading day prior to the public announcement of the Exchange, the closing price for our Common Stock was $6.00 per share. On          , 2007, the last full trading day prior to the date of this proxy statement, the closing price for our Common Stock was $      per share. See “Market Price and Dividend Data.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about SEMCO Energy. The Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may also be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

Statements that are not historical or current facts, including statements about beliefs and expectations are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of SEMCO Energy and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by Cap Rock Holding and Parent. Our forward-looking statements are based on management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Exchange Agreement;

•	the outcome of any legal proceedings that may be instituted against SEMCO Energy and others relating to the Exchange Agreement;

•	the inability to complete the Exchange due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the consummation of the Exchange, including the receipt of satisfactory regulatory approvals from the RCA;

•	the failure of the Exchange to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Exchange;

•	the effect of the announcement of the Exchange on our customers, key employees, operating results and business generally;

•	the ability to realize the benefits of the Exchange;

•	the amount of the costs, fees, expenses and charges related to the Exchange;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find More Information.” Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause our actual performance or results to differ materially from those expressed or implied in the statements.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the documents incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

SEMCO Energy

SEMCO Energy is a NYSE-listed, regulated public utility company. SEMCO Energy distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO Energy Gas Company, and, in Alaska, as ENSTAR Natural Gas Company. SEMCO Energy also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage. SEMCO Energy is incorporated in the State of Michigan. Our principal executive offices are located at 1411 Third Street, Suite A, Port Huron, Michigan 48060, and our telephone number is (810) 987-2200.

Cap Rock Holding

Cap Rock Holding, through its regulated subsidiary, Cap Rock Energy Corporation, transmits and distributes power to residential and commercial customers in 28 counties in the State of Texas. Cap Rock Holding owns no generation facilities and instead purchases power wholesale through long-term power supply contracts. Cap Rock Holding’s headquarters are located at 500 West Wall, Suite 200, Midland, Texas 79701.

Parent

Semco Holding Corporation is a Delaware corporation formed for the purpose of effecting the share exchange with SEMCO Energy. Semco Holding Corporation is a direct, wholly owned subsidiary of Cap Rock Holding. The executive offices of Semco Holding Corporation are located at c/o Cap Rock Holding, 500 West Wall, Suite 200, Midland, Texas 79701.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors in connection with a special meeting of holders of our Common Stock, which is referred to in this proxy statement as the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	, 2007
Time:	10:00 a.m., Eastern Time
Place:

, Michigan

Proposals to be Considered at the Special Meeting

At the special meeting, holders of our Common Stock will consider and vote on the Exchange Proposal. In addition, holders of our Common Stock may (1) vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, to solicit additional proxies in favor of the Exchange Proposal, if there are not sufficient votes for approval of the Exchange Proposal at the special meeting, and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date

Our Board of Directors has fixed the close of business on April 26, 2007, as the record date for the special meeting and only holders of record of our Common Stock on the record date are entitled to vote at the special meeting. As of the close of business on April 26, 2007, there were issued and outstanding and entitled to vote approximately 35,531,624 shares of our Common Stock.

Voting Rights; Quorum; Vote Required for Approval

Each share of our Common Stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of the holders of a majority of the issued and outstanding shares entitled to vote on the Exchange Proposal, considered together, constitutes a quorum for the purpose of considering the Exchange Proposal. Shares of our Common Stock represented at the special meeting but not voted, including shares of our Common Stock for which proxies have been received but for which shareholders have abstained and “broker non-votes” (as described below), will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares of Common Stock in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the Exchange Proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the Exchange Proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the approval of the Exchange Agreement. If you hold shares of our Common Stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Under our articles of incorporation and Michigan law, the approval of the Exchange Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the Exchange Proposal. Abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the Exchange Proposal.  Under Michigan law, a class or series of shares that would otherwise be entitled to vote as a class on a share exchange is not entitled to vote as a class if the board of directors determines on a reasonable basis that the class or series is to receive consideration under the plan of share exchange that has a fair value that is not less than the fair value of the shares of the class or series on the date of adoption of the plan. On the date of adoption of the Exchange

Agreement by our Board of Directors, the Board of Directors determined that the Preferred Stock Exchange Consideration had a fair value that was not less than the fair value of the Series B Preferred Stock on that date. As a result, holders of the Series B Preferred Stock are not entitled to vote on the Exchange Proposal.

As of March 31, 2007, our directors and executive officers beneficially owned and had the right to vote approximately 952,048 shares of our Common Stock entitling them to exercise approximately 2.64% of the voting power of our Common Stock. In addition, each of our directors and executive officers, other than John T. Ferris, has informed us that they will vote the shares of Common Stock owned by him or her in favor of the Exchange Proposal.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. The enclosed proxy card includes detailed information on how to vote by telephone at 1-800-690-6903 or through the Internet at www.proxyvote.com. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or through the Internet, if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the Exchange Proposal and the proposal to postpone or adjourn the special meeting, if necessary.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the Exchange is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Exchange Consideration.

Until the vote occurs at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 1411 Third Street, Suite A, Port Huron, Michigan 48060, Attention: Corporate Secretary; before 11:59 p.m., Eastern Time, on , 2007, or by following the instructions included on your proxy card;

•	by delivering a later dated proxy in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling 1-800-690-6903 or through the Internet at www.proxyvote.com before 11:59 p.m. on          , 2007. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the Exchange Proposal.

Postponements and Adjournments

Whether or not a quorum is present, the special meeting may be adjourned by the chairman of the special meeting for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. No notice need be given of an adjourned meeting provided that the time and place to which the meeting is adjourned are announced at the special meeting at which the adjournment is taken. However, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to notice of the new record date in accordance with our bylaws.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our Common Stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, email or other means of communication, by our officers and employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have hired D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at an anticipated cost not to exceed $6,500 plus an additional fee of $4.00 per incoming and outgoing telephone contact and telecom charges. In addition, we will reimburse reasonable out-of-pocket expenses to D.F. King & Co., Inc. for such items as mailing, copying, phone calls, faxes and other related items. In addition, we will indemnify against any losses arising out of that firm’s proxy soliciting services on our behalf, with certain exceptions.

Shareholder List

A list of shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting for the duration of the special meeting.

Questions and Additional Information

If you have any questions about the Exchange Proposal or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 714-3312 or collect at (212) 269-5550.

THE EXCHANGE

Background of the Exchange

We were founded in 1950 as Southeastern Michigan Gas Company and, through a series of transactions, are now known as SEMCO Energy, Inc. We provide natural gas service to approximately 413,000 customers, with approximately 287,000 customers in Michigan, who are served by a division known as SEMCO Energy Gas Company, and 126,000 customers in Alaska, who are served by a division known as ENSTAR Natural Gas Company. We also own and operate businesses involved in propane distribution, intrastate pipelines and natural gas storage.

Since 2003, our Board of Directors and members of management have regularly evaluated our business, operations, and long-term strategic plans and alternatives, including our prospects as an independent company. Beginning in 2003, our Board of Directors decided to focus our long-term strategic efforts on our core natural gas distribution business. This shift in strategic focus prompted efforts to market our discontinued construction services business, which was sold in September 2004, and we refocused our information technology business on meeting the needs of our natural gas distribution business, including the installation of a new customer information system for our Michigan operations in 2006.

We also have sought to achieve our current long-term strategic objective by expanding our gas distribution business in an economical manner through system improvements and the addition of customers within our existing service territories. In addition to growing our business within our existing service territories, we have sought to make acquisitions of, or investments in, natural gas distribution businesses and assets, pipelines and storage facilities that provide attractive service territories and additional economies of scale. Our ability to execute this strategy successfully has been affected by increased competition for such assets and our relatively weak financial condition characterized by high levels of outstanding debt and the relatively low trading price of our Common Stock during this period.

Our Board of Directors and management on various occasions discussed with Credit Suisse Securities (USA) LLC (“Credit Suisse”) our strategic plan and possible ways to enhance shareholder value as well as efforts to improve our financial condition, including debt refinancings and equity offerings. Credit Suisse has advised us in connection with various transactions over the last several years, including in connection with our offering of Common Stock and Series B Preferred Stock in 2005.

In 2005 and during the first six months of 2006, we received inquiries from various strategic and financial investors expressing interest in discussing potential transactions with us. During this time, our Board of Directors had concluded that it was preferable for us to remain independent and pursue our long-term strategy. Consistent with its fiduciary obligations, our Board of Directors was generally willing to consider, however, proposed transactions that it believed were in the best interests of our shareholders. None of these initiatives moved beyond the early discussion stages.

In late July 2006, we received an indication of interest regarding SEMCO Energy from Cap Rock Holding, which was informed that we were not for sale. When Cap Rock Holding continued to express interest in the potential purchase of us at a substantial premium to the then-current market price for our Common Stock, Cap Rock Holding was informed that it was free to submit any communications it might wish to make to our Board of Directors.

On August 14, 2006, Cap Rock Holding submitted a letter to our Board of Directors expressing an initial indication of interest in acquiring all of our Common Stock for a price ranging from $8.00 to $9.00 per share in cash, subject to certain conditions, including a more detailed review of data on us and our financial and operational performance and other aspects of our business. The confidential, non-binding letter expressed Cap Rock Holding’s desire to enter into a confidentiality agreement and to commence a “due diligence” review of our business. Cap Rock Holding also indicated that it would withdraw its indication of interest if we solicited other offers at that time.

On August 15, 2006, the Finance Committee of the Board of Directors, comprised of Dr. John M. Albertine (then-Chairman of our Board of Directors), Mr. Paul F. Naughton, the Chairman of the Finance Committee, Mr. Ben A. Stevens and Mr. John van Roden, Jr., held a regularly scheduled meeting, with members of management present. At this meeting, Mr. Schreiber informed the Finance Committee that he, Mr. Naughton, and Dr. Albertine had been sent an indication of interest from Cap Rock Holding dated August 14, 2006. The Finance Committee then discussed how this inquiry should be addressed, in light of the range of value suggested in the indication of interest and the fact that we had previously received inquiries from time to time from various strategic and financial investors. The Finance Committee then resolved that the Finance Committee would recommend to our Board of Directors that it conduct an evaluation of strategic alternatives for SEMCO Energy.

On August 16, 2006, our Board of Directors held a regularly scheduled meeting. At this meeting, our Board of Directors discussed the indication of interest from Cap Rock Holding and the recommendation from the Finance Committee that our Board of Directors conduct a review of various strategic alternatives which might be available to us. After deliberation, our Board of Directors concluded that it should conduct such a review and evaluation. Our Board of Directors delegated the responsibility for conducting this review and evaluation to its Finance Committee, consistent with the Finance Committee’s charter (which provides that the Finance Committee’s duties include reviewing and assessing significant proposed transactions involving SEMCO Energy).

The Finance Committee, together with members of management, interviewed three investment banking firms, including Credit Suisse, in late August 2006 to assist with the review of our strategic alternatives. The investment banking firms discussed with the Finance Committee possible strategic alternatives for us, which included: (i) executing our existing strategic plan, (ii) a sale of SEMCO Energy, (iii) a possible sale of our Alaska and Michigan assets separately, (iv) a recapitalization of SEMCO Energy, (iv) the acquisition of a smaller regional target, or (v) a strategic merger. The investment banking firms also discussed with the Finance Committee trends in the industry, such as high commodity prices and increased focus on energy conservation, which have had a negative effect on the industry’s financial performance and caused an increased focus on how revenues are collected from customers (known in the industry as “rate design”), and industry transactional activity. The Finance Committee subsequently decided to retain Credit Suisse to act as our financial advisor.

On October 10, 2006, the Finance Committee convened a meeting with members of management and representatives of Troutman Sanders and Credit Suisse present. Credit Suisse reviewed with the Finance Committee our current business and general industry trends, certain potential strategic alternatives available to us and financial aspects of the indication of interest from Cap Rock Holding. After discussion, the Finance Committee determined that the indication of interest received from Cap Rock Holding merited further consideration by our Board of Directors and resolved to recommend to our Board of Directors that we enter into a confidentiality agreement with Cap Rock Holding, among other things, to facilitate the confidential exchange of financial and operating data and other information about SEMCO Energy.

On October 25, 2006, our Board of Directors held a regularly scheduled meeting with members of management and representatives of Troutman Sanders and Credit Suisse present. The Finance Committee reported to the Board of Directors on the Finance Committee’s activities with respect to the Cap Rock Holding indication of interest. Credit Suisse reviewed with the Board of Directors the matters previously discussed with the Finance Committee on October 10, 2006, including a review of our current business and general industry trends, certain potential strategic alternatives available to us and financial aspects of the indication of interest from Cap Rock Holding. The Board of Directors discussed each of the potential strategic alternatives, including the potential benefits, risks and challenges of each alternative, and the likelihood of successfully executing each alternative. Following this discussion, a representative of Troutman Sanders reviewed with members of our Board of Directors their fiduciary obligations and the legal issues involved in deciding whether and how to proceed with a sale of SEMCO Energy. Following these discussions and based on the recommendation of the Finance Committee, our Board of Directors authorized members of management to negotiate and enter into a confidentiality agreement with Cap Rock Holding. However, our Board of Directors indicated that it was not making any decision at that time to sell SEMCO Energy and that our Board of Directors and management would continue to pursue our then-current long-term strategic plan, including a satisfactory resolution of our then-pending base rate and rate design proceeding in Michigan.

On November 7, 2006, we executed a confidentiality agreement with Cap Rock Holding to facilitate the confidential exchange of due diligence information.

From November 7, 2006 through December 13, 2006, we provided Cap Rock Holding and its advisors with legal, financial, business, regulatory, operational, and other information in accordance with the terms of the confidentiality agreement, in response to their due diligence requests, and engaged in ongoing discussions with Cap Rock Holding and its advisors relating to these areas. During this timeframe, representatives of Cap Rock Holding reviewed due diligence information relating to us, including internal forecasts prepared by our management, and participated with members of management and our advisors in various meetings and conference calls to discuss this due diligence information.

On December 14, 2006, Cap Rock Holding submitted to our Board of Directors a written offer, on a confidential, non-binding basis, to acquire pursuant to a statutory share exchange all of our Common Stock for $8.10 in cash per share and all of our Series B Preferred Stock on an as-converted basis, including associated make-whole premiums. The offer was based on a detailed review by Cap Rock Holding of our financial and operational performance, as well as other aspects of our business. The Board of Directors believed this to be a fair offer, based on its own financial and historical analysis. Although the offer was subject to the negotiation of a mutually satisfactory exchange agreement, the offer was not subject to any additional due diligence. The closing of the transaction would not be subject to a financing condition and would not be conditioned upon the conclusion of our pending base rate and rate design proceeding. Under this proposal, Cap Rock Holding’s obligation to consummate the proposed transaction would be subject to customary closing conditions, including receipt of regulatory and shareholder approvals and no material adverse change in us, and any definitive agreement would include typical representations and warranties and covenants. The offer further specified that the definitive agreement between the parties would contain a standard “no-shop” provision with a limited “fiduciary out” as well as a termination fee of $19.0 million.

On December 20, 2006, the Finance Committee convened a meeting, with Mr. Donald W. Thomason, Chairman of the Board of Directors, members of management and representatives of Troutman Sanders and Credit Suisse present. At this meeting, the Finance Committee reviewed the terms of the Cap Rock Holding offer with our advisors.

Representatives of Credit Suisse reviewed with the Finance Committee financial aspects of the proposed transaction with Cap Rock Holding. The Finance Committee identified two key areas for improvement in the Cap Rock offer; namely, an increase in the proposed $8.10 offer price and a decrease in the $19.0 million termination fee.

On December 28, 2006, our Board of Directors held a meeting to discuss the offer received from Cap Rock Holding with members of management and representatives of Troutman Sanders and Credit Suisse present. The Finance Committee provided a report to our Board of Directors and updated the directors on the activities undertaken by the Finance Committee since the receipt of the first indication of interest from Cap Rock Holding on August 14, 2006. Representatives of Troutman Sanders and Credit Suisse then reviewed with our Board of Directors the terms of the Cap Rock Holding offer.

Our Board of Directors then excused Credit Suisse from the meeting, and Mr. Schreiber recused himself from the meeting and, additionally, from any further negotiations between us and Cap Rock Holding because of Cap Rock Holding’s stated desire to retain management in connection with any transaction. Our Board of Directors then authorized the Finance Committee, either directly, through Credit Suisse or otherwise (and with the assistance of counsel), to attempt to increase the $8.10 price per share offered by Cap Rock Holding and reduce the amount of the $19.0 million termination fee and to report back to our Board of Directors on the results of any such discussions. Our Board of Directors further noted that it was not making any decision at this time to sell SEMCO Energy and that our Board of Directors and management would continue to pursue our long-term strategic plan.

On December 29, 2006, in accordance with the directives of our Board of Directors, representatives of Credit Suisse spoke with J. Russell Triedman, Chairman of the Board of Cap Rock Holding, and requested an increase in the $8.10 per share offer price and a decrease in the $19.0 million termination fee.

On January 2, 2007, Mr. Triedman informed Credit Suisse that Cap Rock Holding would agree to increase its offer price to $8.15 per share and reduce the termination fee to $9.5 million and that this offer was Cap Rock Holding’s “best and final offer.”

On January 4, 2007, the Finance Committee convened a meeting with Mr. Thomason, Peter F. Clark, our general counsel, Michael V. Palmeri, our chief financial officer, and representatives of Troutman Sanders and Credit Suisse present. Mr. Naughton reported to the Finance Committee regarding the discussions that took place between Credit Suisse and Cap Rock Holding. Mr. Naughton reported that Cap Rock Holding had agreed to increase its offer from $8.10 to $8.15 per share and to reduce the amount of the proposed termination fee from $19 million to $9.5 million. The proposed purchase price amounted to a premium over the previous day’s closing price of the Common Stock of approximately 34%. Mr. Naughton also stated that Cap Rock Holding was prepared to move forward quickly with a transaction but that this offer had been expressed as Cap Rock Holding’s “best and final offer.” The Finance Committee then discussed whether Cap Rock Holding would withdraw its offer if we decided to seek other offers or conduct a “market check” of the price per share offered by Cap Rock Holding at this time. Representatives of Credit Suisse discussed with the Finance Committee that Cap Rock Holding had indicated that soliciting other offers or undertaking a market check at this time would likely result in the withdrawal of the Cap Rock Holding offer. The Finance Committee also discussed the option of including a “go-shop” provision in the definitive agreement, that would permit us to solicit proposals for a period of time after the execution of a definitive agreement. After further discussion, the Finance Committee instructed Mr. Naughton and Credit Suisse to propose to Cap Rock Holding that the definitive agreement contain a “go-shop” provision. The Finance Committee also instructed Mr. Clark, Troutman Sanders and Credit Suisse to seek the advice of Dykema Gossett PLLC (“Dykema”), legal advisors to our Board of Directors on Michigan law matters, with respect to the terms of the “go-shop” proposal and other aspects of the proposed transaction.

Consistent with the direction of the Finance Committee and following consultation with Mr. Clark, Troutman Sanders and Dykema, Mr. Naughton and representatives of Credit Suisse spoke with representatives of Cap Rock Holding and proposed a 45-day “go-shop” period and a bifurcated termination fee of $7.5 million and $12.5 million, with the lower termination fee payable in the event that the definitive agreement was terminated in connection with a bidder participating in the “go-shop” process.

On January 6, 2007, Mr. Triedman informed Mr. Naughton and representatives of Credit Suisse that Cap Rock Holding would agree to a 35-day “go-shop” with a bifurcated termination fee of $7.0 million and $12.0 million.

This offer was made contingent on SEMCO Energy agreeing to a 30-day exclusivity agreement with Cap Rock Holding.

On January 9, 2007, our Board of Directors held a meeting where members of management and representatives of Troutman Sanders, Dykema and Credit Suisse were present. The Finance Committee and our legal and financial advisors updated our Board of Directors on the status of the negotiations with Cap Rock Holding. At this meeting, our Board of Directors was informed that Cap Rock Holding had agreed to increase its offer from $8.10 per share to $8.15 per share and had agreed to a 35-day “go-shop” period with a bifurcated termination fee of $7.0 million and $12.0 million. Credit Suisse discussed with our Board of Directors financial aspects of the offer. Representatives from Troutman Sanders and Dykema then briefed our Board of Directors on their fiduciary obligations and explained the “go-shop” provision. For the reasons he had previously explained, Mr. Schreiber then excused himself from the meeting prior to our Board of Directors discussing the Cap Rock Holding proposal further. After further discussion, our Board of Directors approved resolutions authorizing entry into an exclusivity agreement with Cap Rock Holding and authorizing the Finance Committee to negotiate the terms of a definitive agreement with Cap Rock Holding but retaining authority to approve the final version of any definitive agreement. In addition, since Mr. Thomas W. Sherman had recently rejoined the Board of Directors, the Board of Directors decided to appoint him as a member of the Finance Committee.

On January 10, 2007, we and Cap Rock Holding entered into an exclusivity agreement, which provided that we would conduct negotiations, on an exclusive basis, with Cap Rock Holding for 30 days.

Cap Rock Holding submitted its initial draft of the Exchange Agreement to us on January 12, 2007. Over the course of the next week, discussions occurred among Mr. Naughton, Mr. Clark and representatives of Troutman Sanders, Dykema and Credit Suisse regarding suggested revisions to the Exchange Agreement.

On January 22, 2007, the Finance Committee held a meeting at which Mr. Thomason, Mr. Clark, Mr. Palmeri and representatives of Troutman Sanders, Dykema and Credit Suisse were present. At this meeting, the Finance Committee engaged Dykema to serve as special counsel for the Finance Committee. Troutman Sanders would continue to serve as legal advisor to us. Representatives of Troutman Sanders and Dykema provided the Finance Committee with a detailed review of the terms of the initial draft of the Exchange Agreement as well as changes that would be proposed to the draft Exchange Agreement.

Over the next week, further negotiations were held between us and Cap Rock Holding and our respective legal and financial advisors. Cap Rock Holding distributed a revised draft of the Exchange Agreement on January 28, 2007.

On January 30, 2007, the Finance Committee convened a meeting with Mr. Clark, Mr. Palmeri and representatives of Troutman Sanders, Dykema and Credit Suisse present to receive an update on the status of the negotiations. Representatives of Dykema reviewed with the Finance Committee the revised draft from Cap Rock Holding. The Finance Committee further discussed whether it should retain another investment bank to serve as the Finance Committee’s independent financial advisor. After discussion, the Finance Committee authorized Mr. Naughton to engage in further negotiations with Cap Rock Holding regarding the terms of the Exchange Agreement and resolved that, in view of Credit Suisse’s prior work for us and Mr. Schreiber’s prior employment with Credit Suisse, the Finance Committee should pursue the engagement of an independent financial advisor for the Finance Committee.

At the direction of Mr. Naughton, Mr. Palmeri interviewed three investment banking firms during this period regarding their possible engagement as independent financial advisor for the Finance Committee. Mr. Naughton and Mr. Palmeri eventually agreed to recommend to the Finance Committee that BB&TCM be engaged to serve in this capacity. BB&TCM had performed no prior investment banking services for us.

On January 31, 2007, a meeting in person in Bloomfield Hills, Michigan occurred among, Mr. Naughton, Mr. Clark, representatives of Troutman, Dykema and Credit Suisse and representatives of Cap Rock Holding and Cravath, Swaine & Moore LLP, counsel to Cap Rock Holding (“Cravath”). At this meeting, the parties reviewed the terms of the draft Exchange Agreement, including those related to the process for the “go-shop” period, situations in which the bifurcated termination fees would be payable, timing of the shareholders’ meeting to consider the transaction, deal protection provisions, the manner and circumstances in which SEMCO Energy could accept a potential superior proposal, our request for a reverse termination fee payable to us in certain events, and conditions to closing, including those related to obtaining regulatory approval. Upon the conclusion of this meeting, Cap Rock Holding delivered a proposal on the major outstanding issues for consideration by the Finance Committee and agreed that Cap Rock Holding would not conduct any discussions with management regarding the terms of their employment until after the end of the “go-shop” period.

On January 31, 2007, an agreement in principle was reached, subject to Finance Committee approval, on an engagement letter with BB&TCM pursuant to which BB&TCM would furnish the Finance Committee with two opinions in connection with a possible sale transaction, one with respect to the fairness of the consideration to be received by the holders of our Common Stock and the other with respect to the fair value of the consideration to be received by the holders of our Series B Preferred Stock.

On February 2, 2007, the Finance Committee held a meeting with Mr. Thomason, Mr. Clark, Mr. Palmeri and representatives of Troutman Sanders, Dykema, Ashburn and Mason, our Alaska regulatory counsel, and Credit Suisse present. The Finance Committee first heard a report from Ashburn and Mason on issues related to the Alaska regulatory approval process and then received an update from Mr. Naughton on the January 31st negotiation session and the proposal from Cap Rock Holding for resolving all major outstanding issues. Mr. Naughton explained to the Finance Committee that Cap Rock Holding had raised significant issues relating to the terms of the “go-shop” and other “deal protection” matters. The Finance Committee developed a counterproposal, which included favorable changes to the “go-shop” provisions and related “deal protection” matters in exchange for bifurcated termination fees in the amount of $6.0 million and $14.0 million. The Finance Committee instructed Mr. Naughton and our advisors to deliver this counterproposal to Cap Rock Holding.

Over the next several days, further negotiations occurred among Dykema, Troutman Sanders and Cravath, pursuant to which Cap Rock Holding proposed a bifurcated termination fee of $7.0 million and $19.0 million. The parties finally agreed to a bifurcated termination fee of $7.0 million and $15.5 million. Cap Rock Holding submitted a revised draft of the agreement on February 10, 2007.

On February 12, 2007, the Finance Committee conducted a meeting with Mr. Thomason, Mr. Clark, Mr. Palmeri and representatives of Troutman Sanders, Dykema and BB&TCM present. Based on, among other things, internal forecasts prepared by our management, BB&TCM provided their preliminary financial analysis, regarding SEMCO Energy and discussed how this analysis compared to the offer received from Cap Rock Holding. Credit Suisse then joined the meeting. The Finance Committee then received an update from Mr. Naughton on the status of negotiations with Cap Rock Holding.

On February 14, 2007, our Board of Directors convened a meeting with Mr. Clark, Mr. Palmeri and representatives of Troutman Sanders, Dykema and Credit Suisse present. The Finance Committee provided our Board of Directors with an update on the negotiations with Cap Rock Holding. Our Board of Directors gave guidance to our legal and financial advisors regarding how to proceed with Cap Rock Holding on the terms of the Exchange Agreement, and, over the next several days, the parties and their respective advisors substantially finalized the terms of the Exchange Agreement.

On February 21, 2007, the Finance Committee and our Board of Directors held a joint meeting in Birmingham, Michigan. Members of management and representatives of Troutman Sanders, Dykema, Credit Suisse and BB&TCM were present. At this meeting, representatives of Troutman Sanders and Dykema reviewed with members of our Board of Directors the substantially final terms of the Exchange Agreement and their fiduciary obligations in considering and acting on the Exchange Agreement. Also at this meeting, Credit Suisse reviewed with our Board of Directors its financial analysis of the Common Stock Exchange Consideration. BB&TCM then separately reviewed with our Board of Directors its financial analysis of the Common Stock Exchange Consideration and Preferred Stock Exchange Consideration to be received in the Exchange. After considering the proposed terms of the Exchange Agreement and discussions with its and our legal and financial advisors, the Finance Committee unanimously resolved to recommend that our Board of Directors approve the Exchange Agreement and the Exchange and that our Board of Directors recommend that the holders of our Common Stock approve the Exchange Agreement.

On February 22, 2007, our Board of Directors met in Birmingham, Michigan, with members of management and representatives of Troutman Sanders, Dykema, Credit Suisse and BB&TCM present. At this meeting, Credit Suisse rendered to our Board of Directors an oral opinion, confirmed by delivery of a written opinion dated February 22, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the Common Stock Exchange Consideration to be received by holders of Common Stock was fair, from a financial point of view, to such holders. BB&TCM rendered to our Board of Directors an oral opinion, which opinion was subsequently confirmed in writing, that, as of the date of the opinion and based on and subject to the various qualifications, factors, assumptions and limitations described in its opinion, the Common Stock Exchange Consideration was fair, from a financial point of view, to such holders. In addition, BB&TCM delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors, to the effect that, as of the date of the opinion, based on and subject to various qualifications, factors, assumptions and limitations described in its opinion, the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the opinion. Upon the recommendation of the Finance Committee and after further discussion, our Board of Directors voted to approve the Exchange Agreement and the Exchange and to recommend that the holders of our Common Stock approve the Exchange Agreement. In connection with this approval, our Board of Directors determined that the consideration to be received by the holders of our Series B Preferred Stock has a fair value that is not less than the fair value of the Series B Preferred Stock as of February 22, 2007. All of the members of the Board of Directors voted in favor of the Exchange Agreement and the Exchange, other than Mr. Ferris who voted against the transactions. Mr. Ferris cited his belief that our shareholders would be better served in the long-term if SEMCO Energy remained an independent company as his reason for opposing the transaction.

On February 22, 2007, after the closing of trading on the NYSE, we, Parent and Cap Rock Holding completed and executed the Exchange Agreement.

On February 23, 2007, prior to the opening of trading on the NYSE, we issued a press release announcing the execution of the Exchange Agreement.

The 35-day “go-shop” period has expired. Prior to the announcement of the transaction with Cap Rock Holding, Credit Suisse, at the direction of our Board of Directors and the Finance Committee, identified 25 strategic buyers and 20 financial buyers believed to be capable of, and potentially interested in, consummating a transaction with us based on, among other things, financial capability, size and business and investment interests. Subsequent to the announcement of the transaction with Cap Rock Holding, we described the “go-shop” period and solicited proposals from other potential buyers in our press release announcing the execution of the Exchange Agreement and, at the direction of our Board of Directors, Credit Suisse contacted or was contacted by 49 parties, including the 45 potential buyers previously identified. During the go-shop period, each such party was given the opportunity to conduct due diligence if such party entered into a confidentiality agreement with us. Two parties entered into confidentiality agreements with us and were given access to due diligence materials in the data room established by us. As of the date of this proxy statement, no party, other than Cap Rock Holding, has submitted a proposal to pursue a transaction with us.

Recommendation of the Finance Committee and Our Board of Directors

Finance Committee

The Finance Committee of our Board of Directors, acting with the assistance of its own and our legal and financial advisors, evaluated and negotiated the Exchange Proposal, including the terms and conditions of the Exchange Agreement with Cap Rock Holding and Parent. At the time of these activities, the Finance Committee was comprised of four directors who were neither officers nor employees of SEMCO Energy and who meet the NYSE criteria for “independent directors.” The Finance Committee unanimously (1) determined that the Exchange Proposal is advisable, fair to, and in the best interest of, SEMCO Energy and its shareholders and (2) recommended to the Board of Directors that it approve the Exchange and the Exchange Agreement and recommend to holders of our Common Stock that they approve the Exchange Agreement.

Board of Directors

After careful consideration, at a meeting held on February 22, 2007, our Board of Directors, acting upon the unanimous recommendation of its Finance Committee:

•	determined that the Exchange and the Exchange Agreement are advisable, fair to, and in the best interests of, us and our shareholders;

•	approved and adopted the Exchange and the Exchange Agreement; and

•	recommended that holders of our Common Stock vote to approve the Exchange and the Exchange Agreement. See “Exchange — Background of the Exchange” for additional information on the recommendation of our Board of Directors.

Our Board of Directors recommends that you vote “FOR” the Exchange Proposal at the special meeting and the postponement or adjournment of the special meeting, if necessary.

Reasons for the Exchange

In evaluating the Exchange Proposal, our Board of Directors relied on its knowledge of our business and information provided by our officers, as well as discussions with our legal and financial advisors, and considered our and our shareholders’ short-term and long-term interests and prospects. In determining that the Exchange Proposal is advisable, fair to, and in the best interests of, us and our shareholders and in making its recommendation and in approving and adopting the Exchange Proposal, our Board of Directors considered a number of reasons, including, but not limited to, the reasons described below.

Business Considerations.  Our Board of Directors considered the following business reasons and considerations:

•	our current and historical financial condition and results of operations, including our prospects if we were to remain a publicly owned corporation and the risks inherent in remaining independent, including the ability to meet our internally prepared projections for future results of operations;

•	our Board of Directors’ view of Cap Rock Holding’s financial condition and its ability to complete the Exchange, including the absence of a financing condition to Cap Rock Holding’s and Parent’s obligation to consummate the Exchange and the equity commitment from LGB to fund or cause to be funded the Exchange Consideration;

•	the views expressed by our management regarding, among other things:

•	our financial condition, results of operations, cash flows, business and prospects, including our prospects and the uncertainties facing us if we were to remain independent;

•	the unlikelihood of achieving a higher value on a stand-alone basis in the long-term; and

•	the strategic alternatives available to us and the associated advantages and disadvantages associated with those alternatives;

•	recent trends affecting the gas distribution industry, such as increased conservation which has generally resulted in a decline in usage;

•	the impact of our current non-investment grade credit rating upon our ability to execute significant acquisitions as part of our growth strategy for a period of time;

•	the current strength and liquidity of equity and debt financing markets and the risk that such conditions could be less conducive to an acquisition of SEMCO Energy in the future;

•	the fact that LGB had provided an equity commitment that backstops the performance by Cap Rock Holding and Parent of certain payment obligations; and

•	the general desirability of our continuing as a stand-alone operating entity.

Financial Considerations.  Our Board of Directors also considered the following financial reasons and considerations:

•	the current and historical market prices of our Common Stock and the fact that the price of $8.15 per share to be paid under the Exchange Proposal represents a premium of approximately 35.8%, or $2.15, over the closing sale price of $6.00 for our Common Stock on the NYSE on February 22, 2007 (the last trading day before the public announcement that we and Cap Rock Holding and Parent had entered into the Exchange Agreement), and a premium of approximately 35.5% over the average closing price for our Common Stock for the 30 trading days ending on February 22, 2007;

•	the belief of our Board of Directors that the Exchange Consideration represented the highest consideration that Cap Rock Holding and Parent were willing to pay for our capital stock;

•	the form of consideration to be paid to our shareholders under the Exchange Proposal is cash, which will provide liquidity and certainty of value to our shareholders;

•	Credit Suisse’s opinion, including its financial presentation, dated February 22, 2007, to our Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Common Stock Exchange Consideration, as more fully described below under the caption “The Exchange — Opinions of Our Financial Advisors — Opinion of Credit Suisse Securities (USA) LLC”; and

•	BB&TCM’s opinions, including its financial presentation, each dated February 22, 2007, to our Board of Directors that, as of the date of the opinions and based upon and subject to the various qualifications, factors, assumptions and limitations described in the opinions, (a) the Common Stock Exchange Consideration was fair, from a financial point of view, to such holders, and (b) the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date thereof, each as more fully described below under the caption “The Exchange — Opinions of Our Financial Advisors — Opinion of BB&TCM.”

Procedural Considerations.  Our Board of Directors also considered certain procedural considerations including:

•	the fact that negotiations were conducted under the oversight of the Finance Committee of our Board of Directors which is comprised solely of independent directors who are not employees of SEMCO Energy and who have no financial interest in the Exchange that is different from that of the shareholders of SEMCO Energy; and

•	the fact that the Finance Committee of our Board of Directors retained and received advice from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the Exchange Agreement.

Other Transaction Considerations.  Our Board of Directors also considered certain transaction-related reasons and considerations:

•	the judgment of our Board of Directors, after reviewing strategic alternatives with the assistance of our management and financial advisors, that an alternative transaction that would provide a greater value to our shareholders was unlikely to be available;

•	the terms and conditions of the Exchange Agreement would permit us to actively solicit alternative transactions for 35 days after the execution of the Exchange Agreement, and, after such 35-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	the terms and conditions of the Exchange Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, and the specified ability of the parties to terminate the Exchange Agreement;

•	the provisions in the Exchange Agreement permitting the Board of Directors, under certain circumstances, to provide non-public information to, and engage in discussions with, third parties regarding alternative transactions and to terminate the Exchange Agreement to accept a superior company proposal, and the provisions in the Exchange Agreement permitting our Board of Directors, in the exercise of its fiduciary duties under applicable Michigan law, to terminate the Exchange Agreement in favor of a superior company proposal, subject to specified conditions, including payment to Parent of a termination fee of either $7.0 million or $15.5 million, depending on the timing and circumstances surrounding our termination of the Exchange Agreement, and up to $3.0 million of expenses;

•	the judgment of our Board of Directors that, as a percentage of the Exchange Consideration, the potential payment of either a $7.0 million or $15.5 million termination fee and up to $3.0 million of expenses was reasonable and not likely to discourage a competing bidder from making a superior company proposal;

•	the consideration by our Board of Directors, after consultation with counsel, of the likelihood that the Exchange would be approved by the requisite regulatory authorities, including the RCA, without the imposition of material conditions that would prevent or materially delay the Exchange or cause either party to exercise its right to terminate the Exchange Agreement and of the efforts of the parties required to obtain such approvals; and

•	the provisions in the Exchange Agreement favorable to our employees, including the commitment by Cap Rock Holding to maintain SEMCO Energy’s headquarters in Port Huron, Michigan for two years after closing and to preserve substantially comparable employee pay and benefits for at least two years after closing.

In its deliberations, our Board of Directors also recognized the following considerations and other potentially negative factors associated with the Exchange:

•	the fact that in order to satisfy the conditions to the closing of the Exchange, the RCA must approve Cap Rock Holding’s application for the authority to acquire an indirect controlling interest in our ENSTAR division by issuing a final order that satisfies certain requirements set forth in the Exchange Agreement and the fact that the RCA may not take action to approve this application for a significant period of time;

•	the difficulties and challenges inherent in completing the Exchange and obtaining the approval of the RCA without terms or conditions that would prevent or materially delay the Exchange or cause either party to exercise its right to terminate the Exchange Agreement or not consummate the Exchange;

•	that certain provisions of the Exchange Agreement may have the effect of discouraging proposals for alternative transactions with us, including:

•	the restriction on our ability to solicit proposals for alternative transactions after the expiration of the “go-shop” period; and

•	the requirement that we provide Cap Rock Holding and Parent information with respect to proposals for alternative transactions and a five-day period in which to match an otherwise superior company proposal before our Board of Directors may terminate the Exchange Agreement and accept the superior proposal;

•	the fact that the Exchange Agreement prohibits us from soliciting other proposals after the expiration of the “go-shop” period and obligates us to pay to Parent a termination fee of either $7.0 million or $15.5 million, depending on the timing and circumstances surrounding our termination of the Exchange Agreement, and up to $3.0 million of expenses, if we terminate the Exchange Agreement to accept and ultimately consummate a superior company proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	the fact that we are entering into an agreement with Parent, which is a newly formed entity with essentially no assets;

•	that one of our directors, Mr. Ferris, voted against the approval of the Exchange Agreement and the Exchange;

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or the pursuit of our stand-alone business plan;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the circumstances under which Parent may have the right to terminate the Exchange Agreement;

•	the fact that, pursuant to the Exchange Agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the completion of the Exchange or termination of the Exchange Agreement; and

•	the potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the Exchange and the potential effect on our business and relations with customers, service providers and other stakeholders.

During its consideration of the transaction with Cap Rock Holding and Parent described above, our Board of Directors was also aware that some of our directors and executive officers may have interests in the Exchange that are different than or in addition to those of our shareholders generally, described under “The Exchange — Interests of Directors and Executive Officers in the Exchange.”

This discussion of the information and reasons considered and given weight by our Board of Directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our Board of Directors. In view of the number and variety of these reasons, our Board of Directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. The determination to approve and adopt the Exchange Proposal was made after consideration of all of the reasons as a whole. In addition, individual members of our Board of Directors may have given different weights to different reasons in reaching their conclusions with respect to the Exchange.

Opinions of Our Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

SEMCO Energy retained Credit Suisse to act as SEMCO Energy’s financial advisor in connection with the Exchange. In connection with Credit Suisse’s engagement, SEMCO Energy requested that Credit Suisse evaluate the fairness, from a financial point of view, of the Common Stock Exchange Consideration. On February 22, 2007, at a meeting of our Board of Directors held to evaluate the Exchange, Credit Suisse rendered to our Board of Directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated February 22, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Common Stock Exchange Consideration was fair, from a financial point of view, to holders of Common Stock.

The full text of Credit Suisse’s written opinion, dated February 22, 2007, to our Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. Holders of Common Stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to our Board of Directors for its information in connection with its evaluation of the Common Stock Exchange Consideration and relates only to the fairness, from a financial point of view, of the Common Stock Exchange Consideration. Credit Suisse’s opinion does not address any other aspect of the Exchange and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Exchange. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed the Exchange Agreement as well as certain publicly available business and financial information relating to SEMCO Energy. Credit Suisse also reviewed certain other information relating to SEMCO Energy, including financial forecasts, provided to or discussed with Credit Suisse by SEMCO Energy, and met with SEMCO Energy’s management to discuss SEMCO Energy’s business and prospects. Credit Suisse also considered certain financial and stock market data of SEMCO Energy and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of SEMCO Energy. Credit Suisse also considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for SEMCO Energy which Credit Suisse reviewed, SEMCO Energy’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of SEMCO Energy’s management as to SEMCO Energy’s future financial performance. Credit Suisse also assumed, with SEMCO Energy’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Exchange, no delay, limitation, restriction or condition would be imposed that would have an adverse effect, in any respect material to Credit Suisse’s analyses, on SEMCO Energy or the Exchange and that the Exchange would be consummated in accordance with the terms of the Exchange Agreement without waiver, modification or amendment of any material term, condition or agreement. Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of SEMCO Energy’s assets or liabilities, contingent or otherwise, and Credit Suisse was not furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to the holders of Common Stock of the Common Stock Exchange Consideration provided for in the Exchange and did not address any other aspect or implication of the Exchange or any other agreement, arrangement or understanding entered into in connection with the Exchange or otherwise. Credit Suisse was not requested to, and did not, prior to the date of its opinion, solicit third party indications of interest in acquiring all or any part of SEMCO Energy; however, Credit Suisse was requested to solicit such indications of interest from potential buyers for a limited period after the date of the Exchange Agreement as permitted under its provisions. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the Exchange as compared to alternative transactions or strategies that might be available to SEMCO Energy, nor did it address the underlying business decision of SEMCO Energy to proceed with the Exchange. Except as described above, SEMCO Energy imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to our Board of Directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SEMCO Energy’s control. No company, transaction or business used in Credit Suisse’s analyses is identical or directly comparable to SEMCO Energy or the proposed Exchange, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed Exchange, which consideration was determined through negotiations between SEMCO Energy and Cap Rock Holding, and the decision to enter into the Exchange Agreement was solely that of our Board of Directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by our Board of Directors in its evaluation of the proposed Exchange and should not be viewed as determinative of the views of our Board of Directors or management with respect to the Exchange or the consideration provided for in the Exchange.

The following is a summary of the material financial analyses reviewed with our Board of Directors in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Selected Public Companies Analysis

Credit Suisse reviewed financial and stock market information of SEMCO Energy and the following 14 selected publicly traded companies involved in the natural gas distribution industry:

•	AGL Resources Inc.

•	Atmos Energy Corporation

•	Chesapeake Utilities Corporation

•	EnergySouth, Inc.

•	The Laclede Group, Inc.

•	New Jersey Resources Corporation

•	Nicor Inc.

•	Northwest Natural Gas Company

•	Piedmont Natural Gas Company, Inc.

•	South Jersey Industries, Inc.

•	Southwest Gas Corporation

•	UGI Corporation

•	Vectren Corporation

•	WGL Holdings, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as market value based on closing stock prices on February 15, 2007, plus debt, less cash, as a multiple of calendar years 2006, 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Credit Suisse also reviewed closing stock prices of the selected companies on February 15, 2007, as a multiple of calendar years 2006, 2007 and 2008 estimated earnings per share, referred to as price-to-earnings, or P/E, multiples. Credit Suisse then applied a range of selected calendar years 2006, 2007 and 2008 EBITDA and P/E multiples derived from the selected companies to corresponding data of SEMCO Energy. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of SEMCO Energy were based on internal data and estimates of SEMCO Energy’s management. This analysis indicated the following implied per share equity reference range for SEMCO Energy, as compared to the Common Stock Exchange Consideration:

Implied per Share Equity	Common Stock
Reference Range for SEMCO Energy	Exchange Consideration

$3.64 — $7.11	$8.15

Selected Transactions Analysis

Credit Suisse reviewed the transaction values of the following 14 transactions involving or related to local gas distribution companies:

Acquiror	Target

• Black Hills Corporation	• Aquila, Inc. (certain utility subsidiaries)
• GE Energy Financial Services, Inc	• Kinder Morgan, Inc. (US retail gas)
• WPS Resources Corporation	• Peoples Energy Corporation
• MDU Resources Group, Inc.	• Cascade Natural Gas Corp.
• Equitable Resources, Inc.	• Dominion Resources, Inc.
• National Grid plc	• New England Gas Company (Southern Union Company — Rhode Island assets)
• UGI Corporation	• PG Energy Inc. (Southern Union Company)
• The Empire District Electric Company	• Aquila, Inc. (Missouri — gas)
• WPS Resources Corporation	• Aquila, Inc. (Minnesota — gas)
• WPS Resources Corporation	• Aquila, Inc. (Michigan — gas)
• Macquarie Infrastructure Company Trust	• The Gas Company, L.L.C.
• IGS Utilities LLC, IGS Holdings LLC, and ArcLight Capital Partners, LLC	• Mountaineer Gas Company
• AGL Resources Inc.	• NUI Corporation
• Atmos Energy Corporation	• TXU Gas Company

Credit Suisse reviewed, among other things, transaction values in the selected transactions, as a multiple of latest 12 months EBITDA. Credit Suisse then applied a range of selected latest 12 months EBITDA multiples derived from the selected transactions to SEMCO Energy’s calendar year 2006 EBITDA and calendar year 2007 estimated EBITDA (which was included in order to take into account the EBITDA impact of SEMCO Energy’s recently settled Michigan base rate and rate design case). Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of SEMCO Energy were based on internal data and estimates of SEMCO Energy’s management. This analysis indicated the following implied per share equity reference range for SEMCO Energy, as compared to the Common Stock Exchange Consideration:

Implied per Share Equity	Common Stock
Reference Range for SEMCO Energy	Exchange Consideration

$5.47 — $8.27	$8.15

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of SEMCO Energy to calculate the estimated present value of the unlevered, after-tax free cash flows that SEMCO Energy could generate during calendar years 2007 through 2011 based on internal estimates of SEMCO Energy’s management. Credit Suisse calculated terminal values for SEMCO Energy by applying a range of terminal value EBITDA multiples of 8.0x to 9.5x to SEMCO Energy’s calendar year 2012 estimated EBITDA. The present value of the cash flows and terminal values was then calculated using discount rates ranging from 7.5% to 9.0%. These ranges of terminal EBITDA multiples and discount rates were derived taking into account, among other things, in the case of terminal EBITDA multiples, EBITDA trading multiples of SEMCO Energy and the selected public companies referred to above under “Selected Public Companies Analysis” and, in the case of discount rates, the weighted average cost of capital of the selected public companies referred to above under “Selected Public Companies Analysis.” This analysis indicated the following implied per share equity reference range for SEMCO Energy, as compared to the Common Stock Exchange Consideration:

Implied per Share Equity	Common Stock
Reference Range for SEMCO Energy	Exchange Consideration

$4.49 — $8.47	$8.15

Miscellaneous

SEMCO Energy selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Under the terms of Credit Suisse’s engagement, SEMCO Energy has agreed to pay Credit Suisse an aggregate fee of approximately $7.0 million for its financial advisory services in connection with the Exchange, $1.0 million of which was paid in connection with the execution of the Exchange Agreement and $6.0 million of which is contingent upon the consummation of the Exchange. In addition, SEMCO Energy has agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

From time to time, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to SEMCO Energy, Cap Rock Holding and LGB and its affiliates, for which services Credit Suisse and its affiliates have received, and expect to receive, compensation. In addition, Credit Suisse and certain of its affiliates and certain of their respective employees and certain private investment funds affiliated or associated with Credit Suisse and its affiliates have invested in certain affiliates of LGB, the amount of which investment is not material to Credit Suisse. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SEMCO Energy, LGB, Cap Rock Holding and any other entities that may be involved in the Exchange, as well as provide investment banking and other financial services to such companies. In addition, prior to becoming SEMCO Energy’s Chief Executive Officer and President in March 2004, Mr. Schreiber was employed by Credit Suisse.

Opinions of BB&TCM

Pursuant to an engagement letter dated January 31, 2007, the Finance Committee of the Board of Directors retained BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (referred to as BB&TCM), to render certain opinions with respect to a possible transaction with Cap Rock Holding. At the February 12, 2007 meeting of the Finance Committee of the Board of Directors, BB&TCM presented its initial findings and on February 22, 2007 BB&TCM delivered its oral opinion to the Board of Directors, which was subsequently confirmed in writing, that, as of February 22, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Common Stock Exchange Consideration is fair, from a financial point of view, to the holders of the outstanding shares of our Common Stock. BB&TCM also delivered its oral opinion to the Board of Directors, which was subsequently confirmed in writing, that, as of February 22, 2007, and based on and subject to various qualifications, factors, assumptions and limitations described in the written opinion that the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the opinion.

The full text of BB&TCM’s written opinion with respect to the Common Stock is attached as Annex C to this proxy statement, and the full text of BB&TCM’s written opinion with respect to the Series B Preferred Stock is attached as Annex D to this proxy statement. You should read these opinions carefully and in their entirety. The summary of the opinions contained herein is qualified in its entirety by the full text of the opinions. The opinions set forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by BB&TCM. The BB&TCM opinions are subject to the assumptions and conditions contained therein and are necessarily based on economic, market and other conditions and the information made available to BB&TCM as of the date of the BB&TCM opinions.

In reading the discussion of the fairness opinions set forth below, you should be aware that BB&TCM’s opinions:

•	were provided to the Finance Committee of the Board of Directors for its benefit and use;

•	did not constitute a recommendation to the Finance Committee, our Board of Directors or any shareholder as to how to vote in connection with the transaction or otherwise; and

•	did not address the underlying business decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist, the financing of the transaction or the effects of any other transaction in which SEMCO Energy might engage.

In connection with rendering its opinions, BB&TCM:

•	reviewed the Exchange Agreement and discussed with management and representatives of SEMCO Energy the proposed material terms of the Exchange Agreement;

•	reviewed, among other public information, the SEMCO Energy’s annual reports, Forms 10-K and related financial information for the fiscal years ended December 31 of each of 2003, 2004 and 2005 and the Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of SEMCO Energy furnished to BB&TCM by our management (the “Projections”);

•	met with certain members of our management to discuss SEMCO Energy’s businesses, operations, historical and projected financial results and future prospects;

•	discussed with certain advisors of SEMCO Energy the terms of the transaction;

•	reviewed the historical market prices and trading activity for our Common Stock and compared such prices and trading activity with those of certain publicly traded companies deemed to be relevant;

•	compared the financial position and results of operations of SEMCO Energy with those of certain publicly traded companies deemed to be relevant;

•	compared the proposed financial terms of the transaction with the financial terms of certain other business combinations deemed to be relevant;

•	reviewed public information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the targets’ common stock one day prior to the announcement thereof, five days prior to the announcement thereof and thirty days prior to the announcement thereof;

•	reviewed a discounted cash flow analysis of SEMCO Energy based upon the Projections; and

•	reviewed other such financial studies and analyses and performed such other investigations and took into account such other matters as BB&TCM deemed to be material or otherwise necessary or appropriate, including an assessment of regulatory, economic, market and monetary conditions.

BB&TCM relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with BB&TCM by our management or obtained by BB&TCM from public sources, including, without limitation, the Projections referred to above. With respect to the

Projections, BB&TCM relied on representations of our management that such Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to SEMCO Energy’s expected future performance. BB&TCM did not assume any responsibility for the independent verification of any such information, including, without limitation, the Projections, and BB&TCM further relied upon the assurances of our management that they are unaware of any facts that would make the information and Projections incomplete or misleading. Our Board of Directors reviewed the financial and other information provided to or discussed with BB&TCM for accuracy and completeness, and determined that BB&TCM’s reliance on such information was reasonable.

In arriving at its opinions, BB&TCM did not perform or obtain any independent appraisal of SEMCO Energy’s assets or liabilities (contingent or otherwise); nor was BB&TCM furnished with any such appraisals. BB&TCM assumed that the Exchange will be consummated in a timely manner and in accordance with the terms of the Exchange Agreement without any limitations, restrictions, conditions, delays, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SEMCO Energy. BB&TCM was not authorized to solicit, nor did it solicit, indications of interest from any party; nor did it have any discussions with any party other than SEMCO Energy with respect to a transaction involving SEMCO Energy. Furthermore, BB&TCM did not negotiate the terms of the transaction (including the amount of the Exchange Consideration) and based its opinions solely on the terms of the Exchange Agreement as negotiated by others. Except as described above, SEMCO Energy imposed no other limitations on BB&TCM with respect to the investigations made or procedures followed in rendering its opinion.

BB&TCM did not express any opinions as to the price or range of prices at which the shares of our Common Stock may trade subsequent to the announcement of the transaction.

Summary of Financial Analyses in Respect of Common Stock

The following is a brief summary of the material financial analyses performed by BB&TCM and presented to the Finance Committee and the Board of Directors in connection with rendering its fairness opinion with respect to Common Stock which is attached as Annex C.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of BB&TCM’s financial analyses.

Comparison of Transaction Consideration to Historical Stock Prices

BB&TCM compared the Common Stock Exchange Consideration to SEMCO Energy’s stock price on February 22, 2007, the 52-week high and SEMCO Energy’s stock price one month, three months, six months, one year, two years and three years preceding February 22, 2007.

The table below summarizes the analysis.

Premium/(Discount) of the Consideration to be Received by the
Common Stockholders of $8.15 per Share Relative to:

Stock Price as of February 22, 2007 of $6.00	35.8%
52-Week High of $6.53	24.8%
Stock Price One Month Prior of $6.02	35.4%
Stock Price Three Months Prior of $5.61	45.3%
Stock Price Six Months Prior of $5.75	41.7%
Stock Price One Year Prior of $5.41	50.6%
Stock Price Two Years Prior of $5.39	51.2%
Stock Price Three Years Prior of $5.83	39.8%

Premiums Paid Analysis

BB&TCM reviewed purchase price premiums paid for the stock of (1) all publicly-traded companies acquired in 2006, and (2) all publicly-traded companies acquired in 2006 in transactions valued between $100 million and $1.0 billion. In this analysis, BB&TCM measured the median purchase price premiums paid by acquirors over the prevailing stock market prices of target companies one day, five days, and 30 days prior to the announcement of the transactions. To imply a value for our Common Stock, these premiums were applied to the prices of our Common Stock for the same periods relative to the public announcement of the $8.15 per share offer price on February 23, 2007.

The premiums paid analysis of all public acquisitions announced in 2006 and the implied equity value per share based on the $6.00 per share price the day prior to the offering resulted in:

Premiums Paid Analysis — All Public Acquisitions Announced in 2006

		Implied
	Median	Equity Value
	Value	per Share

One Day Prior	21%	$7.26
Five Days Prior	23%	$7.38
30 Days Prior	28%	$7.65

The premiums paid analysis of all public acquisitions announced in 2006 valued between $100 million and $1.0 billion and the implied equity value per share based on the $6.00 per share price the day prior to the offering resulted in:

Premiums Paid Analysis — Public Acquisitions in 2006
Valued Between $100 Million and $1.0 Billion

		Implied
	Median	Equity Value
	Value	per Share

One Day Prior	20%	$7.20
Five Days Prior	23%	$7.38
30 Days Prior	27%	$7.62

The premium of the offer of $8.15 per share to holders of our Common Stock was:

Premiums Paid Analysis — SEMCO Energy

Premiums
Paid

One Day Prior	35.8%
Five Days Prior	37.0%
30 Days Prior	35.4%

Calculation of SEMCO Energy’s Equity Value and Enterprise Value in the Transaction

BB&TCM calculated the equity value and enterprise value for SEMCO Energy for purposes of analyzing the Common Stock Exchange Consideration. “Equity Value” is the consideration to be received by holders of our Common Stock of $8.15 per share (including calculating the value of in-the-money options with a deduction for the exercise prices and the value of the Series B Preferred Stock) and “Enterprise Value” is the sum of the Equity Value and SEMCO Energy’s total debt outstanding as of December 31, 2006, less SEMCO Energy’s cash balance as of such date.

BB&TCM calculated multiples of SEMCO Energy’s Enterprise Value to (i) earnings before interest, taxes, depreciation and amortization, referred to in this summary as EBITDA, for the twelve months ended December 31, 2006, referred to in this summary as LTM EBITDA, and estimated EBITDA for the year ending December, 31, 2007, referred to in this summary as 2007E EBITDA; and (ii) SEMCO Energy’s earnings before interest and taxes, referred to in this summary as EBIT, for the twelve months ended December 31, 2006, referred to in this summary as LTM EBIT, and estimated for the year ending December, 31, 2007, referred to in this summary as 2007E EBIT. BB&TCM also calculated the multiple of SEMCO Energy’s equity value to tangible book value, referred to in this summary as “Tangible Book Value”, as of December 31, 2006.

The table below summarizes the analysis.

LTM EBITDA	10.0x
2007E EBITDA	9.5x
LTM EBIT	15.2x
2007E EBIT	14.1x
Tangible Book Value	4.5x

Discounted Cash Flow Analysis

BB&TCM performed a discounted cash flow analysis based on the Projections.

The discounted cash flow analysis is based on the projected future unlevered free cash flows of SEMCO Energy, after taking into consideration capital expenditures and working capital requirements. These cash flows are discounted back to a present value at a certain rate. BB&TCM added to the present value of the unlevered cash flows the present value of a calculated terminal value, which is designed to represent SEMCO Energy’s value after the forecast period. The discounted cash flow analysis yielded an equity value range of $6.84 per share to $7.91 per share of our Common Stock with a midpoint equity value of $7.39 per share utilizing a range of discount rates (8.7% — 10.7%) and an equity value range of $6.51 per share to $8.18 per share with a midpoint equity value of $7.39 per share of our Common Stock utilizing a range of terminal EBITDA multiples (10.0x − 11.0x EBITDA). These ranges of discount rates and terminal EBITDA multiples were derived taking into account, among other things, in the case of discount rates, the weighted average cost of capital of SEMCO Energy and the capital structures of the selected public companies referred to below under “Comparable Company Analysis,” and in the case of terminal EBITDA multiples, EBITDA trading multiples of SEMCO Energy and the selected precedent transactions referred to below under “Precedent Transactions Analysis.”

Comparable Company Analysis

BB&TCM analyzed selected historical and projected operating information provided by our management, stock price performance data and valuation multiples for SEMCO Energy and compared this data to that of 14 publicly-traded companies deemed by BB&TCM to be generally comparable to SEMCO Energy. BB&TCM utilized the earnings forecasts for these companies from publicly-available data, First Call and selected Wall Street equity research reports. The publicly-traded companies with business or financial characteristics similar to SEMCO Energy and deemed generally comparable to SEMCO Energy were:

•	AGL Resources

•	Atmos Energy Corp.

•	Chesapeake Utilities Corp.

•	Delta Natural Gas Co.

•	Energysouth Inc.

•	Laclede Group, Inc.

•	New Jersey Resources Corp.

•	Nicor Inc.

•	Northwest Natural Gas Co.

•	Piedmont Natural Gas Co.

•	South Jersey Industries Inc.

•	Southwest Gas Corp.

•	Vectren Corp.

•	WGL Holdings Inc.

BB&TCM reviewed, among other things, the comparable companies’ (i) Enterprise Value as a multiple of LTM EBITDA and estimated EBITDA for the year ending December 31, 2007; (ii) Enterprise Value as a multiple of LTM EBIT and estimated EBIT for the year ending December 31, 2007; and (iii) Equity Value as a multiple of Tangible Book Value as of the most recent publicly-available detailed balance sheet. The multiples were based on closing stock prices for the comparable companies on February 22, 2007.

The table below summarizes the analysis.

	Enterprise Value /								Equity Value/
	LTM		2007E						Tangible Book
	EBITDA		EBITDA		LTM EBIT		2007E EBIT		Value

Low	7.2	x	6.9	x	11.1	x	11.4	x	1.5x
Median	9.2	x	9.0	x	13.7	x	12.2	x	2.3x
High	11.9	x	10.5	x	15.9	x	13.5	x	2.9x

BB&TCM compared the multiples implied in the transaction of 10.0x LTM EBITDA, 9.5x estimated 2007 EBITDA, 15.2x LTM EBIT, 14.1x estimated 2007 EBIT, and 4.5x Tangible Book Value with the range and median of the comparable company multiples.

Precedent Transactions Analysis

BB&TCM analyzed 10 merger and acquisition transactions involving natural gas utilities which BB&TCM deemed generally comparable to SEMCO Energy and the Exchange. Transaction values range from $420 million to $11.8 billion and include transactions closed or announced from January 1, 2003 to February 22, 2007. BB&TCM reviewed, among other things, (i) the ratio of the target companies’ enterprise value implied in the respective transactions to target companies’ LTM EBITDA and EBIT; (ii) the ratio of the target companies’ equity value implied in the respective transactions to target companies’ tangible book value as of the time of the transaction; and (iii) the purchase price premiums paid by acquirors over the prevailing stock market prices of publicly-traded acquirees one day, five days, and 30 days prior to the announcement of the transactions.

The precedent transactions in the BB&TCM analysis were:

•	MDU Resources Group, Inc.’s pending acquisition of Cascade Natural Gas Corp;

•	Babcock & Brown Infrastructure Group’s pending acquisition of Northwestern Corp.;

•	National Grid PLC’s pending acquisition of KeySpan Corp.;

•	WPS Resources Corp.’s acquisition of Peoples Energy Corp.;

•	UGI Corporation’s acquisition of PG Energy, Inc.;

•	WPS Resources Corp.’s acquisition of Minnesota Gas, Michigan Gas Utilities, Inc.;

•	AGL Resources, Inc.’s acquisition of NUI Corporation;

•	Atmos Energy Corporation’s acquisition of TXU Gas Company;

•	Piedmont Natural Gas Company, Inc.’s acquisition of North Carolina Natural Gas Corporation; and

•	ONEOK, Inc.’s acquisition of Southern Union Company (Texas Gas Distribution Assets).

The table below summarizes the analysis.

	Enterprise Value/				Equity Value/
	LTM				Tangible Book		Premiums Paid
	EBITDA		LTM EBIT		Value		1-Day	5-Day	30-Day

Low	9.2	x	10.1	x	1.0	x	1.4%	(1.3)%	6.7%
Median	10.3	x	15.7	x	2.1	x	9.5%	10.2%	15.6%
High	12.3	x	24.4	x	4.3	x	23.5%	25.7%	27.8%

BB&TCM compared the multiples implied in the transaction of 10.0x LTM EBITDA, 15.2x LTM EBIT, and 4.5x Tangible Book Value, and the 35.8%, 37.0%, and 35.4% premiums paid one day, five days, and 30 days prior to the transaction, respectively, with the range and median of the precedent transactions.

Summary of Financial Analyses in Respect of Series B Preferred Stock

The following is a brief summary of the material financial analyses performed by BB&TCM and presented to the Finance Committee and the Board of Directors in connection with rendering its opinion with respect to the Series B Preferred Stock which is attached as Annex D.

BB&TCM calculated an assumed Preferred Stock Exchange Consideration equal to $233.73 per share of Series B Preferred Stock, based upon the following calculations: (i) 26.1438 (the conversion rate of the Series B Preferred Stock into Common Stock, in accordance with the terms of the Series B Preferred Stock) multiplied by $8.15 (the Common Stock Exchange Consideration), equaling $213.07 per share of Series B Preferred Stock; plus (ii) an assumed make-whole premium of $20.66 per share calculated as of December 15, 2007.

In calculating the fair value of the Series B Preferred Stock as of the date of the opinion, BB&TCM (i) reviewed the two precedent transactions in 2006 described below, in which SEMCO Energy repurchased shares of the Series B Preferred Stock from investors; and (ii) derived a valuation range utilizing a convertible preferred security valuation analysis.

     Precedent Transactions Analysis

SEMCO Energy sold 350,000 shares of the Series B Preferred Stock to investors in March 2005. In April and May 2006, SEMCO Energy repurchased 50,884 and 59,900 shares of the Series B Preferred Stock, respectively, from investors. The table below highlights the key terms of these two repurchase transactions.

($ in thousands except per share values)	Transaction One	Transaction Two
Closing Date	4/24/2006	5/26/2006
Shares Redeemed	50,884	59,900
Notional Amount	$10,177	$11,980
Currency
Cash	$4,999	$7,588
Common (865,028 and 689,996 shares)	$4,550	$3,788

Value of Transaction	$9,549	$11,376
Implied Discount to Notional	(6.2%)	(5.0%)
Implied Value Per Share	$187.67	$189.91

     Convertible Preferred Security Valuation Analysis

BB&TCM calculated a valuation range for purposes of analyzing the Preferred Stock Exchange Consideration. In deriving a valuation range, BB&TCM took into consideration a number of factors, including, without limitation: (i) the expiration date of the Series B Preferred Stock; (ii) the price of the Common Stock; (iii) the conversion price of the Series B Preferred Stock; (iv) the risk-free interest rate; (v) the date at which SEMCO Energy has the option to call, or redeem, the Series B Preferred Stock; (vi) the expected volatility in the price of the

Common Stock; (vii) the amount and frequency of the Series B Preferred Stock dividend; and (viii) the creditworthiness of SEMCO Energy. The valuation range derived from this analysis was $175 — $242 per share.

Based upon the Preferred Stock Exchange Consideration equal to $233.73 per share; the implied values of $187.67 and $189.91 per share derived from the Precedent Transaction Analysis; and the valuation range of $175 — $242 per share derived from the Convertible Preferred Security Valuation Analysis, BB&TCM provided its opinion that states, as of February 22, 2007, that the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock.

     Miscellaneous

The preparation of a fairness opinion and an opinion such as BB&TCM’s written opinion with respect to the Series B Preferred Stock is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of BB&TCM, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the BB&TCM opinions. BB&TCM based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. BB&TCM did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the BB&TCM opinions. In arriving at its opinions, BB&TCM considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. BB&TCM arrived at its ultimate opinion, in each case, based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by BB&TCM in connection with each of its opinions operated collectively to support (i) BB&TCM’s opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock of SEMCO Energy of the Common Stock Exchange Consideration; and (ii) BB&TCM’s opinion that the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the opinion. The analyses performed by BB&TCM, particularly those based on estimates and Projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to SEMCO Energy, and none of the precedent transactions used in the precedent transactions analyses described above are identical to the Exchange. Accordingly, an analysis of publicly-traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of SEMCO Energy and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The BB&TCM opinions were just one of the many factors taken into consideration by the Finance Committee of our Board of Directors and our Board of Directors. Consequently, BB&TCM’s analyses should not be viewed as the exclusive basis for a decision of our Board of Directors with respect to the fairness, from a financial point of view, to the holders of our Common Stock of the Common Stock Exchange Consideration, nor as exclusively determinative of the decision of our Board of Directors in respect of its determination that the Preferred Stock Exchange Consideration has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of the opinion, nor as interpretive by BB&TCM of any provisions of the Michigan Business Corporation Act, Mich. Comp. Laws Ann. §§ 450.1101, et seq. Furthermore, the summary of the opinions contained herein does not constitute a recommendation to the Finance Committee, our Board of Directors or any shareholder as to how to vote in connection with the transaction or otherwise.

BB&TCM was selected by the Finance Committee of our Board of Directors to render the fairness opinions in connection with the transaction because of BB&TCM’s qualifications, expertise and reputation. BB&TCM is an internationally recognized investment banking and advisory firm. BB&TCM, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, BB&TCM and its affiliates may actively trade the equity securities of SEMCO Energy for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short term position in such securities. In addition, BB&TCM’s equity research department published research notes on SEMCO Energy from time to time in the past two years.

Pursuant to its engagement letter, the Finance Committee of our Board of Directors agreed to pay BB&TCM a total cash fee of $425,000, no part of which is contingent upon BB&TCM delivering favorable opinions or the consummation of the Exchange. In addition to these amounts, BB&TCM will be reimbursed for certain expenses incurred in connection with its engagement. The Finance Committee of our Board of Directors also agreed to indemnify BB&TCM against certain liabilities arising out of or in connection with BB&TCM’s engagement.

Exchange Consideration

As of the effective time of the Exchange, all shares of our Common Stock will be transferred by operation of law to Parent in exchange for the right to receive $8.15 in cash, without interest, and all shares of our Series B Preferred Stock will be transferred by operation of law to Parent in exchange for the right to receive $213.07 in cash per share plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest. Holders of shares of our Common Stock and Series B Preferred Stock at the time of the completion of the Exchange will cease to have any rights as shareholders, except the right to receive the Exchange Consideration.

Treatment of Awards Outstanding under Our Stock Plans

Stock Options

All outstanding options to purchase shares of Common Stock not exercised prior to the effective time of the Exchange will be canceled in the Exchange, with the holder of each such option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess (if any) of $8.15 per share over the exercise price per share of our Common Stock subject to such option, multiplied by the number of shares of our Common Stock subject to such option, less any withholding taxes, without interest. All outstanding options to purchase shares of Common Stock which have an exercise price equal to or greater than $8.15 per share will be canceled at the effective time of the Exchange.

Restricted Stock Units and Restricted Share Awards

At the effective time of the Exchange, all outstanding restricted stock units and restricted share awards of our Common Stock will vest, all restrictions upon such shares will lapse, and each outstanding restricted stock unit and restricted share award will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Director Shares and Director Stock Units

At the effective time of the Exchange, each outstanding director share and director stock unit will be converted into the right to receive $8.15 in cash per share, less any withholding taxes, without interest. Such consideration will be invested in the Interest Fund and reflected in the Annual Sub-Account (as such terms are defined in the Company’s First Amended and Restated Deferred Compensation and Stock Purchase Plan for Non-Employee Directors effective as of January 1, 2006 (the “Director Plan”)) of the director on whose behalf such director share or director stock unit is held. Such consideration and any interest accrued thereon will be paid to such director in accordance with the distribution election such director has made under the Director Plan and payment is not being accelerated solely as a result of the Exchange. Director shares and director stock units were acquired by the holders with cash director fees that the director elected to defer and invest in Common Stock.

Performance Share Units

At the effective time of the Exchange, each outstanding performance share unit will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Interests of Directors and Executive Officers in the Exchange

Members of our Board of Directors and certain of our executive officers have various interests in the Exchange described in this section that may be in addition to, or different from, the interests of our shareholders generally. You should keep this fact in mind when considering the recommendation of our Board of Directors for the approval of the Exchange Proposal. The members of our Board of Directors were aware of these interests and considered them at the time they approved the Exchange Proposal.

The following table sets forth the cash proceeds that each of our directors and Messrs. Schreiber, Palmeri, Dubay, Clark and Smotherman, to whom we refer in this proxy statement as our executive officers, would receive from the conversion of their shares of Common Stock, options to purchase Common Stock, restricted shares, restricted stock units, performance share units, director shares and director stock units on consummation of the Exchange based upon his or her holdings as of March 31, 2007:

			Weighted
			Average					Director	Total
		Stock	Exercise			Restricted	Director	Stock	Cash
	Shares	Options	Price	RSU	PSU	Shares	Shares	Units	Proceeds
Interested Party	(#)	(#)(3)	($)(3)	(#)	(#)	(#)	(#)	(#)	($)(3)

Peter F. Clark	5,031	53,871	$5.44	10,000	47,599	0	0	0	$656,223
Eugene N. Dubay	14,085	82,736	$5.30	10,000	65,235	0	0	0	$963,531
John T. Ferris(1)	151,246	3,000	$5.78	0	0	15,000	0	0	$1,362,028
Harvey I. Klein	41,618	3,000	$5.78	0	0	16,250	0	0	$478,744
Paul F. Naughton	5,352	0	—	0	0	14,750	0	0	$163,829
Michael V. Palmeri	4,907	71,907	$5.45	12,500	63,378	0	0	0	$852,644
Charles H. Podowski	0	0	—	0	0	0	0	1,599	$13,035
Edwina Rogers	5,250	0	—	0	0	14,000	0	0	$156,888
George A. Schreiber, Jr.(2)	48,012	286,586	$5.64	64,728	176,063	0	0	0	$3,071,730
Thomas W. Sherman	11,474	2,000	$4.95	0	0	0	7,836	0	$163,766
Lance S. Smotherman	6,440	44,366	$5.75	7,500	37,457	0	0	0	$525,417
Ben A. Stevens	7,000	0	—	0	0	14,000	6,348	0	$222,887
Donald W. Thomason	21,959	3,000	$5.78	0	0	17,250	6,285	0	$377,901
John van Roden, Jr.	3,500	0	—	0	0	14,000	0	0	$142,625

Total	325,874	550,466	$5.56	104,728	389,732	105,250	20,469	1,599	$9,151,248

(1)	The number of shares beneficially owned by Mr. Ferris includes 69,966 shares owned by the George T. Ferris Trust, of which Mr. Ferris is co-trustee. Mr. Ferris’ mother is the co-trustee and sole beneficiary of the Trust. Upon the death of Mr. Ferris’ mother, Mr. Ferris would own a 1/4 interest in the Trust.

(2)	The number of shares beneficially owned by Mr. Schreiber includes 10,600 shares held in a trust for the benefit of Mr. Schreiber’s children, of which Mr. Schreiber is the trustee.

(3)	The number of stock options and weighted average exercise price do not include stock options with an exercise price equal to or in excess of $8.15 per share.

Stock Options.  The options to purchase shares of Common Stock held by our directors and executive officers as part of their compensation provide for accelerated vesting and exercisability upon a change in control. The consummation of the Exchange will be a “change in control” for these options. The following directors and executive officers will receive the respective listed amounts as a result of the cancellation of their outstanding options to purchase Common Stock and the payment of an amount in cash equal to the excess (if any) of $8.15 per share over the exercise price per share at the effective time of the Exchange. For more information regarding the terms of options to purchase our Common Stock, see “The Agreement and Plan of Share Exchange — Effect of the Exchange on Options and Other Stock Awards.”

		Weighted
		Average	Aggregate
	Options	Exercise Price	Value
Interested Party	Unvested	($)	($)

Peter F. Clark	23,174	5.43	62,953
Eugene N. Dubay	28,252	5.22	82,894
John T. Ferris	0	—	—
Harvey I. Klein	0	—	—
Michael V. Palmeri	30,794	5.44	83,526
George A. Schreiber, Jr.	48,029	5.55	124,743
Thomas W. Sherman	0	—	—
Lance S. Smotherman	26,593	5.77	63,379
Donald W. Thomason	0	—	—

Restricted Stock Units.  The restricted stock units (“RSUs”) held by our executive officers as part of their compensation provide for accelerated vesting upon a change in control. The following directors and executive officers will receive the respective listed amount as a result of the conversion of their outstanding RSUs in exchange for the right to receive $8.15 per share at the effective time of the Exchange. For more information regarding the terms of our RSUs, see “The Exchange Agreement — Treatment of Awards Outstanding Under Our Stock Plans.”

Interested Party	RSUs Unvested	Aggregate Value ($)

George A. Schreiber, Jr.	14,728	120,033

Performance Share Units.  The performance share units (“PSUs”) held by our executive officers as part of their compensation provide for the immediate satisfaction of all performance criteria and the immediate award and exercisability of all PSUs upon a change in control. The following directors and executive officers will receive the respective listed amount as a result of the conversion of their outstanding PSUs in exchange for the right to receive $8.15 per unit at the effective time of the Exchange. For more information regarding the terms of our PSUs, see “The Exchange Agreement — Treatment of Awards Outstanding Under Our Stock Plans.”

Interested Party	Unvested PSUs	Aggregate Value ($)

Peter F. Clark	47,599	387,932
Eugene N. Dubay	65,235	531,665
Michael V. Palmeri	63,378	516,531
George A. Schreiber, Jr.	176,063	1,434,913
Lance S. Smotherman	37,457	305,275

Restricted Share Awards.  The restricted share awards held by certain of our non-management directors as part of their compensation provide for accelerated vesting upon a change in control. The consummation of the Exchange will be a “change in control” for these restricted shares. The next scheduled annual vesting date for restricted share awards held by our directors will occur on June 28, 2007. Therefore, if the effective date of the Exchange occurs prior to June 28, 2007, then the following directors will receive the respective listed amounts as a result of the vesting and conversion of their outstanding restricted shares in exchange for the right to receive $8.15 per share as reflected in the first two columns of the chart below. If the effective date of the Exchange occurs on or after June 28, 2007, but prior to the end of the year (as it is expected), then the applicable amounts for the indicated directors will be as reflected in the last two columns of the chart below. For more information regarding the terms of our restricted share awards, see “The Exchange Agreement — Treatment of Awards Outstanding Under Our Stock Plans.”

	Unvested Restricted		Unvested Restricted
	Share Awards prior	Aggregate	Share Awards on or	Aggregate
Director	to 6/28/2007	Value	after 6/28/2007	Value

John T. Ferris	15,000	$122,250	8,000	$65,200
Harvey I. Klein	16,250	$132,438	9,250	$75,388
Paul F. Naughton	14,750	$120,213	7,750	$63,163
Edwina Rogers	14,000	$104,589	7,000	$57,050
Ben A. Stevens	14,000	$114,100	7,000	$57,050
Donald W. Thomason	17,250	$140,588	10,250	$83,538
John van Roden, Jr.	14,000	$114,100	7,000	$57,050

Director Shares.  Under the Director Plan which provides for the issuance of director shares to our non-management directors, the director shares held by our directors become payable on the date the director ceases to serve as a director according to the following payment options: (a) lump sum upon (i) separation of service; (ii) January 1 of a specified year; or (iii) the earlier to occur of (i) or (ii); or (b) graduated annual payments of three or five years beginning upon separation of service. Accordingly, such deferred amounts will become due and payable upon a director’s ceasing to serve as a director in connection with the Exchange, or in accordance with the director’s distribution choice. It is anticipated that each non-management director will resign as a director of the SEMCO Energy effective at the effective time of the Exchange. Mr. Sherman was a director from 2002 to 2005 and deferred his director fees during that time. Mr. Sherman’s distribution began prior to his reappointment to the Board in 2006. Assuming they resign, the following directors will receive the respective listed amount as a result of the conversion of their outstanding director shares in exchange for the right to receive $8.15 per share at the effective time of the Exchange. For more information regarding the terms of our director shares, see “The Exchange Agreement — Treatment of Awards Outstanding Under Our Stock Plans.”

	Director
Interested Party	Shares	Aggregate Value ($)

Thomas W. Sherman	7,836	63,863
Ben A. Stevens	6,348	51,736
Donald W. Thomason	6,285	51,223

Director Stock Units.  Under the Director Plan which provides for the issuance of director stock units to our non-management directors, director stock units held by our directors become payable on the date the director ceases to serve as a director according to the following payment options: (a) lump sum upon (i) separation of service; (ii) January 1 of a specified year; or (iii) the earlier to occur of (i) or (ii); or (b) graduated annual payments of three or five years beginning upon separation of service. Accordingly, such deferred amounts will become due and payable upon a director’s ceasing to serve as a director in connection with the Exchange, or in accordance with the director’s distribution election. It is anticipated that each non-management director will resign as a director immediately after the effective time of the Exchange. Assuming he resigns, the following director will receive the respective listed amount as a result of the conversion of his outstanding director stock units in exchange for the right to receive $8.15 per share as a result of a consummation of the Exchange. For more information regarding the terms of our director stock units, see “The Exchange Agreement — Treatment of Awards Outstanding Under Our Stock Plans.”

	Director Stock
Interested Party	Units	Aggregate Value ($)

Charles H. Podowski	1,599	13,032

Severance Agreements.  We have severance agreements with each of our executive officers that provide for severance payments and certain other benefits if their employment terminates after a “change in control” (as defined in the severance agreements). Payments and benefits will be paid under these severance agreements only if, within twenty-four months following a change in control, the executive officer (i) is terminated involuntarily without “cause” (as defined in the agreements) and not as a result of death or disability, or (ii) terminates his or her employment voluntarily for “good reason” (as defined in the agreements). The severance agreements also provide that if (i) a change in control is consummated, (ii) the executive officer’s employment is terminated within one year prior to the date on which such consummation occurred, and (iii) it is reasonably demonstrated by the executive officer that such termination of employment (a) was at the request of a third party which had taken, or subsequently took, steps reasonably calculated to effect a change in control, or (b) otherwise arose in connection with or anticipation of a transaction which, if consummated, would constitute a change in control, then the executive officer’s termination will be deemed to have occurred with good reason after consummation of a change in control. If the executive officer is terminated for “cause” (as defined in the severance agreements) during the above-described twenty-four months following a change in control or one year prior to a change in control, the executive officer will not be eligible to receive any change in control payments and benefits as described below.

In the event of such termination following a “change in control” (as defined in the severance agreements), the executive officer will be entitled to receive the following under the severance agreements after a covered cessation of employment:

•	a lump sum severance payment;

•	continuation of certain welfare benefits (life, disability, accident and group health insurance) for three years; provided, however, if the executive officer becomes re-employed with another employer and is eligible to receive substantially similar medical and other welfare benefits under another employer’s plans, at substantially similar cost to the executive officer, then the medical and other welfare benefit coverages provided by us will be deemed secondary to such other employer medical and other welfare benefit coverages; and

•	reimbursement for outplacement services up to a total of $10,000 and all legal fees and expenses incurred in connection with the executive officer’s seeking to obtain or enforce any right or benefit provided by the severance agreement in connection with a change in control.

The lump sum severance payment under these agreements is equal to 2.99 times the sum of the executive officer’s (i) base salary plus (ii) target annual bonus, payable within sixty days following the date of termination, together with (a) the pro rata portion of the annual lump sum bonus earned by the executive officer for the year in which his or her employment is terminated, calculated based on this target annual bonus and without any other adjustment for the executive officer’s performance or otherwise, and (b) a gross-up payment in the amount that allows the executive officer to retain a gross-up payment equal to the excise tax imposed after deducting from the gross-up payment all taxes (including, without limitation, the excise tax on the payments, the excise tax on the gross-up payment, any income taxes and all interest and penalties imposed with respect to any of such taxes); provided however, if it is determined that the executive officer is entitled to a gross-up payment, but that the payments do not exceed 110% of the greatest amount that could be paid to the executive officer such that the receipt of payments would not give rise to any excise tax, then no gross-up payment will be made to the executive officer and the payments, in the aggregate, will be reduced.

The following table sets forth an estimate of the potential cash severance payments that could be payable as described above in the event the executive officer becomes entitled to the payment of severance amounts under his severance agreement following consummation of the Exchange.

	2.99 ×
	Base	Pro Rata	Unvested
	Salary plus	Portion of	Option,	Health
	Target	Annual	RSU and	and	Tax
	Annual	Lump Sum	PSU	Welfare	Gross-up
	Bonus(1)	Bonus(2)	Gain(3)	Benefits(4)	Payment(5)
Executive Officer	($)	($)	($)	($)	($)

George A. Schreiber, Jr.	2,751,000	345,000	1,680,000	39,000	1,547,000
Michael V. Palmeri	1,277,000	122,000	596,000	39,000	792,000
Gene N. Dubay	1,323,000	148,000	605,000	39,000	674,000
Peter F. Clark	1,150,000	110,000	448,000	12,000	639,000
Lance S. Smotherman	1,059,000	101,000	371,000	26,000	671,000

(1)	In addition, reimbursement for outplacement services up to a total of $10,000 and all legal fees and expenses incurred in connection with the executive officer seeking to obtain or enforce any right of benefit provided by the severance agreement in connection with a change in control is payable.

(2)	The “change of control” event is assumed to occur on December 31, 2007; thus, the pro rata portion of the annual bonus is assumed at the full target amount.

(3)	Includes the sum of the value of in-the-money options to purchase Common Stock plus unvested restricted stock units and performance share units.

(4)	Present value of health and welfare benefits are based upon current monthly election, assuming a 15% increase per year for three years.

(5)	In the event that the tax gross-up payment does not exceed 110% of the greatest amount that could be paid to the executive officer such that the receipt of payments would not give rise to any excise tax, then no tax gross-up payment will be made to the executive officer and the payments, in the aggregate, will be reduced.

In addition, the severance agreements provide that under our 2004 Supplemental Executive Retirement Plan (the “SERP”) these executive officers will receive an additional five “years of service” (as defined in the SERP) if a change of control is consummated. See “Interests of Directors and Executive Officers in the Exchange — SERP.”

SERP.  We maintain the SERP to provide supplemental retirement benefits for Messrs. Schreiber, Dubay, Palmeri, Clark and Smotherman. The SERP is a non-qualified, unfunded plan. The retirement or death benefit payable under the SERP is payable over 15 years in monthly installments equal to 1/12th of (a times b), offset by c, where:

a = a percentage (not exceeding 50%) which equals the sum of four percent during the executive officer’s first five “years of service” (as defined therein) plus three percent during the executive officer’s years of service in excess of five years of service, but not exceeding fifteen years of service.

b = the executive officer’s “base salary” (as defined in the SERP)

c = the executive officer’s monthly benefit accrued under the SEMCO Energy Non-union Retirement Plan during the time which he or she participated in that plan and the SERP, assuming that the executive officer receives such benefit in the form of a single life annuity commencing on the date that benefits begin to be paid under the SERP. Benefits generally commence when the executive officer retires (which is age 65 or at least age 55 and having completed five or more years of vested service (as defined therein), while a participant in the SERP.

The SERP contains a change in control provision that is triggered by the consummation of the Exchange. The change in control provision under the SERP requires that if within two years after a change in control, the executive officer is terminated by us for reasons other than “cause” (as defined therein) or the executive officer terminates employment for “good reason” (as defined therein), the executive officer becomes 100% vested in his or her retirement benefits, with the benefit to commence on the later of (i) the first day of the month following the executive officer’s termination of employment; or (ii) a date specified in an election form executed by the executive officer more than one year prior to the date in (i). The SERP will be amended by December 31, 2007, for compliance with Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, the above election choices of the executive officers will be administered in good faith compliance with Section 409A of the Internal Revenue Code and guidance promulgated thereunder by the Department of Treasury and the Internal Revenue Service.

These change in control features in the SERP are supplemented by additional change in control features set forth in the severance agreements with each executive officer. The severance agreements provide that on the fifth anniversary of the executive officer first being employed by us, he or she will receive an additional five “years of service” (as defined in the SERP); provided, however, if, prior to the fifth anniversary of the executive officer first being employed by us, a change in control is consummated, in lieu of the additional credited service provided above, as of the day immediately preceding the day on which such change in control transaction is consummated, the executive officer will receive an additional five years of service and will be deemed as eligible to “retire” (as defined in the SERP).

The change in control provision in the SERP also requires us within ten days of the consummation of the Exchange to fund a trust in a lump sum amount that equals (i) with respect to executive officers receiving SERP benefits at the time of the consummation of the Exchange, the amount needed to fully fund all remaining payments to the executive officer pursuant to the SERP; or (ii) with respect to executive officers not yet receiving SERP benefits at the time of the consummation of the Exchange, the lump sum amount that would be required, as of the projected future retirement at age 65 of the executive officer, to provide such executive officer with the retirement benefit at age 65 described above, assuming the executive officer remains an employee until age 65 and then retires and assuming the executive officer’s base salary immediately prior to the change in control. Upon the consummation of the Exchange, the amount required to fully fund the SERP is estimated to be $5.5 million. However, pursuant to the Exchange Agreement, we have agreed to amend the SERP to eliminate such funding requirement; provided, however, that we are not required to amend the SERP with respect to any executive officer unless Parent obtains, and provides us, with a written consent to such amendment signed by the executive officer prior to the date that is five days prior to the effective time of the Exchange.

The following table shows the estimated annual SERP benefits payable to our executive officers following the consummation of the Exchange:

		Benefit Prior to CIC(1)		Benefit on Termination After CIC(2)
		Annual			Present Value of
	Age at	Accrued	Present	Annual Accrued	Immediate
Executive Officer	12/31/2007	Benefit	Value	Benefit	Benefit(3)

Peter F. Clark	53	$52,000	$472,000	$75,000	$753,000
Eugene N. Dubay	59	$86,000	$869,000	$86,000	$869,000
Michael V. Palmeri	49	$61,000	$454,000	$84,000	$850,000
George A. Schreiber, Jr.	59	$131,000	$1,239,000	$165,000	$1,665,000
Lance S. Smotherman	51	$34,000	$278,000	$52,000	$520,000

Total			$3,312,000		$4,657,000

(1)	Amounts include pro-rata portion of extra accrual at 5 years and assumes commencement of benefit payments at age 55. Amounts shown are offset by qualified plan benefits and are not vested (except for Dubay) as of December 31, 2007.

(2)	After termination for good reason or not for cause within two years of consummation of a change in control or on voluntary retirement following first consummation of a change in control, benefits are payable commencing immediately.

(3)	Present values are based on a 5.9% discount rate.

Indemnification and Insurance.  Cap Rock Holding and Parent have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the Exchange now existing in favor of our and our subsidiaries’ current or former directors, officers, employees and agents shall survive the Exchange and shall continue in full force and effect in accordance with their terms. The Exchange Agreement requires Cap Rock

Holding and Parent to cause to be maintained for a period of not less than six years from the effective time of the Exchange, our current directors’ and officers’ insurance and indemnification policy, to the extent that it provides coverage for events occurring at or prior to the effective time of the Exchange for all persons who are covered by such policy as of the date of the Exchange Agreement, so long as the annual premium therefore would not be in excess of 250% of the last annual premium paid prior to February 22, 2007. If we would be required to expend more than 250% of the last annual premium paid prior to February 22, 2007, Cap Rock Holding and Parent will cause us to obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of the last annual premium paid prior to February 22, 2007. If the existing insurance and indemnification policy expires, is terminated or is canceled during such six-year period, Cap Rock Holding and Parent will use reasonable efforts to cause to be obtained as much insurance as can be obtained for the remainder of such period for an annualized premium not in excess of 250% of the last annual premium paid prior to February 22, 2007, on terms and conditions no less advantageous than the existing insurance. In lieu of Parent causing us to maintain the policies described above, we may elect to purchase prior to the effective time of the Exchange a six-year “tail” pre-paid policy on terms and conditions not less favorable than the current insurance.

Management Arrangements.  As of the date of this proxy statement, we have not entered into any employment arrangements with our management in connection with the Exchange, nor amended or modified any existing employment arrangements, and no discussions have taken place between Cap Rock Holding and members of our management team regarding terms of their employment following the Exchange. Cap Rock Holding has informed us that it currently intends to attempt to retain members of our senior management team following the Exchange. If Cap Rock Holding is successful in retaining senior management, it anticipates that George Schreiber, our president and chief executive officer, will continue as president and chief executive officer. Cap Rock Holding has informed us that it intends to establish equity-based incentive compensation plans for management of SEMCO Energy, a substantial portion of which is likely to be allocated to our executive officers. The size of such equity based incentive compensation plans has not yet been determined and no awards have been made or promised. Also, in connection with these discussions it is anticipated that Cap Rock Holding and members of management also will discuss obtaining such individuals’ consent to the proposed amendment to the SERP.

If agreements are reached with certain members of our senior management team, it is anticipated they would enter into new arrangements with Cap Rock Holding or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of Cap Rock Holding. In addition, it is anticipated that one member of management will serve on the Board of Directors of Cap Rock Holding. There can be no assurance that the parties will reach agreement. These matters are subject to further negotiations and discussion, and no terms or conditions of these arrangements have been discussed or finalized as of the date of this proxy statement. Any new arrangements are currently expected to be entered into at or immediately prior to the closing of the Exchange.

Finance Committee Compensation

In consideration of their services for conducting a review of our strategic alternatives and negotiating a definitive agreement with Cap Rock Holding and Parent, our Board of Directors on January 9, 2007, approved and authorized the payment of a one time fee of $25,000 to each of the members of the Finance Committee and authorized and approved the payment of an additional $25,000 to Mr. Naughton for his service as Chairman of the Finance Committee. Members of the Finance Committee have not and will not receive any compensation that is contingent on the signing of the Exchange Agreement or the consummation of the Exchange.

Health Insurance

John T. Ferris, who is a member of our Board of Directors, is eligible to participate (for himself and two dependents) in the SEMCO Energy, Inc. Natural Choices Cafeteria Medical, Dental and Vision Plans under the same terms as employee participants (including premiums and co-pays). Such eligibility will end at the end of the calendar year immediately following the effective time of the Exchange.

Long-Term Incentive Plan

On February 22, 2007, our Board of Directors approved the adoption of the Amended and Restated Short-Term Incentive Plan, effective January 1, 2007, as well as the Long-Term Incentive Plan (the “LTIP”), effective January 1, 2007, which outlines the manner in which awards are made under our 2004 Stock Award and Incentive Plan.

Financing of the Exchange and Debt Tender Offers

Equity Commitment

The Exchange is not conditioned upon any financing arrangements. Cap Rock Holding and Parent have received an equity commitment from LGB, pursuant to which, subject to the conditions contained in such commitment, LGB has agreed to fund or cause to be funded to Parent all cash necessary for Parent to pay the Exchange Consideration. In addition, LGB has agreed to fund or cause to be funded all cash necessary for Cap Rock Holding and Parent to perform their obligations under the Exchange Agreement with respect to the payment of certain termination fees and related expenses and the advancement or reimbursement of expenses incurred in connection with the debt tender offers and the procurement and consummation of the financing described in the debt commitment letters. The commitment made by LGB is not conditioned upon whether debt financing has been obtained. Cap Rock Holding and Parent have agreed to obtain a renewal or substitute equity commitment in the event that the existing equity commitment letter is terminated prior to the consummation of the Exchange. Obtaining the equity financing is not a condition to Parent’s obligation to close under the Exchange Agreement.

Debt Commitment

In addition, Cap Rock Holding has provided us a debt commitment letter from RBC Capital Markets and Royal Bank of Canada, pursuant to which RBC Capital Markets has committed, subject to certain specified conditions, to provide senior secured credit facilities in the aggregate amount of $525.0 million, consisting of a five-year $130.0 million revolving credit facility and a seven-year $395.0 million term loan facility expected to be used to refinance certain outstanding indebtedness of SEMCO Energy at the closing of the Exchange. The debt facilities are expected to be secured by the assets of SEMCO Energy and guaranteed by SEMCO Energy’s subsidiaries (other than SEMCO Gas Storage Company). The debt commitment is subject to certain conditions, many of which are customary conditions for financings of this type.

If any of the material conditions to the debt financing are not satisfied, we have no reason to believe that RBC Capital Markets would waive the conditions and provide the debt financing. If any material portion of the debt financing under the debt financing commitment becomes unavailable, Cap Rock Holding will be required to obtain alternative financing. In addition, a “change of control” of us constitutes an event of a default under our existing credit facilities. Depending on the condition of the regulated gas utility industry (and of SEMCO Energy in particular) and the debt financing market at such time, it may be difficult, or impossible, for Cap Rock Holding to obtain alternative financing on the same terms and conditions or otherwise. Nevertheless, Parent would still be obligated to complete the Exchange, since obtaining financing is not a condition to its obligation to close under the Exchange Agreement.

Debt Tender Offers

We have agreed, at the request of Parent, to commence offers to purchase with respect to all of the outstanding aggregate principal amount of our 7 3/4% Senior Notes due 2013 and 7 1/8% Senior Notes due 2008, on such terms and conditions as are requested by, and pursuant to documentation satisfactory to, Parent. Parent shall advance or reimburse us for our reasonable out-of-pocket fees and expenses incurred or reasonably expected to be incurred pursuant to these debt tender offers. The closing of the debt tender offers is not a condition to the closing of the Exchange.

Effects of the Exchange

Subject to the terms and conditions of the Exchange Agreement and in accordance with Michigan law, at the effective time of the Exchange, each issued and outstanding share of our Common Stock and Series B Preferred

Stock will be transferred by operation of law to Parent in exchange for the right to receive the Exchange Consideration. Holders of shares of our Common Stock and Series B Preferred Stock at the time of the completion of the Exchange will cease to have any rights as a shareholder, except the right to receive the Exchange Consideration.

Regulatory and Antitrust Approvals

In order to acquire a controlling interest in our ENSTAR division which is public utility in Alaska, Cap Rock Holding must file an application in the form prescribed by the RCA for the authority to acquire a controlling interest. This application was filed with the RCA on April 9, 2007. We will assist and cooperate with Cap Rock Holding during the approval process. In its application, the applicants, Cap Rock Holding and SEMCO Energy, must show that the acquisition is in the public interest. The RCA will establish a procedural schedule to consider the application and will provide individuals or entities with an interest in the proceeding an opportunity to comment on the application and intervene in the proceeding. In addition, in such proceedings, it is customary for the public advocacy section of the Attorney General’s office to intervene on behalf of the public, and customers or others may also choose to intervene. Some proceedings are resolved by stipulation without an evidentiary hearing; however, in most circumstances, the RCA will convene an evidentiary hearing before a decision is made by the RCA. Although RCA orders are final orders, these final orders are subject to reconsideration by the RCA and review by the Alaska courts. The RCA is required to act on an application to acquire a controlling interest in a utility within six months of the filing of a completed application, subject to a one-time extension of the deadline for good cause shown (not to exceed 90 days) or upon agreement of the parties to the proceeding. The Exchange Agreement provides as a condition to closing that such final order issued by the RCA must not, among other things, impose substantial or burdensome conditions. See “The Exchange Agreement — Conditions to the Exchange.”

Under the HSR Act and the rules promulgated under the HSR Act by the FTC, the Exchange cannot be completed until we and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. On April 17, 2007, SEMCO Energy and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. On April 27, 2007, the FTC granted early termination of the waiting period under the HSR Act. At any time before or after completion of the Exchange, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Exchange or seeking divestiture of substantial assets of SEMCO Energy, Cap Rock Holding or Parent. At any time before or after the completion of the Exchange, and notwithstanding the expiration or early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Exchange or seeking divestiture of substantial assets of SEMCO Energy, Cap Rock Holding or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The parties believe that the Exchange does not violate the antitrust laws of the United States or of any other jurisdiction. However, we cannot assure you that the Exchange will not be challenged on antitrust grounds or that we will prevail if a challenge is made.

Material U.S. Federal Income Tax Consequences of the Exchange

The following is a summary of U.S. federal income tax consequences to U.S. holders whose shares of our Common Stock or Series B Preferred Stock are transferred to Parent by operation of law in exchange for the right to receive cash. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This summary is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our Common Stock or Series B Preferred Stock as capital assets, and may not apply to shares of our Common Stock or Series B Preferred Stock received in connection with the exercise of employee stock options or otherwise as compensation or held as part of a straddle or conversion transaction, or to certain types of shareholders (such as investors in a pass-through entity, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, persons owning ten-percent or more of our voting shares and taxpayers subject to the market-to-market rules) who may be subject to special rules. This discussion does not address the tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The transfer of shares of our Common Stock and Series B Preferred Stock to Parent by operation of law for cash in the Exchange will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of our Common Stock are transferred to Parent in exchange for the right to receive cash in the Exchange will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $8.15 per share and the shareholder’s adjusted tax basis in each of the shares of our Common Stock surrendered. In general, a shareholder whose shares of our Series B Preferred Stock are transferred to Parent in exchange for the right to receive cash in the Exchange will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) $213.07 plus the make-whole premium to be calculated at closing per share and (ii) the shareholder’s adjusted tax basis in each of the shares of our Series B Preferred Stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). This gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the Exchange. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Backup withholding will apply to all cash payments to which a shareholder is entitled under the Exchange Proposal, unless the shareholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability as long as the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences summarized above are not intended to constitute a complete description of all tax consequences relating to the Exchange. Because individual circumstances may differ, each shareholder should consult his or her own tax advisor regarding the particular federal, state, local or foreign income tax or other tax effects to the shareholder of the Exchange.

Accounting Treatment

The Exchange will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Our Common Stock

If the Exchange is completed, our Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Dissenters’ Rights

Under Michigan law, because our Common Stock is traded on the NYSE and the Common Stock Exchange Consideration is all cash, holders of our Common Stock are not entitled to exercise dissenters’ rights in connection with the Exchange and will only be entitled to receive $8.15 in cash, without interest, for each share of Common Stock owned by such holder. In addition, because holders of our Series B Preferred Stock are not entitled to vote on the Exchange Proposal under Michigan law, such holders are not entitled to exercise dissenters’ rights in connection with the Exchange and will only be entitled to receive $213.07 in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest, for each share of Series B Preferred Stock owned by such holder in the event the Exchange is consummated.

Litigation Related to the Exchange

On April 16, 2007, a purported shareholder class action lawsuit, captioned, Advantage Investors v. John T. Ferris et. al., Case No. K07000935, was filed in the Michigan Circuit Court of the County of St. Clair, against SEMCO Energy, each of its directors and Cap Rock Holding. The complaint alleges, among other things, that the directors breached their fiduciary duties to the shareholders of SEMCO Energy and withheld information from the shareholders. The complaint also alleges that Cap Rock Holding has aided the alleged fiduciary duty breaches by the directors. The complaint seeks a declaration that the action is properly maintainable as a class action and that the plaintiff is the proper class representative, a declaration that the defendants have breached their fiduciary duties or aided such breaches, and compensatory and/or rescissory damages, reasonable costs and attorneys’ fees and other remedies.

SEMCO Energy and the directors believe that the lawsuit described above is meritless and intend to vigorously defend against the claims and allegations in the complaint. Defending these actions may require significant attention and resources of management and, regardless of the outcome, may result in significant legal expenses. Furthermore, while SEMCO Energy and the directors believe the claims made in the complaint are without merit, no assurance can be given that the purported class action lawsuit discussed above will not, among other possible outcomes, prevent or delay the closing of the Exchange.

THE EXCHANGE AGREEMENT

This section of the proxy statement describes the material provisions of the Exchange Agreement, but does not purport to describe all of the terms of the Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the Exchange Agreement because it is the primary legal document that governs the Exchange.

The Exchange Agreement has been included to provide information regarding the terms of the Exchange. The Exchange Agreement contains representations and warranties that we and Cap Rock Holding and Parent have made to each other as of the date of the Exchange Agreement or other specific dates. The assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by us and Cap Rock Holding and Parent in connection with negotiating the Exchange Agreement.

The Exchange

The Exchange Agreement provides that, upon satisfaction of the conditions to closing, (i) each issued and outstanding share of our Common Stock will be transferred to Parent in exchange for the right to receive $8.15 in cash per share, and (ii) each issued and outstanding share of our Series B Preferred Stock will be transferred to Parent in exchange for the right to receive the Preferred Stock Exchange Price (as defined below) per share. The Exchange will be effective upon the endorsement of a certificate of share exchange by the Department of Labor and Economic Growth of the State of Michigan, or at such other later time as we and Parent shall agree. We expect to complete the Exchange as promptly as practicable after our shareholders approve the Exchange Agreement and we receive the required regulatory approvals for the Exchange.

We or Parent may terminate the Exchange Agreement before the completion of the Exchange in certain circumstances, whether before or after the approval of the Exchange Proposal by our shareholders. Additional details on the termination of the Exchange Agreement are described in “— Termination of the Exchange Agreement.”

Exchange Consideration

At the effective time of the Exchange, each outstanding share of our Common Stock will be converted into the right to receive $8.15 in cash and each share of our Series B Preferred Stock will be converted into the right to receive the Preferred Stock Exchange Price. The Preferred Stock Exchange Price is defined as (i) the conversion rate (as defined in the Certificate of Designation of the Series B Preferred Stock) multiplied by $8.15, plus (ii) the make-

whole premium (as defined in the Certificate of Designation of the Series B Preferred Stock) calculated as of the closing date. After the Exchange is effective, each holder of our Common Stock or Series B Preferred Stock at the time of the completion of the Exchange will no longer have any rights with respect to these shares, except for the right to receive the Exchange Consideration.

Treatment of Awards Outstanding under Our Stock Plans

Stock Options

All outstanding options to purchase our Common Stock not exercised prior to the effective time of the Exchange will be canceled in the Exchange, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess (if any) of $8.15 per share over the exercise price per share of our Common Stock subject to such option, multiplied by the number of shares of our Common Stock subject to such stock option, less any withholding taxes, without interest. All outstanding options to purchase shares of Common Stock which have an exercise price equal to or greater than $8.15 per share will be canceled at the effective time of the Exchange.

Restricted Stock Units and Restricted Share Awards

At the effective time of the Exchange, all outstanding restricted stock units and restricted share awards of our Common Stock will vest, all restrictions upon such shares will lapse, and each outstanding restricted stock unit and restricted share award will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Director Shares and Director Stock Units

In addition, at the effective time of the Exchange, each outstanding director share and director stock unit will be converted into the right to receive $8.15 in cash per share, less any withholding taxes, without interest. Such consideration will be invested in the Interest Fund and reflected in the Annual Sub-Account (as such terms are defined in the Director Plan) of the director on whose behalf such director share or director stock unit is held. Such consideration and any interest accrued thereon will be paid to such director in accordance with the distribution election such director has made under the Director Plan.

Performance Share Units

At the effective time of the Exchange, each outstanding performance share unit will be converted into the right to receive $8.15 in cash, less any withholding taxes, without interest.

Debt Tender Offers

As soon as reasonably practicable after the execution of the Exchange Agreement, we will, at the request of Parent, commence offers to purchase with respect to all of the outstanding aggregate principal amount of our 7 3/4% Senior Notes due 2013 and our 7 1/8% Senior Notes due 2008, on such terms and conditions as are requested by, and pursuant to documentation satisfactory to, Parent. Parent shall advance or reimburse us for our reasonable out-of-pocket fees and expenses incurred or reasonably expected to be incurred pursuant to these debt tender offers. The closing of the debt tender offers is not a condition to the closing of the Exchange.

Dissenters’ Rights

Under Michigan law, our shareholders are not entitled to exercise dissenters’ rights in connection with the Exchange and will only be entitled to receive the Exchange Consideration for each share of Common Stock or Series B Preferred Stock owned by such shareholder in the event the Exchange is consummated.

Payment for the Shares

Prior to the effective time of the Exchange, Parent will designate a paying agent to make payment of the Exchange Consideration as contemplated by the Exchange Agreement and will deposit in trust with the paying agent the funds needed to pay the Exchange Consideration to our shareholders.

If you hold your shares of Common Stock or Series B Preferred Stock in certificated form, as soon as reasonably practicable after the effective time of the Exchange, the paying agent will send you a letter of transmittal and instructions advising you of the procedure to surrender your certificates in exchange for the Exchange Consideration. The paying agent will pay you your Exchange Consideration after you have (1) surrendered your certificates to the paying agent, and (2) provided to the paying agent your signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Exchange Consideration. If you hold shares in certificated form, you should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If the paying agent is to pay some or all of your Exchange Consideration to a person other than you, you must have your certificates properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

If you have lost your certificate, or if it has been stolen or destroyed, you will have to provide an affidavit attesting to that fact and, if required by Parent, post a bond in an amount that Parent reasonably directs as indemnity against any claim that may be made against it in respect of the missing certificate.

Representations and Warranties

In the Exchange Agreement, we, Cap Rock Holding and Parent each made representations and warranties relating to, among other things:

•	corporate organization, existence and standing;

•	corporate power and authority to enter into and perform obligations under, and enforceability of, the Exchange Agreement;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws and judgments;

•	required regulatory filings and consents and approvals of governmental entities;

•	information supplied for inclusion in this proxy statement or the debt tender offer documents;

•	material litigation;

•	broker’s fees; and

•	the absence of representations and warranties besides those contained in the Exchange Agreement.

In the Exchange Agreement, Cap Rock Holding and Parent also made representations and warranties relating to the delivery of the equity commitment letter and the debt commitment letter, that Parent would have available to it all funds necessary to complete the Exchange, and that as of February 22, 2007, neither Cap Rock Holding nor Parent nor any of their affiliates had entered into any agreements with any of our shareholders.

We also made representations and warranties relating to, among other things:

•	subsidiaries and equity interests;

•	capital structure;

•	the Series B Preferred Stock;

•	compliance with securities laws, the accuracy of certain documents filed with the SEC, disclosure controls and procedures and internal control over financial reporting, and that our financial statements fairly present our consolidated financial position and the absence of undisclosed liabilities;

•	the authorization of the Exchange Agreement by our Board of Directors;

•	the absence of certain changes or events since December 31, 2005;

•	tax matters;

•	absence of changes in our benefit plans;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, excess parachute payments and other employee benefit matters;

•	compliance with applicable laws and permits;

•	contracts and debt instruments;

•	title to properties and assets;

•	intellectual property matters;

•	absence of hedging activities since January 1, 2004;

•	compliance with environmental laws and regulations;

•	regulatory permits and compliance;

•	labor relations;

•	the opinions of our financial advisors; and

•	insurance matters.

Most of our representations and warranties are qualified by materiality standards, and specific exceptions to our representations and warranties are set forth in our disclosure letter. Certain of our representations and warranties are qualified by reference to our filed SEC documents. Our representations and warranties terminate at the effective time of the Exchange.

Conduct of Business Pending the Exchange

We have agreed in the Exchange Agreement that, until the effective time of the Exchange, unless permitted by the Exchange Agreement or required by law or set forth in our disclosure letter or as approved in writing by Parent, we will, and will cause our subsidiaries to, conduct our business in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use commercially reasonable efforts to preserve intact our business organization and to maintain our relationships with customers, employees, regulatory authorities, suppliers, licensors, licensees and distributors that are material to our business and others having material business dealings with us. During this period, we have agreed that we will not, without the written consent of Parent:

•	declare, set aside or pay any dividends (other than quarterly dividends on our Series B Preferred Stock);

•	split, combine or reclassify any of our capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock;

•	issue, deliver, sell or grant any shares of capital stock, voting securities, stock appreciation rights, director stock units, restricted stock units or performance stock units except for pursuant to equity awards outstanding as of the date of the Exchange Agreement and compensatory issuances to officers and directors in the ordinary course of business;

•	amend our articles of incorporation or bylaws;

•	acquire any businesses or any material assets;

•	enter into, terminate or amend any collective bargaining agreement, company benefit plan or company benefit agreement; increase the compensation, bonus or benefits or pay any bonus of any kind to any related person except for increases in cash compensation in the ordinary course of business consistent with past practice for our officers and employees; pay any material benefit or amount not required under any company benefit plan or company benefit agreement other than base salary and wages; grant or pay any change of control, retention, severance or termination compensation or benefits to any related person; or take any action to accelerate the vesting or time of payment of any compensation or benefit under any company benefit plan or company benefit agreement;

•	make any change in accounting methods except as may be required by a change in GAAP or the interpretation thereof;

•	sell, lease (as lessor), license or otherwise dispose of outside the ordinary course of business consistent with past practice, or subject to any lien (other than liens securing the credit agreement and lines of credit), any property or assets;

•	except pursuant to our current credit facilities, incur indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

•	make any new capital expenditure (other than those set forth in our budget) in excess of $4 million in the aggregate;

•	make or change any material tax election outside the ordinary course of business or settle or compromise any material tax liability or refund;

•	except pursuant to our current credit facilities, pay, discharge or satisfy any material liabilities or settle any material claims or investigations;

•	enter into any agreement or consent decree that could reasonably be expected to have a material impact on certain liabilities related to former manufactured gas production operations; or

•	authorize or commit or agree to take any of the foregoing actions.

In addition, we have agreed not to take any action that would, or that is reasonably likely to, result in any condition to the Exchange not being satisfied. We have listed in our disclosure letter certain actions which we may take during the time period between February 22, 2007 and closing of the Exchange which will not violate these covenants.

Efforts to Complete the Exchange

In the Exchange Agreement, we have agreed to a number of additional agreements, including agreements relating to:

•	recommending, through our Board of Directors, that our shareholders approve the Exchange Proposal;

•	preparing and filing this proxy statement and mailing it to our shareholders;

•	calling and holding a meeting of our shareholders to vote on the Exchange Proposal;

•	providing Cap Rock Holding and Parent and their representatives with reasonable access to information concerning our business, properties, personnel and records;

•	using reasonable best efforts to take such actions as are necessary to comply with any applicable state takeover or similar laws;

•	adopting such resolutions or taking such other actions as may be required with respect to the conversion of stock options, restricted shares, restricted stock units, performance share units, director shares and director stock units in connection with the Exchange;

•	giving Parent the opportunity to participate in any litigation regarding the proposed Exchange and related transactions and agreeing not to settle any such litigation without Parent’s consent (which may not be unreasonably withheld);

•	upon Parent obtaining the required consents from participants thereto, adopting such resolutions or taking such other actions as may be required to amend the 2004 Supplemental Executive Retirement Plan and all supplemental retirement plan agreements;

•	cooperating as reasonably requested by Cap Rock Holding and Parent in connection with the procurement and consummation of the transactions contemplated by the debt commitment letter;

•	at the request of Parent, commencing offers to purchase and related consent solicitations with respect to all the outstanding aggregate principal amount of our 7 3/4% Senior Notes due 2013 and our 7 1/8% Senior Notes due 2008; and

•	terminating our Direct Stock Purchase and Dividend Reinvestment Plan by no later than the earlier of 45 calendar days following the date of shareholder approval and five days prior to closing of the Exchange.

The Exchange Agreement also contains a number of mutual additional agreements by us and Parent, including agreements relating to:

•	cooperating and using reasonable best efforts to take, or cause to be taken, all appropriate action to consummate the Exchange and associated transactions;

•	cooperating with respect to public statements concerning the transactions contemplated by the Exchange Agreement;

•	cooperating in preparing, executing and filing any tax returns with respect to transfer taxes incurred in connection with the Exchange;

•	furnishing notice to each other of any material breach or failure to comply by such party of any representation, warranty, covenant or agreement in the Exchange Agreement; and

•	preserving the confidentiality of all information provided to each other in connection with the Exchange Proposal.

Additionally, the Exchange Agreement also contains a number of additional agreements by Cap Rock Holding and Parent, including agreements relating to:

•	providing or causing us to provide for at least two years after the effective time of the Exchange to employees who continue to work for us and our subsidiaries after the effective time of the Exchange, compensation and employee benefits that are at least substantially comparable in the aggregate to the compensation and employee benefits provided to our employees prior to the effective time of the Exchange;

•	maintaining our headquarters in Port Huron, Michigan through the second anniversary of the effective time of the Exchange;

•	honoring in accordance with their respective terms, all severance and termination and collective bargaining agreements disclosed in our disclosure letter;

•	agreeing to give continuing employees full credit for prior service with us for purposes of eligibility, vesting and benefit accrual under the Parent employee benefit plans, except to the extent it would result in a duplication of benefits or be prohibited under applicable law, waiving all limitations under Parent’s welfare plans with respect to preexisting conditions and exclusions and providing credit for co-payments and deductibles paid by continuing employees during the plan year; and

•	obtaining a renewal of or substitute for the equity commitment letter if it is terminated prior to closing, notifying us of any breach or purported termination of the equity commitment letter and other actions with respect to the equity commitment letter.

Conditions to the Exchange

Neither we nor Parent are obligated to close unless the following mutual conditions are satisfied on or prior to the closing of the Exchange:

•	the Exchange Agreement has been approved by the requisite shareholder vote at the special meeting;

•	no temporary judgment or order issued by any court of competent jurisdiction or other law (whether enacted before or after the date of the Exchange Agreement) preventing the consummation of the Exchange shall be in effect;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been terminated or shall have expired; and

•	each regulatory entity, if required by law in connection with the transactions, shall have issued a final order granting all necessary approvals and acceptances for the consummation and performance of the Exchange Agreement, the Exchange and the other transactions contemplated thereby; provided that no such final order, in the reasonable judgment of Parent, shall require Cap Rock Holding, Parent, us or any of our subsidiaries to accept any of the following conditions or requirements: (i) that Parent dispose of any of its assets or limit its freedom of action with respect to any of its businesses, (ii) that Parent consent to any disposition of our or our subsidiaries’ assets or limits on the freedom of action of us or any of our subsidiaries with respect to any of our businesses,or (iii) that Parent accept any other substantial or burdensome condition, including any fundamental change to, or restriction on, the operation, ownership or control of our distribution system or the financial policies or practices or our rate structure. There shall not have been any action by a regulatory entity that, individually or in the aggregate, has had or is reasonably likely to have (x) a Parent material adverse effect, (y) a company material adverse effect or; (iii) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other transactions contemplated by the Exchange Agreement.

Parent is not obligated to close unless the following additional conditions are satisfied by us on or prior to the closing of the Exchange:

•	our representations and warranties contained in the Exchange Agreement must be true and correct as of the closing date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except where the failure to be true and correct (without regard to material adverse effect and materiality qualifications), individually or in the aggregate, has not had, and is not reasonably likely to have, a company material adverse effect (as such term is defined below under “— Material Adverse Effect”);

•	we shall have performed in all material respects all obligations that we are required to perform under the Exchange Agreement at or prior to the closing of the Exchange;

•	There shall not be pending any legal proceeding by any governmental entity (i) that has a reasonable likelihood of success challenging the acquisition by Parent of our Common Stock or Series B Preferred Stock or seeking to restrain or prohibit the consummation of the Exchange, (ii) in connection with or arising out of the Exchange Agreement or the Exchange that, individually or in the aggregate, has had or is reasonably likely to have (A) a Parent material adverse effect, (B) a company material adverse effect, or (C) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other transactions contemplated by the Exchange Agreement, or (iii) individually or in the aggregate, has had or is reasonably likely to have a company material adverse effect; and

•	Our Board of Directors shall have proposed to the record shareholders of SEMCO Energy as of immediately following the effective time of the Exchange, and conditioned upon the occurrence of the effective time of the Exchange, that we amend and restate our articles of incorporation in the form attached to the Exchange Agreement.

Our obligation to complete the Exchange is subject to the following additional conditions:

•	Parent shall have performed in all material respects all obligations required to be performed by it under the Exchange Agreement at or prior to the closing of the Exchange; and

•	Parent shall have assumed the lease agreement between us and Acheson Ventures, L.L.C. dated September 24, 2002, and all related agreements to the extent required under such agreement.

Employee Matters

The Exchange Agreement provides that for a period of two years after closing that Parent will provide, or cause us or our subsidiaries to provide, our and our subsidiaries’ employees who remain employees after closing with compensation and employee benefits that are at least substantially comparable in the aggregate (including taking into account the value of any Common Stock-based compensation plans) to the compensation and employee benefits provided to our and our subsidiaries’ employees immediately prior to the effective time of the Exchange. However, none of Parent, we or our subsidiaries shall have any obligation to issue or adopt plans or arrangements relating to the issuance of stock, warrants, options or stock appreciation rights. The Exchange Agreement further requires us to adopt such resolutions or take such actions as may be required to amend the 2004 Supplemental Executive Retirement Plan and all supplemental retirement plan agreements immediately prior to closing to provide that no funding shall be required in connection with the execution and delivery of the Exchange Agreement and the consummation of the Exchange. However, we are not required to amend any supplemental retirement plan agreement with respect to any beneficiary unless Parent obtains, and provides us with, a written consent to such amendment signed by such beneficiary at least five days prior to closing. Parent will not seek any such consents until after the later of: (i) March 29, 2007, and (ii) the end of any extension period (as defined below). In addition, we shall terminate our Direct Purchase and Dividend Reinvestment Plan by no later than the earlier of (x) 5 days prior to closing and (y) 45 calendar days following the date of shareholder approval of the Exchange.

Restrictions on Solicitation of Other Offers

The Exchange Agreement provides that, until 11:59 p.m., New York time, on March 29, 2007 (which we sometimes refer to as the “go-shop period”), we and our representatives were permitted to:

•	directly or indirectly solicit, initiate or encourage, whether publicly or otherwise, the submission of a company takeover proposal (including by way of providing access to non-public information pursuant to one or more acceptable confidentiality agreements), provided that we shall promptly provide to Parent any material non-public information that we provide to any person that was not previously provided to Parent;

•	directly or indirectly enter into and maintain discussions or negotiations regarding, and furnish to any person information pursuant to one or more acceptable confidentiality agreements with respect to, any company takeover proposal; and

•	take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a company takeover proposal.

In addition, we were permitted to continue to enter into and maintain discussions and furnish information pursuant to an acceptable confidentiality agreement with respect to any person that our Board of Directors has, prior to the end of the go-shop period, determined to have made a superior company proposal (any such party is referred to as an “extension party”) until the later of the end of the go-shop period and 11:59 p.m., New York time, on the tenth calendar day following the day on which our Board of Directors made such determination (any such period is referred to as the “extension period”).

The Exchange Agreement provides that as of the end of the go-shop period, we would, and would cause our representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a company takeover proposal or a superior company proposal, other than with an extension party during an extension period.

After the end of the go-shop period, until the effective time of the Exchange, we and our representatives have agreed not to:

•	directly or indirectly solicit, initiate or encourage the submission of any company takeover proposal;

•	enter into any agreement with respect to any company takeover proposal (other than in connection with a termination of the Exchange Agreement in order to implement a superior company proposal);

•	directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any company takeover proposal (other than with an extension party during an extension period); or

•	take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal.

Notwithstanding these restrictions, at any time prior to the receipt of shareholder approval, we and our representatives are permitted to furnish information regarding us and our subsidiaries to, and participate in discussions and negotiations with, a third party making a company takeover proposal if:

•	we receive a bona fide, written company takeover proposal which (i) did not otherwise result from a breach of the non-solicitation provisions set forth in the Exchange Agreement and (ii) a majority of the disinterested members of our Board of Directors determines in good faith, after consultation with our outside counsel and independent financial advisors, that such company takeover proposal is or could reasonably be expected to result in a superior company proposal;

•	a majority of the disinterested members of our Board of Directors determines in good faith, after consultation with our outside counsel, that the failure to furnish information and negotiate with such third party would be inconsistent with the fiduciary obligations of our Board of Directors;

•	we provide Parent prompt notice of our receipt of any company takeover proposal or our receipt of any inquiry that could reasonably lead to a company takeover proposal, the identity of the person making the company takeover proposal and the material terms and conditions thereof;

•	we receive an executed acceptable confidentiality agreement from the person requesting such information;

•	we keep Parent fully informed of the status of any such company takeover proposal; and

•	we promptly provide to Parent any material nonpublic information that we provide to such person that has not already been provided to Parent.

Subject to certain exceptions described below, the Exchange Agreement provides that neither our Board of Directors nor any committee thereof shall (i) withdraw or modify (in a manner adverse to Parent) or propose publicly to withdraw or modify, its approval or recommendation of the Exchange Agreement or the Exchange, (ii) approve any letter of intent or agreement relating to a company takeover proposal or (iii) approve or recommend or propose publicly to approve or recommend a company takeover proposal.

Notwithstanding the foregoing, our Board of Directors may withdraw or modify its approval or recommendation of the Exchange Agreement and the Exchange if, prior to the receipt of shareholder approval, a majority of the disinterested members of our Board of Directors determines in good faith, after consultation with our outside counsel, that it is necessary to do so in connection with a superior company proposal in order to be consistent with its fiduciary obligations under applicable law; provided that our Board of Directors may not withdraw or modify its determination that the Preferred Stock Exchange Price is not less than the fair value of the shares of the Series B Preferred Stock on the date of the Exchange Agreement. In connection with termination as a result of such withdrawal or modification, we also must pay to Parent the termination fees and expenses described below.

We are required to immediately notify Parent of any determination of our Board of Directors that any proposal constitutes a superior company proposal and the day of such determination.

A “company takeover proposal” means (i) any proposal or offer made by a third party for a merger, consolidation, share exchange, dissolution, recapitalization or other business combination involving us, (ii) any proposal for the issuance by us of over 20% of our equity securities as consideration for the assets or securities of another person, or (iii) any proposal or offer made by a third party to acquire in any manner, directly or indirectly, over 20% of our equity securities or our consolidated total assets, in each case other than pursuant to the Exchange and the other transactions contemplated by the Exchange Agreement.

A “superior company proposal” means any proposal made by a third party to acquire, directly or indirectly, 50% or more of our equity securities or 50% or more of our consolidated assets, pursuant to a tender or exchange offer, a merger, a consolidation, a share exchange, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, on terms which a majority of the disinterested members of our Board of Directors determines in good faith after consultation with our outside counsel and independent financial advisors to be more favorable to the holders of our Common Stock than the transactions contemplated by the Exchange Agreement, taking into account all the terms and conditions of such proposal and the Exchange Agreement (including any proposal by Parent to amend the terms of the Exchange).

Termination of the Exchange Agreement

The parties can terminate the Exchange Agreement under certain circumstances, including:

•	by mutual written consent of Parent and us;

•	by either Parent or us if:

•	the Exchange is not consummated on or before February 22, 2008; provided that (A) if all of the conditions to closing other than antitrust and regulatory approvals have been satisfied by February 22, 2008, then the date shall be extended to August 22, 2008, and (B) if the failure of the Exchange to be consummated by the applicable date is the result of any action or failure to take action by a party, and such action or failure to take action represents a breach of the Exchange Agreement, then such party shall not be entitled to terminate the Exchange Agreement under this provision;

•	any governmental entity issues a final and non-appealable order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Exchange; provided that the party seeking to terminate the Exchange Agreement pursuant to this provision shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

•	the requisite vote of our shareholders on the Exchange Proposal is not obtained at a duly held special meeting or at any adjournment or postponement thereof; or

•	a regulatory entity issues a final order that (i) has the effect, as supported by the written, reasoned opinion of qualified outside counsel for Parent or us of prohibiting any of the transactions contemplated by the Exchange Agreement, (ii) in the reasonable judgment of Parent, requires Cap Rock Holding, Parent, us or any of our subsidiaries to accept any of the following conditions or requirements: (i) that Parent dispose of any of its assets or limit its freedom of action with respect to any of its businesses, (ii) that Parent consent to any disposition of our or our subsidiaries’ assets or limits on the freedom of action of us or any of our subsidiaries with respect to any of our businesses, or (iii) that Parent accept any other substantial or burdensome condition, including any fundamental change to, or restriction on, the operation, ownership or control of our distribution system or the financial policies or practices or our rate structure, or (iii) individually or in the aggregate, has had or is reasonably likely to have (A) a Parent material adverse effect, (B) a company material adverse effect, or (C) in the reasonable judgment of Parent, has the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other transactions contemplated by the Exchange Agreement.

•	by us if:

•	Parent or Cap Rock Holding breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Exchange Agreement which would cause any of the conditions to closing regarding such representations, warranties or covenants not to be satisfied and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach; provided that such time period shall be extended an additional 30 days if Parent or

Cap Rock Holding has made good faith diligent efforts to cure such breach or failure to perform within such 30 day period; or

•	(i) our Board of Directors has received a superior company proposal, (ii) in light of such superior company proposal, a majority of the disinterested members of our Board of Directors has determined in good faith after consultation with our outside counsel, that it is necessary for our Board of Directors to withdraw or modify, in a manner adverse to Parent, its approval of the Exchange Agreement and the transactions contemplated thereby in order to be consistent with its fiduciary obligations under applicable law, (iii) we give Parent written notice of the determination set forth in clause (ii) above, (iv) we give Parent the right to revise its offer for a period of five days after receipt of such notice and such superior company proposal remains a superior company proposal, (v) we have complied with our covenants, relating to soliciting competing offers, (vi) we have paid the termination fee owed to Parent and reimbursed Parent and Cap Rock Holding for their expenses in accordance with the Exchange Agreement, (vii) we enter into a definitive agreement with respect to the superior company proposal and (viii) Parent and Cap Rock Holding are not entitled to terminate the Exchange Agreement because of a breach by us of our non-solicitation covenants.

•	by Parent if:

•	we breach or fail to perform in any material respect any of our representations, warranties or covenants contained in the Exchange Agreement which would cause any of the conditions to closing regarding such representations, warranties or covenants not to be satisfied and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to us of such breach; provided that such time period shall be extended an additional 30 days if we have made good faith diligent efforts to cure such breach or failure to perform within such 30 day period;

•	our Board of Directors (i) withdraws or modifies, in a manner adverse to Parent, or proposes publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Exchange, (ii) fails to recommend to the holders of our Common Stock that they vote in favor of the Exchange or (iii) approves or recommends, or proposes to approve or recommend, any company takeover proposal; or

•	our Board of Directors fails to reaffirm publicly and unconditionally its recommendation to the holders of our Common Stock that they vote in favor of the Exchange within 20 business days of Parent’s written request to do so (which request may be made at any time after March 29, 2007, following the public disclosure of a company takeover proposal), which public reaffirmation must also include the unconditional rejection of such company takeover proposal.

Termination Fees and Expense Reimbursement

Payable by Us

We will pay Parent a termination fee of $15.5 million in the event that the Exchange Agreement is terminated under any of the following circumstances:

•	if Parent or we terminate the Exchange Agreement because the shareholders do not approve the Exchange or if Parent terminates the Exchange Agreement because we breach or fail to perform any of our representations, warranties and covenants, provided that: (A) prior to such termination, a company takeover proposal by a third party has been announced or otherwise become publicly known or a third party has publicly announced an intention to make a company takeover proposal (whether or not conditioned), and (B) we consummate or enter into an agreement to consummate a company takeover proposal with such third party within 270 days of termination of the Exchange Agreement;

•	if Parent terminates the Exchange Agreement because our Board of Directors (i) fails to recommend the Exchange to shareholders or changes that recommendation, (ii) approves or recommends, or proposes to approve or recommend, any company takeover proposal or (iii) fails to reaffirm publicly and unconditionally its recommendation to the holders of our Common Stock that they vote in favor of the Exchange within 20 business days of Parent’s written request to do so, which public reaffirmation must also include the unconditional rejection of such company takeover proposal, provided that, we consummate or enter into an agreement to consummate a company takeover proposal within 270 days after the termination of the Exchange Agreement;

•	if we terminate the Exchange Agreement at any time after March 29, 2007 in order to enter into an agreement to implement a superior company proposal which is not made by an extension party; or

•	if we terminate the Exchange Agreement to enter into an agreement to implement a superior company proposal with an extension party and such termination is effective after the end of the relevant extension period.

If the Exchange Agreement is terminated as described above, we must pay the termination fee on the date of execution of an agreement with a third party or, if earlier, consummation of such transactions.

We agreed to pay Parent a termination fee of $7.0 million if (i) we terminate the Exchange Agreement prior to the end of the go-shop period, in order to enter into an agreement to implement a superior company proposal, or (ii) we terminate the Exchange Agreement prior to the end of an extension period in order to enter into an agreement to implement a superior company proposal made by an extension party. If the Exchange Agreement is terminated as described in this paragraph, we must pay the termination fee prior to the termination of the Exchange Agreement.

We must also reimburse Parent for its reasonable out-of-pocket expenses actually incurred in connection with the Exchange Agreement, the Exchange and the other transactions contemplated by the Exchange Agreement if Parent terminates the Exchange Agreement as a result of our breach or failure to perform in any material respect any of our representations, warranties or covenants. If the Exchange Agreement is terminated by Parent as described in this paragraph, we must pay the reimbursement within three business days of Parent’s demand for reimbursement.

In addition, we must reimburse Parent for up to $3.0 million (or $2.0 million if we paid the $15.5 million termination fee) of its out-of-pocket expenses actually incurred in connection with the Exchange Agreement, the Exchange and the other transactions contemplated by the Exchange Agreement if the Exchange Agreement is terminated:

•	by either Parent or us because the Exchange Agreement and the Exchange is not approved by our shareholders if prior to such termination either:

•	our Board of Directors (a) fails to recommend the Exchange to shareholders or changes that recommendation, (b) approves or recommends, or proposes to approve or recommend, any company takeover proposal, or (c) fails to reaffirm publicly and unconditionally its recommendation to the holders of our Common Stock that they vote in favor of the Exchange within 20 business days of Parent’s written request to do so, which public reaffirmation must also include the unconditional rejection of such company takeover proposal; or

•	a company takeover proposal has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a company takeover proposal;

•	by Parent because our Board of Directors (a) fails to recommend to our shareholders that they vote in favor of the Exchange or withdraws or modifies in a manner adverse to Parent, or proposes publicly to withdraw or modify, that recommendation, (b) approves or recommends, or proposes to approve or recommend, any company takeover proposal, or (c) fails to reaffirm publicly and unconditionally its recommendation to the holders of our Common Stock that they vote in favor of the Exchange within 20 business days of Parent’s written request to do so, which public reaffirmation must also include the unconditional rejection of such company takeover proposal; or

•	by us if we terminate the Exchange Agreement to enter into an agreement to implement a superior company proposal.

If the Exchange Agreement is terminated by Parent as described in the first and second bullet points above, we must pay the reimbursement within three business days of Parent’s demand for reimbursement. If the Exchange

Agreement is terminated by us as described in the third bullet point above, we must pay the reimbursement prior to our termination of the Exchange Agreement.

Payable by Parent or Cap Rock Holding

Cap Rock Holding will, or will cause Parent to, pay us a termination fee of $11.25 million if we terminate the Exchange Agreement as a result of Parent or Cap Rock Holding breaching or failing to perform in any material respect any of its representations, warranties or covenants contained in the Exchange Agreement which would cause any of the closing conditions regarding such representations, warranties or covenants not to be satisfied and such breach or failure to perform is not cured within 30 days after Parent receives written notice of such breach or failure to perform (provided the cure period will be extended an additional 30 days if Parent or Cap Rock Holding has made good faith diligent efforts to cure such breach or failure to perform within the initial 30 day period).

Cap Rock Holding will also, or will cause Parent to, reimburse us for our reasonable out-of-pocket expenses actually incurred in connection with the Exchange Agreement, the Exchange and the transactions contemplated by the Exchange Agreement if the Exchange Agreement is terminated:

•	by Parent or us, if a regulatory entity issues a final order that in the reasonable judgment of Parent, requires Cap Rock Holding, Parent, or us or any of our subsidiaries to accept any of the following conditions or requirements: (i) that Parent dispose of any of its assets or limit its freedom of action with respect to any of its businesses, (ii) that Parent consent to any disposition of our or our subsidiaries’ assets or limits on the freedom of action of us or any of our subsidiaries with respect to any of our businesses, or (iii) that Parent accept any other substantial or burdensome condition, including any fundamental change to, or restriction on, the operation, ownership or control of our distribution system or the financial policies or practices or our rate structure;

•	by Parent or us, if a regulatory entity issues a final order that individually or in the aggregate, has had or is reasonably likely to have in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other transactions contemplated by the Exchange Agreement;

•	by us, if Parent or Cap Rock Holding breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Exchange Agreement which would cause any of the closing conditions regarding such representations, warranties or covenants not to be satisfied and such breach or failure to perform is not cured within 30 days after Parent receives written notice of such breach or failure to perform (provided the cure period will be extended an additional 30 days if Parent or Cap Rock Holding has made good faith diligent efforts to cure such breach or failure to perform within the initial 30 day period);

•	by Parent or us, if the Exchange is not consummated by February 22, 2008, or if the outside date for closing has been extended, then August 22, 2008, provided that all of the conditions to the Exchange have been satisfied other than:

•	each regulatory entity, if required by law in connection with the transactions contemplated by the Exchange Agreement, shall have issued a final order granting all necessary approvals and acceptances for the consummation and performance of the Exchange Agreement, the Exchange and the other transactions contemplated thereby which final order in the reasonable judgment of Parent does not require Cap Rock Holding, Parent, or us or any of our subsidiaries to accept any of the following conditions or requirements: (i) that Parent dispose of any of its assets or limit its freedom of action with respect to any of its businesses, (ii) that Parent consent to any disposition of our or our subsidiaries’ assets or limits on the freedom of action of us or any of our subsidiaries with respect to any of our businesses, or (iii) that Parent accept any other substantial or burdensome condition, including any fundamental change to, or restriction on, the operation, ownership or control of our distribution system or the financial policies or practices or our rate structure;

•	there shall not have been any action by a regulatory entity that, individually or in the aggregate, has had or is reasonably likely to have in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other transactions contemplated by the Exchange Agreement; and

•	there shall not be pending any legal proceeding by any governmental entity, in connection with or arising out of the Exchange Agreement or the Exchange that, individually or in the aggregate, has had or is reasonably likely to have (A) a Parent material adverse effect, (B) a company material adverse effect, or (C) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantage that Parent expects to be realized from the Exchange and the other transactions contemplated thereby.

Amendment, Extension and Waiver

The Exchange Agreement may be amended by us, Cap Rock Holding, and Parent, by a written instrument executed by all parties, at any time before or after any approval of the Exchange Agreement by our shareholders, provided that:

•	after the approval of the Exchange Agreement by our shareholders, the Exchange Agreement may not be amended without the further approval of such shareholders if such amendment by law requires further approval of our shareholders;

•	no amendment shall be made to the Exchange Agreement after the effective time of the Exchange; and

•	except as provided in the first bullet point above, no amendment to the Exchange Agreement shall require the approval of our shareholders.

Subject to the express limitations contained in the Exchange Agreement, we, Cap Rock Holding and Parent may, by a written instrument executed by all parties, before the effective time of the Exchange:

•	extend the time for the performance of any obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the Exchange Agreement by any other applicable party or in any document delivered pursuant to the Exchange Agreement by any other applicable party; or

•	waive compliance with any of the agreements or conditions contained in the Exchange Agreement.

Material Adverse Effect

Many of the representations and warranties made by us in the Exchange Agreement and the parties’ obligations to complete the Exchange are qualified by reference to whether the item in question is reasonably likely to have a “company material adverse effect.” That term is defined as a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, on our ability to consummate the Exchange or on our legal ability to consummate the other transactions contemplated by the Exchange Agreement, other than any effect arising out of:

•	in and of itself, any change in the market price or trading volume of our Common Stock;

•	in and of itself, a failure by us to meet our revenue or earnings predictions or of equity analysts for any period ending (or for which earnings are released) during the period prior to the effective time of the Exchange;

•	any changes or effects resulting from the actions of Parent and its affiliates (excluding the transactions) after the date of the Exchange Agreement;

•	any acts of war or terrorism;

•	changes in GAAP or the interpretation thereof;

•	disruption or loss of customer, business partner, supplier or employee relationships to the extent attributable to the public announcement of the execution of the Exchange Agreement;

•	events, changes, effects and developments relating to local, regional, national or international industry conditions in general or affecting the gas utilities industry in general and not specifically relating to us or any of our subsidiaries;

•	events, changes, effects and developments relating to or arising out of general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting us and our subsidiaries, taken as a whole, as compared to other similarly situated companies in our industry;

•	changes after the date of the Exchange Agreement in laws, rules or regulations of any governmental entity to the extent not disproportionately affecting us and our subsidiaries, taken as a whole, as compared to other similarly situated companies in our industry (excluding orders and actions from any regulatory entity in Michigan granting necessary approvals and acceptances for the consummation and performance of the Exchange Agreement, the Exchange and the other transactions, which order or action results from a change described in this clause); or

•	any actions, or failures to act, to which Parent or Cap Rock Holding has consented in writing following the date of the Exchange Agreement.

Similarly, many of the representations and warranties of Cap Rock Holding and Parent in the Exchange Agreement and the parties’ obligations to complete the Exchange are qualified by reference to whether the item in question is reasonably likely to have a “Parent material adverse effect,” which is defined as a material adverse effect on Cap Rock Holding and Parent, taken together as a whole.

Amendment to Rights Agreement

Also in connection with the Exchange Agreement, on February 22, 2007, we executed an amendment to our rights agreement, dated as of April 15, 1997, as amended, with National City Bank, as rights agent, for the purpose of amending the rights agreement to render it inapplicable to the Exchange Agreement, the Exchange and the other transactions contemplated thereby. The amendment provided that the execution of, and the consummation of the transactions contemplated by, the Exchange Agreement will not cause (1) Cap Rock Holding or Parent or any of their affiliates or associates to be deemed an acquiring person, or (2) a distribution date, share acquisition date or triggering event to be deemed to have occurred. Our rights agreement expired by its terms on April 15, 2007.

MARKET PRICE AND DIVIDEND DATA

Our Common Stock is listed on the NYSE under the symbol “SEN.” As of the close of business on          , 2007 the latest practicable trading day before the printing of this proxy statement, there were approximately           holders of record of our Common Stock. The following table sets forth the high and low closing prices of our Common Stock for the period indicated as reported on NYSE:

Quarter Ended	High		Low

2005
First Quarter (March 31)		$6.24		$5.10
Second Quarter (June 30)		$6.19		$5.00
Third Quarter (September 30)		$7.05		$5.82
Fourth Quarter (December 31)		$6.85		$5.16
2006
First Quarter (March 31)		$6.00		$5.22
Second Quarter (June 30)		$5.89		$5.04
Third Quarter (September 30)		$6.53		$5.43
Fourth Quarter (December 31)		$6.36		$5.35
2007
First Quarter (March 31)		$7.99		$5.80
Second Quarter (through , 2007)	$		$

The following table sets forth the closing per share sales price of our Common Stock, as reported on the NYSE on February 22, 2007, the last full trading day before the public announcement of the Exchange, and on          , 2007, the latest practicable trading day before the printing of this proxy statement:

Closing per Share Sales
Date	Price for Common Stock

February 22, 2007	$6.00
, 2007	$—

Following the Exchange, there will be no further market for our Common Stock and our Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

We have not paid any cash dividends on our Common Stock since May 2004. Pursuant to the Exchange Agreement, we have agreed not to pay any dividends on our capital stock following the date we entered into the Exchange Agreement, other than dividends on Series B Preferred Stock. In the event that the Exchange Agreement is terminated, the declaration and amount of any future dividends on our Common Stock will be subject to the discretion of our Board of Directors and will depend upon various factors, including our net income, financial condition, financial covenants, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of March 31, 2007, of more than 5% of the outstanding voting shares of our Common Stock. Under the rules of the SEC, a person is the “beneficial owner” of securities if he, she, or it has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security, or otherwise.

	Amount and Nature of
Name and Address	Beneficial Ownership	Percent of Class

Wellington Management Company, LLP	3,386,800(1)	9.53	%(1)
75 State Street Boston, MA 02109
Artisan Partners Limited Partnership	3,138,040(2)	8.83	%(2)
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
GAMCO Investors, Inc.	3,041,000(3)	8.56	%(3)
One Corporate Center
Rye, NY 10580-1435
Morgan Stanley	2,156,633(4)	6.07	%(4)
1585 Broadway
New York, NY 10036
Copia Capital LLC	2,156,633(5)	6.07	%(5)
71 S. Wacker Drive, Suite 3525
Chicago, IL 60606
Unicredito Italiano S.p.A.	2,051,509(6)	5.53	%(6)
Piazza Cordusio 2
20123 Milan, Italy
Dalton, Greiner, Hartman, Maher & Co LLC	1,848,340(7)	5.20	%(7)
565 Fifth Avenue, Suite 2101
New York, NY 10017

(1)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007, reflecting beneficial ownership as of December 31, 2006, Wellington Management Company, LLP has shared voting with respect to 1,868,000 shares and shared investment power with respect to 3,302,400 shares. Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 3,386,800 shares which are held of record by clients of Wellington Management.

(2)	Based on Amendment No. 2 to Form 13G filed with the SEC on January 26, 2007, reflecting beneficial ownership as of December 31, 2006, Artisan Partners Limited Partnership has shared voting with respect to 2,685,940 shares and shared investment power with respect to 3,138,040 shares. Artisan Investment Corporation, the General Partner of Artisan Partners Limited Partnership, Andrew A. Ziegler, a principal stockholder of Artisan Corporation, and Carlene Murphy Ziegler, a principal stockholder of Artisan Corporation, each beneficially owns 3,138,040 of these shares.

(3)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on March 27, 2007, reflecting beneficial ownership as of March 26, 2007. Amendment No. 1 to Schedule 13D was filed by one or more of the following persons: GGCP, Inc. formerly known as Gabelli Group Capital Partners, Inc. (“GGCP”), GAMCO Investors, Inc. formerly known as Gabelli Asset Management Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. formerly known as GAMCO Investors, Inc. (“GAMCO”), Gabelli Advisers, Inc. (“Gabelli Advisers”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), Mario Gabelli and LICT. The foregoing persons are referred to in this footnote as the “Reporting Persons.” Gabelli Funds has sole voting and investment power with respect to 2,015,000 shares. GAMCO has sole voting power with respect to 949,500 shares and sole investment power with respect to 961,500 shares. GSI has sole voting and investment power with respect to 64,500 shares.

The Reporting Persons do not admit that they constitute a group.

Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the Reporting Persons. GSI is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the Reporting Persons other than Mario Gabelli and the Foundation.

(4)	Based on Schedule 13G filed with the SEC on February 15, 2007, reflecting beneficial ownership as of December 31, 2006, Morgan Stanley has shared voting power with respect to 2,156,633 shares and sole investment power with respect to 2,156,633 shares. The shares reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. FrontPoint Partners LLC, located at Two Greenwich Plaza, Greenwich, Connecticut 06830, is a wholly-owned subsidiary of Morgan Stanley. See Note (5).

(5)	Based on Schedule 13G filed with the SEC on February 15, 2007, reflecting beneficial ownership as of December 31, 2006, Copia Capital LLC has shared voting and investment power with respect to 2,156,633 shares. The shares reported by Copia Capital LLC reflect shares beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates, which are also referenced in Note (4). Copia Capital LLC is a subsidiary of FrontPoint Partners LLC.

(6)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2007, reflecting beneficial ownership as of December 31, 2006, Unicredito Italiano S.p.A. has sole voting and sole investment power with respect to all 2,051,509 shares. The total amount of Common Stock includes 1,568,628 shares of Common Stock issuable upon conversion of our Series B Preferred Stock.

(7)	Based on Schedule 13G filed with the SEC on February 6, 2007, reflecting beneficial ownership as of December 31, 2006, Dalton, Greiner, Hartman, Meher & Co LLC has sole power to vote 1,801,140 shares and sole investment power with respect to 1,848,340 shares.

Directors and Executive Officers

The following table lists, as of March 31, 2007, information relating to the ownership of our Common Stock by each director and executive officer, and by all directors and executive officers as a group, as determined based on the rules of the SEC regarding “beneficial owners” discussed above. Each individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted below.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class

Peter F. Clark	45,728(2)	*
Eugene N. Dubay	78,569(3)	*
John T. Ferris	177,346(4)	*
Harvey I. Klein	68,968(5)	*
Paul F. Naughton	20,102(6)	*
Michael V. Palmeri	58,520(7)	*
Charles H. Podowski	1,599(8)	*
Edwina Rogers	19,250(9)	*
George A. Schreiber, Jr.	336,569(10)	*
Thomas W. Sherman	14,474(11)	*
Lance S. Smotherman	33,713(12)	*
Ben A. Stevens	23,116(13)	*
Donald W. Thomason	56,594(14)	*
John C. van Roden, Jr.	17,500(15)	*
All directors and executive officers as a group (16 persons)	1,026,190(16)	2.84%

*	Represents less than 1% of the issued and outstanding shares of our Common Stock.

(1)	Except as noted below, and except with respect to restricted shares that the person cannot transfer until the shares vest, each person has sole power to vote and sell shares of our Common Stock shown.

(2)	Includes 30,697 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 10,000 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets. Does not include 47,599 PSUs or 23,174 options that will vest upon a change of control.

(3)	Includes 54,484 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 10,000 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets. Does not include 65,235 PSUs or 35,252 options that will vest upon a change of control.

(4)	Includes 11,100 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 15,000 restricted share awards, 16,450 shares held jointly with his adult children, and 55,830 shares held jointly with his wife. The number of shares beneficially owned by Mr. Ferris also includes 69,966 shares owned by the George T. Ferris Trust, of which Mr. Ferris is co-trustee with his mother. The restricted share awards will vest upon a change of control.

(5)	Includes 11,100 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, 16,250 restricted share awards and 1,981 shares held jointly with his wife. The restricted share awards will vest upon a change of control.

(6)	Includes 14,750 restricted share awards and 5,352 shares held jointly with his wife. The restricted share awards will vest upon a change of control.

(7)	Includes 41,113 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 12,500 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets. Does not include 63,378 PSUs or 30,794 options that will vest upon a change of control.

(8)	Includes 1,599 director stock units representing the right to receive our Common Stock pursuant to the First Amended and Restated Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, effective as of January 1, 2006. The director stock units become payable to Mr. Podowski in accordance with his distribution election for distribution within 30 days of his separation from service as a director.

(9)	Includes 14,000 restricted share awards that will vest upon a change of control.

(10)	Includes 238,557 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 50,000 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets. The number of shares beneficially owned by Mr. Schreiber also includes 10,600 shares held in a trust for the benefit of Mr. Schreiber’s children, of which Mr. Schreiber is the trustee. Does not include 14,728 RSUs, 176,063 PSUs or 48,029 options that will vest upon a change of control.

(11)	Includes 3,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2007. Does not include 7,836 director shares representing the right to receive our Common Stock pursuant to the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, effective as of January 1, 2002, as amended. The director shares became payable to Mr. Sherman on the date of his separation from service as a director in 2005, in accordance with his distribution election, which calls for graduated annual payments of five years.

(12)	Includes 19,773 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 7,500 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets. Does not include 37,457 PSUs or 26,593 options that will vest upon a change of control.

(13)	Includes 14,000 restricted share awards. The restricted share awards will vest upon a change of control. Also includes 2,116 of his 6,348 director shares representing the right to receive our Common Stock pursuant to the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, effective as of January 1, 2002, as amended. The director shares become payable to Mr. Stevens on the date of his separation from service as a director, in accordance with his distribution election, which calls for graduated annual payments of three years. The first distribution of 2,116 would be due within 30 days of his separation from service.

(14)	Includes 11,100 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 17,250 restricted share awards. The restricted share awards will vest upon a change of control. Also includes 6,285 director shares representing the right to receive our Common Stock pursuant to the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, effective as of January 1, 2002, as amended. The director shares become payable to Mr. Thomason in accordance with his distribution election for distribution within 30 days of his separation from service as a director.

(15)	Includes 14,000 restricted share awards. The restricted share awards will vest upon a change of control.

(16)	Includes shares beneficially owned by Mark T. Prendeville, Vice President and Deputy General Counsel, and Steven W. Warsinke, Vice President and Controller. Also includes 468,305 shares issuable pursuant to options exercisable within 60 days of March 31, 2007, and 90,000 RSUs payable on June 1, 2007, subject to certification by the Compensation Committee of attainment of certain performance targets.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date or time for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the Exchange Proposal to vote in favor of adjournments or postponements of the special meeting.

SHAREHOLDER PROPOSALS

If the Exchange is completed, we will no longer be a publicly held company and there will be no public participation in future meetings of our shareholders held after the Exchange is completed. However, if the Exchange is not completed, our shareholders will continue to be entitled to attend and participate in our meetings of shareholders. SEMCO Energy’s 2007 annual meeting of shareholders, previously scheduled for May 24, 2007, has been postponed and will be rescheduled for a time and place later this year to be determined by our Board of Directors.

Once we establish a date for the annual meeting, we will inform our shareholders, by press release or other means determined reasonable, of the date which shareholder proposals must be received by us for inclusion in the proxy materials relating to our 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our bylaws provide that shareholder seeking to bring business before an annual meeting of the shareholders, or to nominate candidates for election as directors at an annual meeting of the shareholders, must provide timely notice thereof in writing. To be timely, a shareholder’s notice of proposed business must be received in writing at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting, unless the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, in which case the notice must be delivered not less than 90 days nor more than 120 days prior to the date of the annual meeting.

In order for a shareholder to bring business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraphs. The shareholder’s notice must contain:

•	a brief description of each such item of business proposed to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such person on whose behalf the proposal is made;

•	the name and address of the person proposing to bring such business before the meeting;

•	the class and number of shares held of record and held beneficially by such person;

•	a representation that the shareholder is a holder of record of our Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•	a representation whether the shareholder intends or is part of a group which intends to deliver a proxy statement or to solicit proxies from shareholders in support of such proposal;

•	if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act and the written consent of each such nominee to serve if elected; and

•	all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act.

The requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

SEMCO Energy Filings:	Periods:

Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed January 11, 2007, February 23, 2007, February 28, 2007 and April 24, 2007

You may request a copy of the documents incorporated by reference into this proxy statement by writing to or telephoning us. Requests for documents should be directed to:

SEMCO Energy Inc.
1411 Third Street, Suite A
Port Huron, Michigan 48060
Attention: Corporate Secretary

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF SHARE EXCHANGE
Dated as of February 22, 2007,
Among
CAP ROCK HOLDING CORPORATION,
SEMCO HOLDING CORPORATION
And
SEMCO ENERGY, INC.

A-i

A-ii

Page

ARTICLE IX General Provisions
Section 9.01.	Nonsurvival of Representations and Warranties	A-35
Section 9.02.	Notices	A-35
Section 9.03.	Definitions	A-36
Section 9.04.	Interpretation	A-37
Section 9.05.	Severability	A-37
Section 9.06.	Counterparts	A-37
Section 9.07.	Entire Agreement; No Third-Party Beneficiaries	A-37
Section 9.08.	Governing Law	A-37
Section 9.09.	Assignment	A-38
Section 9.10.	Enforcement	A-38
APPENDICES
APPENDIX A — Index of Defined Terms
APPENDIX B — Amended and Restated Company Charter

A-iii

AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”) dated as of February 22, 2007, among Cap Rock Holding Corporation, a Delaware corporation (“Cap Rock Holding”), Semco Holding Corporation, a Delaware corporation (“Parent”), and SEMCO Energy, Inc., a Michigan corporation (the ‘‘Company”).

WHEREAS the Board of Directors of the Company (the “Company Board”) has adopted resolutions that approve the plan of share exchange set forth in this Agreement, whereby (i) each issued and outstanding share of common stock, par value $1 per share, of the Company (the “Company Common Stock”) shall be transferred to Parent in exchange for the right to receive $8.15 in cash per share (the “Common Stock Exchange Price”), and (ii) each issued and outstanding share of 5.00% Series B Convertible Cumulative Preferred Stock, par value $1 per share, of the Company (the “Series B Preferred Stock”) shall be transferred to Parent in exchange for the right to receive the Preferred Stock Exchange Price (as defined in Section 9.03), in each case on the terms and subject to the conditions set forth in this Agreement (collectively, the “Exchange”);

WHEREAS the Company Board has adopted resolutions that recommend that this Agreement and the Exchange be approved by the holders of the Company Common Stock;

WHEREAS Cap Rock Holding holds all the outstanding capital stock of Parent and Cap Rock Energy Corporation, a Texas corporation and a regulated public utility; and

WHEREAS Cap Rock Holding, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and also to prescribe various conditions to, the Exchange.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Exchange

Section 1.01.  The Exchange.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act of the State of Michigan (the “BCA”), at the Effective Time (as defined in Section 1.03), (i) Parent and the Company shall effect the Exchange and (ii) the Company shall become a wholly owned subsidiary of Parent.

Section 1.02.  Closing.  The closing (the “Closing”) of the Exchange shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.06), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Department of Labor and Economic Growth of the State of Michigan, a certificate of share exchange (the ‘‘Certificate of Exchange”) executed in accordance with Section 707 of the BCA and shall prepare and make all other filings or recordings required under the BCA, including any filing appropriate under Section 707 of the BCA. The Exchange shall become effective at such time as such Department of Labor and Economic Growth endorses the Certificate of Exchange, as set forth in Section 131 of the BCA, or at such other time as Parent and the Company shall agree and as shall be applicable in accordance with Section 131 of the BCA (the time the Exchange becomes effective being the “Effective Time”).

Section 1.04.  Effects.  The Exchange shall have the effects set forth in Section 724(2) of the BCA and this Agreement.

ARTICLE II

Effect on the Capital Stock of the Company; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock or Series B Preferred Stock:

(a) Exchange of Company Common Stock and Series B Preferred Stock.  (1) At the Effective Time (i) each issued and outstanding share of Company Common Stock (other than any such shares owned by Parent) shall be transferred by operation of Law to Parent in exchange for the right to receive the Common Stock Exchange Price, and (ii) each issued and outstanding share of Series B Preferred Stock (other than any such shares owned by Parent) shall be transferred by operation of Law to Parent in exchange for the right to receive the Preferred Stock Exchange Price.

(2) The cash payable upon the transfer of shares of Company Common Stock and Series B Preferred Stock pursuant to this Section 2.01(a) is referred to collectively as the “Exchange Consideration”. As of the Effective Time, each holder of a certificate representing any such shares of Company Common Stock or Series B Preferred Stock shall cease to have any rights with respect thereto except the right to receive the Exchange Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. Each owner of a beneficial interest in any such share of Company Common Stock or Series B Preferred Stock shall cease to have any rights against the Company with respect to such share of Company Common Stock or Series B Preferred Stock, as the case may be.

(b) Parent Shares.  Immediately following the Effective Time, the Company shall issue to Parent (i) a certificate evidencing all issued and outstanding shares of Company Common Stock (other than any such shares owned at the Effective Time by Parent), and (ii) a certificate evidencing all issued and outstanding shares of Series B Preferred Stock (other than any such shares owned at the Effective Time by Parent).

Section 2.02.  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company that is reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Exchange Consideration upon surrender of certificates representing Company Common Stock and certificates representing Series B Preferred Stock. Cap Rock Holding agrees to cause Parent to provide, and Parent shall provide, to the Paying Agent at or as soon as practicable after the Effective Time all cash necessary to pay the Exchange Consideration pursuant to Section 2.01(a) (such cash being hereinafter referred to as the ‘‘Exchange Fund”).

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series B Preferred Stock whose shares were transferred to Parent for the Exchange Consideration pursuant to Section 2.01(a) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery of the Exchange Consideration shall be effected only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Exchange Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash for which the shares of Company Common Stock or Series B Preferred Stock, as the case may be, theretofore represented by such Certificate were transferred pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Series B Preferred Stock prior to the Effective Time that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, for which the shares of Company Common Stock or Series B Preferred Stock, as

the case may be, theretofore represented by such Certificate have been transferred pursuant to Section 2.01(a). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person in whose name the Certificate is registered on the Company’s books, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration deliverable in respect thereof pursuant to this Agreement.

(c) No Further Ownership Rights.  The Exchange Consideration paid in accordance with the terms of this Article II upon the transfer of any shares of Company Common Stock or any shares of Series B Preferred Stock shall be deemed to have been paid in full satisfaction of all rights of the former legal and beneficial holders thereof pertaining to such shares of Company Common Stock or Series B Preferred Stock, as the case may be, subject, however, to the Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of the right to the Exchange Consideration represented by the Certificates. If, after the Effective Time, any Certificates are presented to the Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock and Series B Preferred Stock for nine months after the Effective Time, together with any gains thereon, may be delivered to Parent, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Exchange Consideration.

(e) No Liability.  None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to such date on which Exchange Consideration in respect of such Certificate would otherwise become abandoned property or escheat to or become the property of any Governmental Entity (as defined in Section 3.06)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements, money market accounts or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent, and any losses shall be the sole risk of Parent.

(g) Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Series B Preferred Stock pursuant to this Agreement, unless proof of eligibility of exemption therefrom reasonably satisfactory to Parent or the Paying Agent, as applicable, is provided to Parent or the Paying Agent, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), or under any provision of state, local or foreign tax Law. The Paying Agent or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

Section 2.03.  Section 16 Matters.  Prior to the Effective Time, the Company may take all such reasonable steps as may be permitted through resolutions of the Company Board to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Company by each individual who is at the Effective Time subject to the reporting requirements of Section 16(a) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to the date of this Agreement (the “Company Disclosure Letter”), and subject to Section 8.06, the Company represents and warrants to Parent that:

Section 3.01.  Organization, Standing and Power.  Each of the Company and each of its direct and indirect subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of (i) the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the ‘‘Company Charter”), (ii) the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), (iii) the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement, and (iv) all written consents and the minutes of all meetings of the shareholders, the Board of Directors and each committee thereof of the Company and each Company Subsidiary from January 1, 2004 to the date of this Agreement, other than any portions of committee or Company Board minutes discussing Cap Rock Holding, the Exchange, this Agreement or its potential terms, or the negotiations with respect thereto.

Section 3.02.  Company Subsidiaries; Equity Interests.  (a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and all such shares of capital stock and any other ownership interests in each Company Subsidiary are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all mortgages, pledges, security interests, assignments, rights of setoff, encumbrances, options, rights of first refusal or other restrictions or matters affecting the disposition thereof (other than restrictions imposed by applicable securities laws), liens or charges of any kind or nature whatsoever (including any agreements to give any of the foregoing, any conditional sale or other title retention agreements or any leases in the nature thereof) (collectively, ‘‘Liens”). The Company has no obligation to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee, “keep well” or otherwise) in any Company Subsidiary or the Eaton JV.

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest (other than the joint venture interest governed by the Joint Ownership Agreement between SEMCO Gas Storage Company and ANR Eaton Company, dated March 2, 1989 (the “Eaton JV”)), or other equity interest.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 500,000 shares of Cumulative Preferred Stock, $1 par value, of which 350,000 have been designated as Series B Preferred Stock, and 3,000,000 shares of Preference Stock, $1 par value, of which 2,000,000 shares have been designated as Series A Preference Stock in connection with the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of April 15, 1997 (as amended from time to time, the “Company Rights Agreement”) between the Company and National City Bank, as successor rights agent (the “Series A Preference Stock”, and collectively with the Company Common Stock and the Series B Preferred Stock, the “Company Capital Stock”). At the close of business on February 22, 2007, (i) 35,485,896 shares of Company Common Stock (which number includes all shares subject to vesting or forfeiture back to the Company (such restricted shares, together with any such shares issued after February 22, 2007, the ‘‘Restricted Shares”) and 26,615.562 shares held in the Company’s dividend reinvestment plan in the name of and for the account of the predecessor to the First Amended and Restated Deferred Compensation and Stock Purchase Plan for Non-Employee Directors effective as of January 1, 2006 (such shares, together with any such shares issued after February 22, 2007, the ‘‘Director Shares” and such plan, the “Director Plan”)) and (ii) 239,216 shares of Series B Preferred Stock, were issued and outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.06) to which the Company is a party or otherwise bound. There is not any restriction or limitation currently in effect or that will come into effect upon the occurrence of any event or the passage of time or both under any provision of the Company Charter, the Company By-laws or any Contract, and as of the date of this Agreement, there is not any restriction or limitation currently in effect or that will come into effect upon the occurrence of any event or the passage of time or both under any provision of any Law (as defined in Section 3.06) (other than Section 345 of the BCA and similar provisions of Law in the states of incorporation of each Company Subsidiary) or any order of any Governmental Entity, with respect to the payment of dividends on the shares of Company Capital Stock or shares of capital stock of any Company Subsidiary. All dividends on the Company Capital Stock that have been declared or accrued prior to the date of this Agreement have been paid in full. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(b) The Company Disclosure Letter sets forth, as of the date of this Agreement, (i) the number of shares of Company Common Stock subject to outstanding options to acquire shares of Company Common Stock pursuant to the 1997 Long Term Incentive Plan and the 2004 Stock Award and Incentive Plan (the ‘‘Company Stock Plans”) (such options, together with any such options granted after February 22, 2007, the “Stock Options”), (ii) the number of shares of Company Common Stock subject to outstanding restricted stock units under the Company Stock Plans (such restricted stock units, together with any such restricted stock units issued after February 22, 2007, the “RSUs”), (iii) the maximum number of shares of Company Common Stock that may be issued pursuant to outstanding performance share units under the Company Stock Plans (such performance share units, together with any such performance share units issued after February 22, 2007, the “Performance Share Units”) and (iv) the number of shares of Company Common Stock subject to outstanding stock units under the Director Plan (such stock units, together with any such stock units issued after February 22, 2007, the “Director Stock Units”). As of the date of this Agreement, except as set forth above, no option to purchase Company Common Stock has been granted under any Company Stock Plan or otherwise, no stock appreciation right linked to the price of Company Common Stock has been granted under any Company Stock Plan or otherwise and there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind (including any of the foregoing under any Company Stock Plan) to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. There are not any outstanding contractual obligations (including any of the foregoing under any Company Stock Plan) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, other than pursuant to the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”). Except as set forth above, at the close of business on February 22, 2007, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding.

(c) With respect to the Stock Options, (1) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (2) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all the applicable Laws and regulatory rules and requirements, including the rules of the New York Stock Exchange and any other exchange on which Company securities are traded, (3) the per share exercise price of each Stock Option was no less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (4) each such grant was properly accounted for in all material respects in accordance with generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the Filed Company SEC Documents (as defined in Section 3.09) in accordance with the Exchange Act and all other applicable Laws. The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

Section 3.04.  Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company has all requisite corporate power and authority to consummate the Exchange and the other transactions contemplated by this Agreement, including the Debt Tender Offers (as defined in Section 6.11) and the Financing (as defined in Section 6.12) (collectively, the ‘‘Transactions”) to which it is a party. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Exchange, to receipt of approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions: (i) approving this Agreement, the Exchange and the other Transactions, (ii) determining that the terms of the Exchange and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the holders of the Company Common Stock approve this Agreement and the Exchange, and (iv) determining that the Preferred Stock Exchange Price is not less than the fair value of the shares of the Series B Preferred Stock on the date of this Agreement.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Exchange is the Company Shareholder Approval. The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Exchange.

Section 3.05.  Series B Preferred Stock.  The Company has not violated or failed to comply with Article III, Section 2, Division A, Subsection 6 of the Company Charter (“Subsection 6”) at any time. All accumulated and unpaid quarterly dividends on shares of Series B Preferred Stock, relating to quarterly periods ending on or prior to the date of this Agreement, have been declared and have been fully paid when due to all holders of shares of Series B Preferred Stock then outstanding. As of the date of this Agreement, taking into account all adjustments, if any, pursuant to clause (6)(d) of Subsection 6, the Conversion Price (as defined in Subsection 6) amounts to $7.65, and the Conversion Rate (as defined in Subsection 6) amounts to 26.1438. As of the date of this Agreement, no Major Transaction and no Fundamental Change (as such terms are defined in the Company Charter), have occurred.

Section 3.06.  No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise, tariff, trust arrangement or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, (iii) subject to the filings and other matters referred to in Section 3.06(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iv) any insurance policy issued to the Company or any Company Subsidiary or any of their respective predecessors in interest which provides coverage for actual or potential claims, damages, expenses, obligations, losses or liabilities (whether accrued, absolute, contingent or otherwise) related to or arising out of any former manufactured gas production operations (the “MGP Liabilities”) other than, in the case of clauses (ii), (iii) and (iv) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, notice to, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a ‘‘Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval of this Agreement and the Exchange by the holders of the Company Common Stock (the “Proxy Statement”), and (B) such reports under Section 13 of the Exchange Act as may be required in connection with the Exchange and the other Transactions, (iii) the filing of the Certificate of Exchange with the Department of Labor and Economic Growth of the State of Michigan and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) the approval of the Regulatory Commission of Alaska (the ‘‘RCA”) under Section AS 42.05.281 of the Alaska Public Utilities Regulatory Act and RCA General Order No. U-77-71(6), dated July 27, 1978, (vii) the approval or other action, if required by Law, of the Michigan Public Service Commission (the “MPSC”), (viii) consents required from the Federal Communications Commission with respect to certain licenses held by the Company and the Company Subsidiaries, (ix) such registrations, filings and approvals as may be required to perfect or record security interests granted under the Financing, and (x) such other items required solely by reason of the participation of Parent or Cap Rock Holding (as opposed to any third party) in the Transactions.

(c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Exchange and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of this Agreement, the Exchange or any other Transaction), and (B) a “Distribution Date” (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Exchange or any other Transaction.

Section 3.07.  SEC Documents; Undisclosed Liabilities.  (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2005 (the ‘‘Company SEC Documents”).

(b) As of its respective date, and except to the extent revised or superseded by a later filed Company SEC Document, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC Documents comply in all material respects with the requirements of Regulation S-X of the SEC and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c) Except as set forth in the Filed Company SEC Documents, and except for liabilities incurred in the ordinary course of business since September 30, 2006 that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any Company Subsidiary has outstanding, or has since the effective date of Section 402 of SOX arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance to the Company and the Company Board (A) that transactions of the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures of the Company and the Company Subsidiaries are made only in accordance with the authorizations of management and the Company Board and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(f) The Company has not received any written notification from its outside auditors of any (A) “significant deficiency” or (B) “material weakness” in the Company’s internal controls over financial reporting since January 1, 2006. To the knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 2 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(g) There is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, is reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.07(g) and the application of Sections 7.02(a) and 8.01(c) hereto, clauses (E) and (I) of the definition of “Company Material Adverse Effect”).

(h) None of the Company Subsidiaries is, or has at any time since January 1, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.08.  Information Supplied.  (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of the Company Common Stock or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Cap Rock Holding or the Parent Representatives (as defined in Section 6.02) in writing for inclusion or incorporation by reference therein.

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the documents (the “Debt Tender Offer Documents”) mailed to holders of the Notes (as defined in Section 6.11) in connection with the Debt Tender Offers will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.09.  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), since December 31, 2005:

(i) the Company has conducted its business only in the ordinary course;

(ii) there has not been any event, change, effect or development (including the commencement of any action, suit or proceeding) that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (provided that for purposes of this Section 3.09(ii) and the application of Sections 7.02(a) and 8.01(c) hereto, any event prior to the date hereof described in clause (D), (G) or (H) of the definition of “Company Material Adverse Effect” shall be excluded from such definition and the first use of the word “Transactions” in such definition shall be deemed replaced with the word “Exchange”);

(iii) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock (other than payments of dividends to the holders of the Series B Preferred Stock in accordance with the Certificate of Designation);

(iv) there has not been any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(v) there has not been (A) any granting by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (each, a “Related Person”) of any increase in compensation or bonus or fringe or other benefits, except for increases in the ordinary course of business, or as was required under any Company Benefit Agreement or Company Benefit Plan (as defined in Section 3.11) in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any Related Person of any right to receive any change of control, severance or termination compensation or benefits, or (C) any entry by the Company or any Company Subsidiary into or any amendment of (1) any employment, deferred compensation, consulting, retention, severance, change of control, termination or indemnification agreement or any other agreement, plan or policy with or involving any Related Person or (2) any agreement with any Related Person, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (E) any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement;

(vi) there has not been any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or the interpretation thereof; and

(vii) there have not been any material elections with respect to Taxes (as defined in Section 3.10) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

other than, in the cases of clauses (i), (iii), (iv), (v), (vi) and (vii) above, for such matters that may have occurred since the date of this Agreement and not in violation of Section 5.01(a).

Section 3.10.  Taxes.  (a) All material Federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, or any Company Subsidiary, or any consolidated, combined, affiliated or unitary group of which the Company or any Company Subsidiary is or has ever been a member (each a “Company Consolidated Group”), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was true, complete and correct in all material respects. All material Taxes with respect to taxable periods covered by such Tax Returns have been paid in full.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(c) There are no material Liens for Taxes (other than statutory Liens for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(d) No material Tax Return of the Company, any Company Subsidiary or any Company Consolidated Group is under audit or examination by any taxing authority or is the subject of any pending litigation, and no written notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each material deficiency resulting from any audit or examination relating to Taxes has been timely paid. No material issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, no requests for waivers of the time to assess any such Taxes are pending, and no material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that are reasonably likely to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company, each Company Subsidiary and each Company Consolidated Group, for all years through 2002.

(e) Neither the Company nor any Company Subsidiary is party to or bound by any written tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f) Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

(g) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper taxing authority all amounts required to be so withheld and paid over under applicable laws.

(h) The Company Disclosure Letter lists (i) each jurisdiction in which the Company or any Company Subsidiary joins or has joined for any taxable period ending within the last four years, in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such return.

(i) Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(j) All of the Company’s nonqualified deferred compensation plans are presently in good faith compliance with Section 409A of the Code and guidance promulgated thereunder by the Department of Treasury and Internal Revenue Service.

(k) Set forth in the Company Disclosure Letter are: (i) the Federal net operating loss carryforwards (including with respect to alternative minimum taxes) of the Company and the Company Subsidiaries as of December 31, 2005; (ii) the relevant expiration date for such carryforwards; and (iii) any limitations, if any, to which any such carryforwards are subject under Section 382 of the Code.

(l) The Company and the Company Subsidiaries have complied with Section 168(i)(9) of the Code with respect to any “public utility property” (within the meaning of Section 168(i)(10) of the Code) for which it has used the normalization method of accounting.

(m) For purposes of this Agreement:

‘‘Tax” or “Taxes” shall mean all (x) Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, uses, ad valorem, receipts, gross receipts, value added, profits, license, withholding, payroll, employment, property, abandoned and unclaimed property, excise, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties, and additions imposed with respect to such amounts (y) liability for the payment of any amounts as a result of an express obligation to indemnify any other person with respect to the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of an express obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

‘‘Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.11.  Absence of Changes in Company Benefit Plans.  Except as disclosed in the Filed Company SEC Documents, since the date of the most recent audited financial statements included in the Filed Company SEC Documents through the date of this Agreement, there has not been any adoption, amendment (in any material respect) or termination by the Company or any Company Subsidiary of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, change of control, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any Related Person (collectively, the “Company Benefit Plans”), other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code.

Section 3.12.  Employee Benefits Compliance; Excess Parachute Payments.

(a) The Company Disclosure Letter contains a complete and correct list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans, and all Company Benefit Agreements. Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. Each of the Company and the Company Subsidiaries is in compliance in all material respects with ERISA, the Code and all Laws applicable to the Company Benefit Plans and Company Benefit Agreements. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and Company Benefit Agreement, (ii) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect to each Company Benefit Plan, (iii) each trust, insurance, annuity or other funding contract relating to any Company Benefit Plan and (iv) the most recent actuarial report and financial statements with respect to each Company Benefit Plan for which an actuarial report or financial statements were required or prepared.

(b) No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a ‘‘Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been made available to Parent. There has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. None of the Company Pension Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and there has not been any application for a waiver of minimum funding standards with respect to any Company Pension Plan. None of the Company Benefit Plans or the trusts covered thereunder has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

(c) With respect to any Company Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), (i) no such Company Benefit Plan provides benefits after termination of employment, except as required by 4980B(f) of the Code and (ii) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time.

(d) Other than the Specified Parachute Payments (as defined below) no amount or other entitlement that could be received as a result of the execution and delivery of this Agreement, the consummation of the Exchange and the other Transactions and compliance with the terms hereof (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company Disclosure Letter sets forth, with respect to each disqualified individual with respect to the Company who could reasonably be expected to receive any excess parachute payments, (i) such person’s name, title and “base amount” (as defined in Section 280G(b)(3) of the Code) and (ii) the estimated maximum amount of “parachute payments” (as defined in Section 280G(b)(2) of the Code) that such person could receive (collectively, the “Specified Parachute Payments”). No Related Person is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999(a) or 409A of the Code)) or interest or penalty related thereto.

(e) The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the other Transactions and compliance with the terms hereof will not (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), (i) entitle any Related Person to any compensation or benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, (iii) trigger any material obligation pursuant to any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.

Section 3.13.  Litigation.  Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, there is no suit, action, arbitration or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company has no knowledge of any fact or circumstance that is reasonably likely to lead to or provide a basis for any such suit, action, arbitration or proceeding) that, individually or in the aggregate, has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has resulted or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000.

Section 3.14.  Compliance with Applicable Laws.  Neither the Company nor any Company Subsidiary has violated or failed to comply with any Law or any decree or order of any Governmental Entity applicable to its business or operations, including those relating to occupational health and safety or those issued by a Governmental Entity acting in its capacity as landowner, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, benefit plans, which are the subject of Section 3.11, environmental matters, which are the subject of Section 3.20, and regulatory matters, which are the subject of Section 3.21.

Section 3.15.  Permits.  The Company and the Company Subsidiaries own or have sufficient rights or consents to use under existing franchises, certificates, determinations, permits, easements, leases, licenses and other agreements or authorizations (the “Company Permits”) all properties, rights and assets necessary for the conduct of their business and operations as currently conducted. The Company and the Company Subsidiaries are in compliance with the terms of all Company Permits, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. This Section 3.15 does not relate to matters with respect to environmental matters, which are the subject of Section 3.20, and regulatory matters, which are the subject of Section 3.21.

Section 3.16.  Contracts; Debt Instruments.  (a) Except as disclosed in the Company’s most recent annual report on Form 10-K filed with the SEC prior to the date of this Agreement or as included in any Company SEC Documents filed after the filing of such Form 10-K and prior to the date of this Agreement, as of the date of this Agreement, there are no contracts or agreements that are, or are reasonably likely to be, material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, easement, right of way, permit, concession, franchise, certificate, license or any other contract, agreement, arrangement or understanding, including any insurance policy issued to the Company or any Company Subsidiary or any of their respective predecessors in interest which may provide coverage for the MGP Liabilities, to which it is a party or beneficiary or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Set forth in the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments in effect as of the date of this Agreement pursuant to which any indebtedness in principal amount in excess of $250,000 of the Company or any Company Subsidiary is outstanding or may be incurred, or pursuant to which any indebtedness is outstanding or may be incurred that cannot be prepaid on the Closing Date without prior notice and without penalty or premium, and (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement and the payment schedules therefor. For purposes of this Section 3.16(b), “indebtedness” shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such person’s business), (E) all indebtedness of such person created or arising under any conditional sale or other title retention agreement, with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (F) all capitalized lease obligations of such person, (G) all obligations, contingent or otherwise, of such person as an account party to reimburse any bank or other person under acceptance, letter of credit or similar facilities, (H) all obligations of such person under interest rate, currency or other hedging obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time), (I) all obligations of such person to purchase, redeem, retire or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, (J) all guarantees and arrangements having the economic effect of a guarantee of such person in respect of indebtedness of a primary obligor, (K) all obligations of such person with respect to performance bonds issued by third parties covering performance by such person and (L) all indebtedness referred to in clauses (A) through (K) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness. The indebtedness of any person under this Section 3.16(b) shall include the indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness expressly provide that such person is not liable therefor.

Section 3.17.  Title to Properties.  (a) Each of the Company and Company Subsidiaries has good and insurable title to, or valid leasehold or easement interests in, all of its material properties and assets. All such interests of the Company or any Company Subsidiary in such properties and assets are free and clear of all Liens other than (i) Liens for Taxes not yet due and payable, (ii) Liens in respect of property or assets of the Company or any of the Company Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any Company Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien and (iii) easements, encroachments, covenants, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Company Subsidiaries and municipal and zoning ordinances.

(b) Each of the Company and each Company Subsidiary has complied with the terms of all leases and easements to which it is a party or under which it is in occupancy, and all such leases and easements are in full force and effect, except for instances that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all such leases and easements, except for failures to do so that individually or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) The Company and each Company Subsidiary has the necessary rights to construct, maintain and use its pipes, mains, service lines, tanks, compressors and other equipment and facilities on, under, and over property, whether or not pursuant to an easement or right of way, used in the conduct of its business, and no defect in the entitlement of the Company or any Company Subsidiary to construct, maintain or use such property is reasonably likely to prohibit or interfere with the use thereof in accordance with past practice or the requirements of applicable Law, other than such defects that individually or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect.

Section 3.18.  Intellectual Property.  The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, ‘‘Intellectual Property Rights”) that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights, if any, which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for claims that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right, except for infringements that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

Section 3.19.  Hedging.  Since January 1, 2004, none of the Company or the Company Subsidiaries engages or has engaged in any natural gas, electricity or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments related thereto.

Section 3.20.  Environmental Matters.  Except for those matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is in compliance with all Environmental Laws (as defined below), and neither the Company nor any Company Subsidiary has received any written notice (i) alleging a violation of, or liability under, any Environmental Law, (ii) requesting information pursuant to any Environmental Law, or (iii) regarding any requirement proposed within the last three years for adoption or implementation by any Governmental Entity under any Environmental Law which requirement is applicable to the operations of the Company or any Company Subsidiary;

(b) (i) The Company and each Company Subsidiary has obtained and is in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their respective operations as currently conducted (“Environmental Permits”), (ii) all such Environmental Permits are valid and in good standing, and (iii) neither the Company nor any Company Subsidiary has received any written notice of any actual or proposed change in the status or terms and conditions of any Environmental Permit;

(c) There are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary;

(d) There are no past or present actions, activities, facts, circumstances, conditions, incidents or events, including the Release (as defined below), threatened Release or presence of any Hazardous Material, that are reasonably likely to form the basis of any Environmental Claim or other liability or obligation under Environmental Law against or involving the Company or any Company Subsidiary or, to the knowledge of the Company, against or involving any other person whose liability for such matter the Company or any Company Subsidiary has retained or assumed either contractually or by operation of Law; and

(e) Neither the Company nor any Company Subsidiary has retained or assumed either contractually or by operation of law any liabilities or obligations that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

(f) In this Agreement:

“Environmental Claim” means any written administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, pollution control equipment, limitations on or cessations of operations, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) violations, or other requirements, of any Environmental Law.

“Environmental Laws” means all applicable Laws, Judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, atmospheric emissions, natural resources or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), but excluding Laws governing worker health or safety.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and any other chemical, material, substance or waste regulated under any Environmental Law.

“Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.21.  Regulatory Compliance.   (a) The Company and each Company Subsidiary holds all franchises, licenses, certificates, determinations, permits, tariffs, special contracts and other authorizations, consents, orders and approvals (collectively “Regulatory Permits”) from the MPSC, the City Commission of Battle Creek (the “CCBC”), the RCA and each other Governmental Entity exercising regulatory jurisdiction over the Company or the Company Subsidiaries as a public utility (each, a “Regulatory Entity”) necessary or appropriate for the ownership of its properties and the conduct of its business as presently conducted. All such Regulatory Permits are in full force and effect, and the Company and Company Subsidiaries have complied and are in compliance with the terms thereof, except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. The special contracts held by the Company and the Company Subsidiaries are set forth in the Company Disclosure Letter. The Company and the Company Subsidiaries have complied and are in compliance with (i) 1909 PA 300, as amended, MCL 462.2 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; 1939 PA3, as amended, MCL 460.1 et seq., and the rules thereunder, (ii) the Alaska Public Utilities Regulatory Act and applicable RCA regulations and orders, and (iii) any other Law or order applicable to it as a public utility or gas utility, except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication from January 1, 2005 through the date of this Agreement from any Regulatory Entity alleging that the Company or a Company Subsidiary is not in compliance with any applicable Regulatory Permit, Law or order. There are no ongoing Regulatory Proceedings (as defined in Section 3.21(b)) or inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any Regulatory Permit or for the determination of compliance therewith or with any Law or order applicable to the Company in its capacity as a public utility or gas utility.

(b) All information filed with or provided to a Regulatory Entity by the Company or any Company Subsidiary since January 1, 2004, including filings in connection with a prior or pending investigation, inquiry or proceeding before a Regulatory Entity (a “Regulatory Proceeding”) was true, correct and complete in all material respects and complied in all material respects with applicable Law. The Company Disclosure Letter sets forth the regulatory filings (other than those periodic filings required to be filed in the ordinary course of business) and Regulatory Proceedings that are pending or that the Company or any Company Subsidiary has been ordered by a Regulatory Entity as of the date of this Agreement to make or initiate in the future, including but not limited to those relating to operative tariffs or rates charged, or to be charged, including under special contracts, the subject matter of each filing or Regulatory Proceeding, and the date by which the Company or any Company Subsidiary intends to make or initiate, or has been ordered to make or initiate, such filings or Regulatory Proceedings. All charges that have been made for utility service and all related fees have, in all material respects, been charged in accordance with the terms and conditions of valid and effective tariffs or approved and enforceable special contracts. Except for the gas cost recovery type rates set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has rates which have been or are being collected subject to refund, pending final resolution of any proceeding, inquiry, appeal or investigation before any Governmental Entity.

(c) Neither the Company nor any Company Subsidiary is (i)(A) a “public utility” under the Federal Power Act, as amended, and the rules and regulations promulgated thereunder, (B) a “natural gas company” under the Natural Gas Act, as amended, and the rules and regulations promulgated thereunder, or (C) a public utility, public service company, gas utility, natural gas company, natural gas pipeline company, pipeline carrier, or natural gas storage company (or similar designation) under any other Federal or state Law or (ii) otherwise franchised or authorized to provide any utility services by any Governmental Entity or as a “qualifying facility” under the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.

Section 3.22.  Labor Matters.   There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. As of the date of this Agreement, none of the employees of the Company or any Company Subsidiary is represented by any union with respect to such employee’s employment by the Company or such Company Subsidiary. Within the period from January 1, 2004 through the date of this Agreement, neither the Company nor any Company Subsidiary has experienced any union organization attempts or any actual or, to the knowledge of the Company, threatened labor disputes, work stoppages, slowdowns or lockouts due to labor disagreements, and as of the date of this Agreement there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity.

Section 3.23.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) and BB&T Capital Markets (“BBTCM”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The estimated fees and expenses of Credit Suisse and BBTCM incurred and to be incurred by the Company and the Company Subsidiaries in connection with the Exchange and the other Transactions are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Credit Suisse and between the Company and BBTCM relating to the Exchange and the other Transactions.

Section 3.24.  Opinions of Financial Advisors.   The Company Board has received an opinion from each of Credit Suisse and BBTCM to the effect that, as of the date of such opinion, the Common Stock Exchange Price to be received by holders of the Company Common Stock is fair, from a financial point of view, to such holders. The Company Board has also received an opinion from BBTCM, dated as of the date of this Agreement, to the effect that as of such date, the Preferred Stock Exchange Price is not less than the fair value of the shares of the Series B Preferred Stock. Signed copies of such opinions will be delivered to Parent, solely for informational purposes, promptly after receipt thereof by the Company Board.

Section 3.25.  Insurance.  The insurance policies under which each of the Company and the Company Subsidiaries is either an insured or a beneficiary (the “Insurance Policies”) provide coverage for those risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets as is customary for companies conducting the respective businesses conducted by the Company and the Company Subsidiaries during such time period, are in character and amount at least equivalent to that customarily carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except where the failure to have such insurance or maintain insurance policies, individually or in the aggregate, does not have and is not reasonably likely to have a Company Material Adverse Effect. Except as, individually or in the aggregate, does not have and is not reasonably likely to have a Company Material Adverse Effect, (i) all premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and the Company Subsidiaries has received notice from any insurer or agent of any intent to cancel any such Insurance Policy, and (ii) none of the Company and the Company Subsidiaries has received written notice from any insurance company or Governmental Entity of any defects or inadequacies that would adversely affect the insurability of, or cause any increase in the premiums for, insurance covering any of the Company and the Company Subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing such notice.

Section 3.26.  No Other Representations and Warranties.   Except for the representations and warranties contained in this Article III, none of the Company, any Company Subsidiary or any Representatives makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any Company Subsidiaries or any of their Representatives, with respect to the negotiation, execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure, in writing or orally, to Parent, Cap Rock Holding or any Parent Representative of any documentation or other information. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Cap Rock Holding nor any Parent Representative is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Cap Rock Holding in Article IV.

ARTICLE IV

Representations and Warranties of Parent and Cap Rock Holding

Each of Parent and Cap Rock Holding represents and warrants to the Company that:

Section 4.01.  Organization, Standing and Power.   Each of Cap Rock Holding and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 4.03).

Section 4.02.  Authority; Execution and Delivery; Enforceability.  Each of Cap Rock Holding and Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party. The execution and delivery by each of Cap Rock Holding and Parent of this Agreement and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Cap Rock Holding or Parent, as applicable. Cap Rock Holding and Parent have each approved this Agreement. Each of Cap Rock Holding and Parent has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

Section 4.03.  No Conflicts; Consents.   (a) The execution and delivery by each of Cap Rock Holding and Parent of this Agreement, do not, and the consummation of the Exchange and the other Transactions to which it is a party and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cap Rock Holding or Parent or any of their subsidiaries under, any provision of (i) the charter or organizational documents of Cap Rock Holding or Parent or any of their subsidiaries, (ii) any Contract to which Cap Rock Holding or Parent or any of their subsidiaries is a party or by which any of their respective properties or assets is bound, other than the Credit Agreement among Cap Rock Holding, the several lenders from time to time parties thereto and Union Bank of California, N.A., dated as of December 18, 2006, or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Cap Rock Holding or Parent or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, Liens granted under the Financing and any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Cap Rock Holding and Parent, taken together as a whole (a ‘‘Parent Material Adverse Effect”), on the ability of Cap Rock Holding or Parent to perform its obligations under this Agreement or on the ability of Cap Rock Holding or Parent to consummate the Exchange.

(b) No Consent of, or registration, notice to, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Cap Rock Holding or Parent or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement, the Exchange and the other Transactions, (iii) the filing of the Certificate of Exchange with the Department of Labor and Economic Growth of the State of Michigan and any statement relating thereto that may be appropriate under Section 707 of the BCA, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) such registrations, filings and approvals as may be required to perfect or record security interests granted under the Financing, and (vii) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

(c) As of the date of this Agreement, neither Parent nor Cap Rock Holdings is an “interested shareholder” as defined in Section 778(2) of the BCA.

Section 4.04.  Information Supplied.   (a) None of the information supplied or to be supplied by Cap Rock Holding or Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of the Company Common Stock or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by Cap Rock Holding or Parent for inclusion or incorporation by reference in the Debt Tender Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05.  Brokers.   No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of Cap Rock Holding or Parent, except Berenson & Company, LLC, whose fees will be paid by Parent.

Section 4.06.  Funds.   (a) Lindsay Goldberg & Bessemer GP II LLC, the general partner of Lindsay Goldberg & Bessemer II L.P. and certain affiliated investment vehicles (collectively, the “Funds”), has delivered a commitment letter on behalf of the Funds dated as of February 22, 2007 to Cap Rock Holding (the “Equity Commitment Letter”), and a copy of such Equity Commitment Letter has been provided to the Company. The Company is a third party beneficiary of the Equity Commitment Letter.

(b) Cap Rock Holding has received a commitment letter dated February 22, 2007 (the “Debt Commitment Letter”) from the lenders party thereto (the ‘‘Commitment Parties”) relating to the commitment of the Commitment Parties to provide a $395,000,000 senior secured term loan and a $130,000,000 senior secured revolving credit facility to the Company in order to refinance certain outstanding indebtedness of the Company in connection with the Transactions, and a copy of such Debt Commitment Letter has been provided to the Company.

(c) As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended or modified, and the commitment therein has not been withdrawn or rescinded in any respect, (ii) the Equity Commitment Letter is in full force and effect, (iii) there are no conditions precedent or other contingencies related to the funding contemplated by the Equity Commitment Letter, other than as set forth in, or contemplated therein, and (iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Cap Rock Holding under any term or condition of the Equity Commitment Letter.

(d) Parent will as of the Effective Time have available to it all funds necessary to consummate the Exchange.

Section 4.07.  No Agreements with Company Shareholders.   As of the date of this Agreement, neither Parent nor Cap Rock Holding nor any of their respective affiliates or Parent Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Exchange Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Exchange or agrees to vote against any Superior Company Proposal (as defined in Section 5.02(g)).

Section 4.08.  Litigation.   As of the date of this Agreement, there is no suit, action, arbitration or proceeding pending or, to the knowledge of Parent or Cap Rock Holding, threatened against or affecting Parent or Cap Rock Holding (and Parent and Cap Rock Holding are not aware of any fact or circumstance that is reasonably likely to lead to or provide a basis for any such suit, action, arbitration or proceeding) that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

Section 4.09.  No Other Representations and Warranties.   Except for the representations and warranties contained in this Article IV, neither Parent nor Cap Rock Holding makes any representations or warranties, and Parent and Cap Rock Holding hereby disclaim any other representations or warranties, whether made by Parent, Cap Rock Holding or any Parent Representatives with respect to the negotiation, execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure, in writing or orally to the Company or any of its Representatives of any documentation or other information. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Cap Rock Holding acknowledges and agrees that neither the Company, any Company Subsidiary nor any Company Representatives is making or has made any representations or warranties whatsoever, express or implied, beyond, those expressly given by the Company in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.   (a) Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required by Law, or to the extent Parent shall otherwise consent in writing (which decision regarding consent shall be made as soon as reasonably practicable following request therefor), from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to use commercially reasonable efforts to preserve intact its current business organization and to maintain its relationships with customers, employees, regulatory authorities, suppliers, licensors, licensees and distributors that, in each case, are material to the business of the Company and others having material business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by Law, or to the extent Parent shall otherwise consent in writing (which decision regarding consent shall be made as soon as reasonably practicable following request therefor), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent, provided that the Company shall declare and pay quarterly dividends on all shares of Series B Preferred Stock outstanding in the amount and on the dates set forth in clause 5(a) of Subsection 6 so that no unpaid dividends on outstanding shares of Series B Preferred Stock accumulate, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than conversions of Series B Preferred Stock into Company Common Stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock (other than the issuance of shares of Company Common Stock (and Rights associated therewith) upon the exercise of Stock Options outstanding as of the date of this Agreement or pursuant to the terms of Director Stock Units, RSUs or Performance Share Units outstanding as of the date of this Agreement, in each case, only if and to the extent required by the applicable equity award’s terms in effect as of the date of this Agreement), (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units or performance share units, or except as contemplated by Section 6.04, amend the terms or conditions of any outstanding option, warrant or other right;

(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, in either case, that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) subject to Sections 6.04 and 6.05, except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Laws or to comply with any Company Benefit Plan or Company Benefit Agreement entered into prior to the date of this Agreement (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, except for amendments that will not cause the Company or any Company Subsidiary to incur any material expense or obligation, (B) increase in any manner the compensation or bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any Related Person, except for increases in cash compensation in the ordinary course of business consistent with past practice for officers and employees of the Company, (C) pay any material benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement, other than base salary and wages, (D) grant or pay any change of control, retention, severance or termination compensation or benefits to any Related Person or increase in any manner the change of control, retention, severance or termination compensation or benefits of any Related Person, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined outside the ordinary course of business;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or the interpretation thereof;

(vii) sell, lease (as lessor), license or otherwise dispose of outside the ordinary course of business consistent with past practice, or subject to any Lien (other than Liens securing the credit agreement and lines of credit set forth in the Company Disclosure Letter (the “Credit Facilities”)), any properties or assets;

(viii) (A) except pursuant to the Credit Facilities, incur any indebtedness (as defined in Section 3.16(b)) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any Company Subsidiary and other than advances to employees in the ordinary course of business consistent with past practice;

(ix) make or agree to make any new capital expenditure or expenditures (other than those set forth in the budget included in the Company Disclosure Letter) that in the aggregate, are in excess of $4,000,000;

(x) make or change any material Tax election outside the ordinary course of business or settle or compromise any material Tax liability or refund, provided that the consent of Parent shall not be unreasonably withheld;

(xi) (A) except pursuant to the Credit Facilities, pay, discharge, satisfy, release or waive any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, or any indemnification agreement or insurance policy, whether issued to or entered into by the Company or any Company Subsidiary or any of their respective predecessors in interest, which may provide coverage for the MGP Liabilities, provided that the consent of Parent shall not be unreasonably withheld with respect to any such actions in this clause (C) relating to the MGP Liabilities;

(xii) enter into any agreement, contract, order, consent decree or other binding arrangement with any person which are reasonably likely to have a material impact on, or result in a material change to, the MGP Liabilities, provided that the consent of Parent shall not be unreasonably withheld; or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in any condition to the Exchange set forth in Article VII, not being satisfied, except as set forth in Sections 5.02 and 6.03.

(c) Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this

Section 5.01(c) and the application of Sections 7.02(b) and 8.01(c) hereto, clauses (C) through (J) of the definition of “Company Material Adverse Effect”), and Parent shall promptly advise the Company orally and in writing of any change or event that has had or is reasonably likely to have a Parent Material Adverse Effect.

(d) Rate Matters.  The Company shall, and shall cause the Company Subsidiaries to, discuss with Parent any changes and proposed changes in its or the Company Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date of this Agreement and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. Except as provided in the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, without the consent of Parent (such consent not to be unreasonably withheld), make any filing to change its base rates on file with any applicable Regulatory Entity or make any filing that is reasonably likely to have a material effect on its base rates, except as may be required by applicable Law or valid Regulatory Entity order.

Section 5.02.  Solicitation.   (a) Notwithstanding any other provision of this Agreement to the contrary, during the period from the date of this Agreement until 11:59 p.m. (New York City time) on March 29, 2007 (“Last Call”), the Company and any Company Subsidiary and their respective officers, directors, employees, investment bankers, agents, attorneys and other advisors and representatives (collectively, “Representatives”) may (i) directly or indirectly solicit, initiate or encourage, whether publicly or otherwise, the submission of a Company Takeover Proposal, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements, (ii) directly or indirectly enter into and maintain discussions or negotiations regarding, and furnish to any person information pursuant to one or more Acceptable Confidentiality Agreements with respect to, any Company Takeover Proposal, and (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person given such access which was not previously provided to Parent. Without limiting the foregoing, the Company may take any of the actions described in clause (ii) above with respect to any person that the Company Board has prior to Last Call determined to have made a Superior Company Proposal until the later of Last Call and 11:59 p.m. (New York City time) on the tenth calendar day following the day on which the Company Board made such determination. The Company shall immediately advise Parent of any determination by the Company Board that any proposal constitutes a Superior Company Proposal and the day of such determination. In this Agreement, any person with whom the Company may take any of the actions described in clause (ii) above after Last Call by reason of the immediately preceding sentence is referred to as an ‘‘Extension Party” and the period of time after Last Call during which such actions may be taken is referred to as an “Extension Period”.

(b) Subject to Sections 5.02(c) and 5.02(d), from Last Call until the Effective Time or, if earlier, the date this Agreement is terminated pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary or any Representatives to (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) other than as contemplated by Section 8.01(f), enter into any agreement with respect to any Company Takeover Proposal, (iii) other than with an Extension Party during an Extension Period, or as contemplated by Section 5.02(c), directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Company Takeover Proposal, or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal. Subject to Section 5.02(c), as of Last Call, the Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal or a Superior Company Proposal, other than with an Extension Party during an Extension Period. The Company shall require each counterparty to an Acceptable Confidentiality Agreement to comply with the provision of the Acceptable Confidentiality Agreement described in clause (i) of the definition thereof. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section by any Representative or affiliate of the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 5.02(b) by the Company.

(c) Without limiting the provisions of Section 5.02(a), and notwithstanding anything to the contrary contained in Section 5.02(b), the Company and its Representatives may, at any time prior to receipt of the Company

Shareholder Approval, if a majority of the disinterested members of the Company Board determines in good faith, after consultation with the Company’s outside counsel, that the failure to so act would be inconsistent with the Company Board’s fiduciary obligations under applicable Law, in response to a bona fide, written Company Takeover Proposal which a majority of the disinterested members of the Company Board determines in good faith after consultation with outside counsel and the Company’s independent financial advisors is or could reasonably be expected to result in a Superior Company Proposal and that did not otherwise result from a breach or a deemed breach of Section 5.02(b), and subject to compliance with Section 5.02(e), (x) furnish information with respect to the Company or any Company Subsidiaries to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement that complies with clause (ii) of the definition of Acceptable Confidentiality Agreement, and (y) participate in discussions or negotiations (including exchanging draft agreements) with such person and its Representatives regarding any such Company Takeover Proposal.

(d) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the Exchange, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval a majority of the disinterested members of the Company Board determines in good faith, after consultation with the Company’s outside counsel, that it is necessary to do so in connection with a Superior Company Proposal in order to be consistent with its fiduciary obligations under applicable Law, the Company Board may withdraw or modify its approval or recommendation of the Exchange and this Agreement; provided, however, that notwithstanding any other provision of this Section 5.02, the Company Board shall not withdraw or modify its determination that the Preferred Stock Exchange Price is not less than the fair value of the shares of the Series B Preferred Stock on the date of this Agreement.

(e) Following Last Call, the Company promptly shall advise Parent orally and in writing of its receipt of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. Following Last Call, the Company shall (i) keep Parent fully informed of the status, including any change to the material terms, of any such Company Takeover Proposal or inquiry and (ii) promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person making such Company Takeover Proposal which was not previously provided to Parent.

(f) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

(g) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that: (i) provides that any recipient of non-public information of the Company shall return all non-public information and destroy all analyses, compilations, forecasts, studies and other documents in such recipient’s possession, to the extent they contain, reflect or are based upon any such non-public information, as soon as practicable but not later than two days following the later of (A) the end of any Extension Period applicable to such person as an Extension Party and (B) Last Call, and such destruction shall be certified in writing by an authorized officer of the counterparty to such confidentiality agreement; and (ii) without giving weight to the provision described in clause (i) of this definition, contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (as defined in Section 6.02); provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

“Company Takeover Proposal” means (i) any proposal or offer made by a third party with respect to a merger, consolidation, share exchange, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer made by a third party to acquire in any manner, directly or indirectly, over 20% of the equity securities of the Company or consolidated total assets of the Company, in each case, other than pursuant to the Exchange and the other Transactions.

“Superior Company Proposal” means any proposal made by a third party to acquire, directly or indirectly, 50% or more of the equity securities or 50% or more of the consolidated assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a share exchange, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, on terms which a majority of the disinterested members of the Company Board determines in good faith after consultation with outside counsel and the Company’s independent financial advisors would be more favorable to the holders of the Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions).

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of Proxy Statement; Shareholders Meeting.  (a) The Company shall prepare and file with the SEC within two business days of the later of (i) the end of an Extension Period, if any, and (ii) Last Call, the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Cap Rock Holding shall cooperate in good faith with the Company with respect to the preparation of the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall commence mailing the Proxy Statement within five business days of learning that the Proxy Statement will not be reviewed by the SEC or that the SEC staff has no further comments thereon. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such an amendment or supplement. Subject to Section 5.02, the Company shall not mail or file any Proxy Statement or any amendment or supplement thereto, to which Parent reasonably objects.

(b) The Company shall duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the “Company Shareholders Meeting”) in accordance with the BCA and the rules of the New York Stock Exchange within thirty days of commencing mailing of the Proxy Statement for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to the holders of the Company Common Stock that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Exchange as permitted by Section 5.02(d). Without limiting the generality of the foregoing, but subject to Section 8.01(f), the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Exchange.

Section 6.02.  Access to Information; Confidentiality.   Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to each of Cap Rock Holding and Parent and their affiliates, and each of their providers and potential sources of financing and to the officers, employees, accountants, counsel, financial advisors and other representatives of the foregoing (collectively, “Parent Representatives”), reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each report or other document filed with or otherwise provided to or received from a Regulatory Entity or its staff, and (c) all other information concerning its business, properties and personnel as Parent or any of the Parent Representatives may reasonably request; provided, however, that in no event shall the Company or any Company Subsidiary be obligated to provide any access or information if the Company or the Company Subsidiary reasonably determines, in good faith after consultation with counsel, that providing such access or information is likely to violate applicable Law, cause either the Company or any Company Subsidiary to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to either the Company or any Company Subsidiary. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 487 of the BCA (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 7, 2006 between the Company and Cap Rock Holding (the ‘‘Confidentiality Agreement”).

Section 6.03.  Reasonable Best Efforts; Notification.   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other Transactions to which it or any of its subsidiaries is a party, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (including obtaining an approval from the RCA of the “ownership transfer” contemplated by this Agreement and acceptance by the RCA of any related agreements or stipulations in the form and manner in which the RCA customarily approves transfers of control and accepts agreements and stipulations) and the making of all necessary registrations, reports and filings, including registrations, reports and filings with Governmental Entities (including complying with the filing, reporting, acceptance and approval requirements of each applicable Regulatory Entity and providing all relevant records and reports requested by such Regulatory Entity) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary material consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to which it or any of its subsidiaries is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions to which it or any of its subsidiaries is a party and to fully carry out the purposes of this Agreement; provided, however, that Parent shall not be required to consent to any action described in Section 7.02(c). Parent and the Company shall jointly prepare and execute documents necessary to obtain the necessary actions or nonactions, waivers, consents and approvals of Governmental Entities and Parent shall have primary responsibility for, and control of, filing such documents. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction to which it is a party or this Agreement, (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Company and the Company Board shall take all commercially reasonable action necessary to ensure that the Exchange and the other Transactions to which the Company or any Company Subsidiary is a party may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Exchange and the other Transactions to which the Company or any Company Subsidiary is a party and (iii) the Company shall reasonably cooperate with Parent in the arrangements for obtaining the Financing and conducting the Debt Tender Offers as required by Sections 6.11 and 6.12. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, in either case that would cause the conditions to closing in

Section 7.02(a) or 7.03 not to be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, to consent to any disposition of the assets of the Company or any Company Subsidiary or limits on the freedom of action of the Company or any Company Subsidiary with respect to any of their businesses, to accept any other substantial or burdensome condition, including any fundamental change to, or restriction on, the operation, ownership or control of the Company’s distribution system or the financial policies or practices or rate structure of the Company, or to commit or agree to any of the foregoing. Nothing in Section 6.03(a) shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing to obtain any consents, approvals, permits, determinations, certificates or authorizations to remove any impediments to the Exchange relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Exchange and that, individually or in the aggregate, have not had and are not reasonably likely to have (i) a Parent Material Adverse Effect, (ii) a Company Material Adverse Effect (provided that for purposes of this Section 6.03(c), the first use of the word “Transactions” in the definition of “Company Material Adverse Effect” shall be deemed replaced with the word “Exchange”) or (iii) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other Transactions.

(d) Nothing in this Section 6.03 shall require Parent to consent to any action or omission by the Company or any Company Subsidiary that would be inconsistent with Section 5.01 absent such consent.

Section 6.04.  Equity Awards.   Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) at the Effective Time, each outstanding Stock Option shall be canceled, with the holder of each such Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of the Common Stock Exchange Price over the exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Stock Option; provided, however, that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest;

(ii) each Restricted Share outstanding at the Effective Time shall be adjusted as necessary to provide that the restrictions on such share shall lapse at the Effective Time, and at the Effective Time, each Restricted Share shall be converted into the right to receive the Common Stock Exchange Price in accordance with Section 2.01(a), subject to any applicable withholding pursuant to Section 2.02(g);

(iii) each RSU outstanding at the Effective Time shall be converted into the right to receive the Common Stock Exchange Price in accordance with Section 2.01(a), subject to any applicable withholding pursuant to Section 2.02(g);

(iv) each Performance Share Unit outstanding at the Effective Time shall be converted into the right to receive the Common Stock Exchange Price in accordance with Section 2.01(a), subject to any applicable withholding pursuant to Section 2.02(g);

(v) each Director Share and each Director Stock Unit outstanding at the Effective Time shall be converted into the right to receive the Common Stock Exchange Price in accordance with Section 2.01(a), subject to any applicable withholding pursuant to Section 2.02(g), and such consideration shall be invested in the Interest Fund and reflected in the Annual Sub-Account (as such terms are defined in the Director Plan) of the director on whose behalf such Director Share or Director Stock Unit is held, in accordance with the

Director Plan, and such consideration and any interest accrued thereon shall be paid to such director in accordance with the distribution election such director has made under the Director Plan; and

(vi) subject to Sections 6.04(i), (ii), (iii), (iv) and (v), each provision in each Company Benefit Plan and Company Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any stock options, restricted shares, restricted stock units, performance share units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, stock options, restricted shares, restricted stock units, performance share units or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company.

Section 6.05.  Employee Matters.  (a) For the period from the Effective Time through the second anniversary thereof, Parent will provide or cause the Company or the Company Subsidiaries to provide to employees of the Company and the Company Subsidiaries who remain in the employment of the Company and the Company Subsidiaries after the Effective Time (the ‘‘Continuing Employees”) compensation and employee benefits that are at least substantially comparable in the aggregate (including taking into account the value of any stock-based compensation plans) to the employee benefits provided to the employees of the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, that none of Parent, the Company or the Company Subsidiaries or any of Parent’s other subsidiaries shall have any obligation to issue or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares. In addition, for the period from the Effective Time through the second anniversary thereof, Parent will cause the Company to maintain the Company’s headquarters in Port Huron, Michigan.

(b) From and after the Effective Time, Parent shall, and shall cause the Company and the Company Subsidiaries to, honor in accordance with their respective terms, all the severance and termination agreements and collective bargaining agreements (as in effect on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement) of the Company and the Company Subsidiaries disclosed in the Company Disclosure Letter.

(c) The service of each Continuing Employee prior to the Effective Time shall be treated as service with Parent or any of its subsidiaries (other than the Company and the Company Subsidiaries) for purposes of each employee benefit plan of Parent or any of its subsidiaries (other than the Company and the Company Subsidiaries) in which such Continuing Employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting, benefit levels and accruals, including eligibility to commence an early retirement benefit (but not for purposes of benefit accrual under any defined benefit pension plans); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) With respect to any welfare plan maintained by Parent or its subsidiaries (other than the Company and the Company Subsidiaries) in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause its subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) The Company shall adopt such resolutions or take such other actions as may be required to amend the 2004 Supplemental Executive Retirement Plan and all supplemental retirement plan agreements (collectively, the “SERPs”) immediately prior to the Effective Time to provide that no funding shall be required in connection with the execution and delivery of this Agreement, the consummation of the Exchange and the other Transactions and compliance with the terms of this Agreement; provided, however, that the Company shall not be required to amend any SERP with respect to any beneficiary unless Parent obtains, and provides the Company with, a written consent to such amendment signed by such beneficiary prior to the date that is five days prior to Effective Time. Parent shall not seek any such written consents or negotiate or otherwise agree to the terms of any other post-

Closing employment or compensation arrangements with any employees of the Company or any Company Subsidiary until the later of: (i) Last Call, and (ii) the end of any Extension Period.

(f) Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that with respect to matters addressed in this Agreement involving the wages, hours and terms and conditions of the employment of certain employees, the Company and the Company Subsidiaries have the obligation under Law to bargain in good faith with the collective bargaining representatives of such employees.

(g) The provisions of this Section 6.05 are included for the sole benefit of the parties to this Agreement and are not intended to confer upon any person other than the parties (including any employees, former employees, participants in the Company Benefit Plans or Company Benefit Agreements or any beneficiaries thereof) any rights or remedies. No provision of the Agreement is (A) intended, nor shall be considered to be, an amendment to any Company Benefit Plan or Company Benefit Agreement; or (B) intended to cause a right or obligation which is enforceable by a participant or beneficiary of a Company Benefit Plan or Company Benefit Agreement to a specific level of compensation or to a specific benefit. For the avoidance of doubt, any amendment to a Company Benefit Plan or Company Benefit Agreement shall occur only in accordance with their terms and shall be pursuant to actions taken which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 6.06.  Indemnification.  (a) Cap Rock Holding and Parent agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time, including the Exchange and the Transactions, now existing in favor of the current or former directors, officers, employees and agents of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or By-laws, or pursuant to any other indemnification agreements in effect on the date of this Agreement (the ‘‘Existing Indemnification Obligations”) shall survive the Exchange and shall continue in full force and effect in accordance with their terms. Cap Rock Holding and Parent agree to cause the Company to perform in a timely manner its obligations with respect thereto.

(b) Cap Rock Holding and Parent shall cause to be maintained for a period of not less than six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are covered by such policy as of the date of this Agreement, provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.06 more than an amount per year in excess of 250% of the last annual premium paid prior to the date of this Agreement (such 250% amount, the “Maximum Premium”). In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than the Maximum Premium, Cap Rock Holding and Parent shall cause the Company to obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to the Maximum Premium. If the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Cap Rock Holding and Parent shall use reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $2,221,535. In lieu of Parent causing the Company to maintain the policies described above, the Company may elect to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not less favorable than the current D&O Insurance, such policy to be effective as of the Effective Time.

Section 6.07.  Fees and Expenses.  (a) Except as provided below and in Sections 6.11 and 6.12, all fees and expenses incurred in connection with the Exchange and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Exchange is consummated.

(b) The Company shall pay to Parent a fee of $15,500,000 if: (i) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii) or 8.01(c) and in either such case (A) prior to such termination a Company Takeover Proposal by a third party has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and (B) the Company consummates or enters into an agreement to consummate a Company Takeover Proposal with such third party within 270 days of the termination of this Agreement; (ii) Parent terminates this Agreement pursuant to Section 8.01(e) and the Company consummates or enters into an agreement to consummate a Company Takeover Proposal within 270 days of the termination of this Agreement; (iii) the Company terminates this Agreement pursuant to Section 8.01(f) at any time after Last Call to enter into an agreement to implement a Superior

Company Proposal not made by an Extension Party; or (iv) the Company terminates this Agreement pursuant to Section 8.01(f) to enter into an agreement to implement a Superior Company Proposal made by an Extension Party and such termination is effective after the end of the relevant Extension Period, provided that if Parent submits a revised proposal under Section 8.01(f)(iv) in response to the Company’s notice under Section 8.01(f)(iii) within 48 hours before the end of the relevant Extension Period, the relevant Extension Period shall be deemed extended for purposes of this clause (iv) until 11:59 p.m. (New York City time) on the second business day following the day on which Parent submits such revised proposal. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of execution of such agreement or, if earlier, consummation of such transactions. If the Company complies with its obligations under this Section 6.07(b) and Section 6.07(d), such compliance shall constitute Parent’s sole remedy against the Company and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing for any breach or alleged breach of this Agreement by the Company prior to the date this Agreement was terminated.

(c) The Company shall pay to Parent a fee of $7,000,000 if (i) the Company terminates this Agreement pursuant to Section 8.01(f) prior to Last Call, or (ii) if the Company terminates this Agreement pursuant to Section 8.01(f) after Last Call to enter into an agreement to implement a Superior Company Proposal made by an Extension Party and such termination is effective before the end of the relevant Extension Period, provided that if Parent submits a revised proposal under Section 8.01(f)(iv) in response to the Company’s notice under Section 8.01(f)(iii) within 48 hours before the end of the relevant Extension Period, the relevant Extension Period shall be deemed extended for purposes of this clause (ii) until 11:59 p.m. (New York City time) on the second business day following the day on which Parent submits such revised proposal. Any fee due under this Section 6.07(c) shall be paid by wire transfer of same-day funds prior to the termination of this Agreement pursuant to Section 8.01(f). If the Company complies with its obligations under this Section 6.07(c) and Section 6.07(d), such compliance shall constitute Parent’s sole remedy against the Company and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing for any breach or alleged breach of this Agreement by the Company prior to the date this Agreement was terminated.

(d) The Company shall reimburse Parent for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to Section 8.01(c). In addition, the Company shall reimburse Parent for up to $3,000,000 (provided such amount shall be $2,000,000 if the Company has paid the fee described in Section 6.07(b)) of its out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated: (i) by either Parent or the Company pursuant to Section 8.01(b)(iii) if prior to such termination either (A) the Company Board has taken, or failed to take, any action and as a result thereof Parent is entitled to terminate this Agreement under Section 8.01(e) or (B) a Company Takeover Proposal has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal; (ii) by Parent pursuant to Section 8.01(e); or (iii) by the Company pursuant to Section 8.01(f). If this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or 8.01(f), such reimbursement shall be paid by wire transfer of same-day funds prior to the termination of this Agreement by the Company. If this Agreement is terminated by Parent pursuant to Section 8.01(c), 8.01(b)(iii) or 8.01(e), such reimbursement shall be paid by wire transfer of same-day funds within three business days after demand therefor.

(e) Cap Rock Holding shall, or shall cause Parent to, reimburse the Company for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to (i) Section 8.01(b)(iv)(B), 8.01(b)(iv)(C)(3) or 8.01(d), or (ii) Section 8.01(b)(i), if, in the case of this clause (ii), all conditions to the Exchange have been satisfied other than the proviso to the first sentence of Section 7.01(d) and clause (iii) of the second sentence of Section 7.01(d), and Section 7.02(c)(ii)(C).

(f) In the event that this Agreement is terminated pursuant Section 8.01(d), Cap Rock Holding shall, or shall cause Parent to, promptly pay $11,250,000 (the “Parent Fee”) to the Company. The parties agree that the Parent Fee is intended to compromise any dispute over the damage that the Company would suffer as a result of such a termination, that it is a reasonable measure of the damage the Company would actually suffer and is in no respect whatsoever a penalty. Payment of the Parent Fee is in lieu of damages to which the Company would be entitled as a result of Parent or Cap Rock Holding’s breach of this Agreement and, to the extent paid and except as set forth in Sections 6.07(e), 6.11 and 6.12 is the Company’s sole and exclusive remedy for a breach of this Agreement by Parent or Cap Rock Holding and will fully, unconditionally and irrevocably release Parent and Cap Rock Holding and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of Parent or Cap Rock Holding or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing from any and all liability to the Company (and any other Person claiming by, through or on behalf of the Company by way of subrogation or otherwise) in connection with such breach. The parties acknowledge that the agreement contained in this Section 6.07(f) is an integral part of the transactions contemplated by this Agreement and that without this agreement the parties would not have entered into this Agreement.

Section 6.08.  Public Announcements.  Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Exchange and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.09.  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the party incurring such expenses, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10.  Shareholder and Noteholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation or litigation by the holders of the Notes against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

Section 6.11.  Debt Tender Offers.  As soon as reasonably practicable, the Company shall, at the request of Parent, commence offers to purchase and related consent solicitations with respect to all the outstanding aggregate principal amount of the Company’s 7.75% Senior Notes due 2013 (the ‘‘2013 Notes”) and the Company’s 7 1/8% Senior Notes due 2008 (the “2008 Notes”, and together with the 2013 Notes, the “Notes”) on such terms and conditions as are requested by, and pursuant to documentation reasonably satisfactory in form and substance to, Parent (including the related consent solicitations, collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith. Promptly following receipt of the requisite consents pursuant to the consent solicitation, the Company shall execute supplemental indentures to (i) the Indenture, dated as of May 15, 2003, between the Company and Fifth Third Bank, as trustee (the “2013 Notes Indenture”) and (ii) the Indenture, dated as of May 21, 2003, between the Company and Fifth Third Bank, as trustee (the “2008 Notes Indenture” and, together with the 2013 Notes Indenture, the “Indentures”), reflecting the amendments to such Indentures consented to in the Debt Tender Offers, which supplemental indentures shall be in form and substance reasonably satisfactory to Parent and shall become operative prior to the Effective Time subject to occurrence of the Effective Time and shall cause the trustees under the Indentures to promptly enter into such supplemental indentures, as applicable. The Company shall provide, and shall cause its Representatives to provide, reasonable cooperation requested by Parent in connection with the Debt Tender Offers. The closing of the Debt Tender Offers shall be conditioned on (i) the occurrence of the Closing, (ii) the Financing having been obtained, and (iii) such other conditions as are requested by Parent, and the parties shall, unless requested otherwise by Parent, cause the Debt Tender Offers to close on the Closing Date. The Company shall waive any condition of the Debt Tender Offers, and make any change, amendment or modification to the terms and conditions of the Debt Tender Offers (including extensions thereof), as may be requested by Parent (other than a waiver or modification of the condition that the Debt Tender Offers be conditioned on the occurrence of the Closing), and will not, without the prior written consent of Parent, waive any condition to the Debt Tender Offers or make any change, amendment or modification to the terms and conditions of the Debt Tender Offers (including any extension thereof). Parent and Cap Rock Holding shall advance or reimburse (at the Company’s discretion), or cause its affiliates to advance or reimburse, the Company for its reasonable out-of-pocket fees and expenses incurred or reasonably expected to be incurred pursuant to this Section 6.11. The Debt Tender Offers and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and resolutions of the SEC and other applicable Law. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Company shall not be required to take any action that could obligate the Company to repurchase any Notes or incur any additional obligations to the holders of the Notes prior to the consummation of the Debt Tender Offers. The closing of the Debt Tender Offers shall not be a condition to the Closing.

Section 6.12.  Financing.  (a) The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, cooperate as reasonably requested by Cap Rock Holding and Parent and take such actions as Cap Rock Holding and Parent may reasonably request in connection with the procurement and consummation of the transactions contemplated by the Debt Commitment Letter and other incurrences of debt by Cap Rock Holding in connection with the Exchange (collectively, the “Financing”) and the repayment of existing indebtedness of, and release of Liens on the assets and property of, the Company and the Company Subsidiaries, which cooperation shall include provision of such information regarding the Company and the Company Subsidiaries as is reasonably requested by the financial institution providing the Financing (including a list of all agreements and instruments of the nature set forth in Section 3.16(b)(i) in effect as of the Closing Date), review and consultation with respect to the preparation of all agreements, offering memoranda and other documentation (including review of schedules for completeness) required in connection with the Financing, attendance and participation at meetings by telephone and in person with respect to syndication and marketing as reasonably requested, and execution and delivery by the Company and the Company Subsidiaries and its and their officers, attorneys and accountants of agreements, customary certificates, legal opinions or other documents and instruments relating to borrowings by the Company concurrent with the Effective Time, guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such agreement, certificate, document or instrument will be effective until the Effective Time and none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability, other than out-of-pocket expenses incidental to such cooperation to be reimbursed by Parent, in connection with the Financing prior to the Effective Time. Parent shall reimburse, or cause its affiliates to reimburse, the Company for its reasonable out-of-pocket fees and expenses incurred pursuant to this Section 6.12. To the extent not provided prior to the date of this Agreement, the Company shall deliver to Cap Rock Holding, within five business days of such data being available to the Company’s management, monthly financial data generated by the Company’s internal accounting systems for use by senior and financial management for any fiscal month ending after the date of the most recently ended fiscal quarter of the Company for which financial statements are publicly available and on or prior to 30 days before the Closing Date. The closing of the Financing shall not be a condition to the Closing.

(b) In the event the Equity Commitment Letter is terminated prior to the Closing, Parent and Cap Rock Holding shall promptly obtain a renewal of, or a substitute for, the Equity Commitment Letter on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Equity Commitment Letter or on more favorable terms to Parent and Cap Rock Holding. In the event any portion of the equity to be provided under the Equity Commitment Letter becomes unavailable on terms and conditions comparable in all material respects to the terms and conditions contemplated in the Equity Commitment Letter, each of Parent and Cap Rock Holding shall arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent and Cap Rock Holding. Parent and Cap Rock Holding shall give the Company prompt notice upon becoming aware of any breach by any party of the Equity Commitment Letter or any purported termination of the Equity Commitment Letter. Parent and Cap Rock Holding shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the equity to be provided under the Equity Commitment Letter or is adverse to the interests of the Company in any other respect.

Section 6.13.  Stock Purchase Plan.  The Company shall not issue any additional shares of Common Stock under the Company’s Direct Stock Purchase and Dividend Reimbursement Plan (the “DRP”) after March 1, 2007 and shall satisfy its obligations under such plan after March 1, 2007 only through open market purchases. The

Company shall terminate the DRP by no later than the earlier of 45 calendar days following the date of the Company Shareholder Approval and five days prior to Closing.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Exchange.  The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions; provided that to the extent permitted by Law, such conditions may be waived in writing by the parties hereto:

(a) Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b) No Injunctions or Restraints.  No temporary judgment or order issued by any court of competent jurisdiction or other Law whether enacted before or after the date of this Agreement preventing the consummation of the Transactions shall be in effect.

(c) Antitrust.  The waiting period (and any extension thereof) applicable to the Exchange under the HSR Act shall have been terminated or shall have expired.

(d) Regulatory Approvals.  Each Regulatory Entity, if required by Law in connection with the Transactions, shall have issued a Final Order granting all necessary approvals and acceptances for the consummation and performance of this Agreement, the Exchange and the other Transactions; provided, however, that no such Final Order, in the reasonable judgment of Parent, shall require Cap Rock Holding, Parent, the Company or any Company Subsidiary to accept any condition or requirement described in the first sentence of Section 6.03(c). There shall not have been any action by a Regulatory Entity that, individually or in the aggregate, has had or is reasonably likely to have (i) a Parent Material Adverse Effect, (ii) a Company Material Adverse Effect (provided that for purposes of this Section 7.01(d), the first use of the word “Transactions” in the definition of “Company Material Adverse Effect” shall be deemed replaced with the word “Exchange”), or (iii) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other Transactions. A “Final Order” means an action by a Regulatory Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, which is final and not subject to appeal, with respect to which any waiting period prescribed by applicable Law before the Transactions may be consummated has expired or been terminated, and as to which all conditions to the consummation of the Transactions prescribed by applicable Law have been satisfied.

Section 7.02.  Conditions to Obligation of Parent.  The obligations of Parent to effect the Exchange are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect threshold contained in any specific representation or warranty), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(c) No Litigation.  There shall not be pending any suit, action, arbitration or proceeding by any Governmental Entity (i) that has a reasonable likelihood of success challenging the acquisition by Parent of any Company Common Stock or Series B Preferred Stock or seeking to restrain or prohibit the consummation of the Exchange, (ii) in connection with or arising out of this Agreement or the Exchange that, individually or in the aggregate, has had or is reasonably like to have (A) a Parent Material Adverse Effect, (B) a Company Material Adverse Effect (provided that for purposes of this Section 7.02(c), the first use of the word “Transactions” in the definition of “Company Material Adverse Effect” shall be deemed replaced with the word “Exchange”), or (C) in the reasonable judgment of Parent, the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other Transactions, or (iii) individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (provided that for purposes of this Section 7.02(c), the first use of the word “Transactions” in the definition of “Company Material Adverse Effect” shall be deemed replaced with the word “Exchange”).

(d) Company Charter.  The Company Board shall have proposed to the record shareholders of the Company as of immediately following the Effective Time, and conditioned upon the occurrence of the Effective Time, that the Company amend and restate the Company Charter in the form of Appendix B.

Section 7.03.  Condition to Obligation of the Company.  The obligation of the Company to effect the Exchange is further subject to the condition that (i) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Cap Rock Holding by the chief executive officer and the chief financial officer of Parent and Cap Rock Holding to such effect, and (ii) Parent shall have assumed the Agreement between Acheson Ventures, L.L.C. and the Company dated September 24, 2002 (the “AVA”) and all related agreements to the extent required under the AVA.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Exchange is not consummated on or before February 22, 2008 (the “Outside Date”); provided, however, that (A) so long as all conditions to the Exchange other than those set forth in Sections 7.01(c) and 7.01(d) have been satisfied by February 22, 2008, then the Outside Date shall be August 22, 2008; and (B) if the failure of the Exchange to be consummated by the Outside Date is the result of any action taken by a party hereto, or the failure of a party to take any action, and such action or failure to take action was a breach of such party’s obligations under this Agreement, then such party shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(i);

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Exchange and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(iii) if, upon a vote at a duly held meeting (including any adjournment or postponement thereof permitted by this Agreement) to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

(iv) if a Regulatory Entity issues a Final Order that (A) has the effect, as supported by the written, reasoned opinion of qualified outside counsel for Parent or the Company, of prohibiting any of the Transactions, (B) in the reasonable judgment of Parent, requires Cap Rock Holding, Parent, the Company or any Company Subsidiary to accept any condition or requirement described in the first sentence of Section 6.03(c), or (C) individually or in the aggregate, has had or is reasonably likely to have (1) a Parent

Material Adverse Effect, (2) a Company Material Adverse Effect (provided that for purposes of this Section 8.01(b)(iv), in the first use of the word “Transactions” the definition of “Company Material Adverse Effect” shall be deemed replaced with the word “Exchange”), or (3) in the reasonable judgment of Parent, has the effect of materially impairing the benefits or advantages that Parent expects to be realized from the Exchange and the other Transactions.

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; provided that such time period shall be extended an additional 30 days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 day period;

(d) by the Company, if Parent or Cap Rock Holding breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.03 not to be satisfied and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach; provided that such time period shall be extended an additional 30 days if Parent or Cap Rock Holding has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 day period;

(e) by Parent:

(i) if the Company Board withdraws or modifies, in a manner adverse to Parent, or proposes publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Exchange, fails to recommend to the holders of the Company Common Stock that they give the Company Shareholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal; or

(ii) if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the holders of the Company Common Stock that they give the Company Shareholder Approval within 20 business days of Parent’s written request to do so (which request may be made at any time after Last Call following public disclosure of a Company Takeover Proposal), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal; or

(f) by the Company, only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal, a majority of the disinterested members of the Company Board has determined in good faith after consultation with the Company’s outside counsel, that it is necessary for the Company Board to withdraw or modify, in a manner adverse to Parent, its approval of this Agreement and the Transactions in order to be consistent with its fiduciary duties under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in (ii) above, (iv) at least five days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the disinterested members of the Company Board has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company has previously paid the fees and expense reimbursements due under Section 6.07(b) or 6.07(c), as appropriate, and Section 6.07(d), (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal, and (viii) Parent is not at such time entitled to terminate pursuant to Section 8.01(c) due to a breach of Section 5.02.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 3.23, Section 4.05, the last sentence of Section 6.02, Section 6.07, Parent’s obligation to reimburse the Company for its reasonable out-of-pocket expenses under Sections 6.11 and 6.12, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Cap Rock Holding, action by an executive manager. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

Section 8.06.  Certain Disclosure Matters.  (a) Each disclosure of the Company set forth in the Company Disclosure Letter shall limit a representation or warranty of the Company only to the extent such disclosure specifically references the particular representation or warranty it is intended to qualify or it is reasonably apparent on the face of such disclosure that it qualifies such particular representation or warranty.

(b) For purposes of determining whether the Company has disclosed, or whether Parent has, information that is or may be inconsistent with any representation and warranty of the Company in this Agreement, the Company may not rely on information that is included in any document furnished to (but not filed with) the SEC.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Cap Rock Holding, to

Cap Rock Holding Corporation
500 West Wall, Suite 200
Midland, Texas 79701
Attention: Melissa Davis

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: Richard Hall

(b) if to Parent, to:

SEMCO Holding Corporation
c/o Cap Rock Holding Corporation
500 West Wall, Suite 200
Midland, Texas 79701
Attention: Melissa Davis

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: Richard Hall

(c) if to the Company, to:

SEMCO Energy, Inc.
2301 W. Big Beaver Road
Suite 212
Troy, MI 48084
Attention: General Counsel

with a copy to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Attention: Terry C. Bridges
R. Mason Bayler, Jr.

and

Dykema Gossett PLC
400 Renaissance Center
Detroit, MI 48243
Attention: Rex E. Schlaybaugh, Jr.

Section 9.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, on the ability of the Company to perform its obligations hereunder, on the ability of the Company to consummate the Exchange or on the legal ability of the Company to consummate the other Transactions, other than any effect arising out of: (A) in and of itself, any change in the market price or trading volume of the Company Common Stock; (B) in and of itself, a failure by the Company to meet the revenue or earnings predictions of the Company or of equity analysts for any period ending (or for which earnings are released) during the period prior to the Effective Time; (C) any changes or effects resulting from the actions of Parent or its affiliates (excluding the Transactions) after the date of this Agreement; (D) any acts of war or terrorism; (E) changes in GAAP or the interpretation thereof; (F) disruption or loss of customer, business partner, supplier or employee relationships to the extent attributable to the public announcement of the execution of this Agreement; (G) events, changes, effects and developments relating to local, regional, national or international industry conditions in general or affecting the gas utilities industry in general and not specifically relating to the Company or any Company Subsidiary; (H) events, changes, effects and developments relating to or arising out of general economic, financial or securities market conditions in the United States or elsewhere to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to other similarly situated companies in the Company’s industry; (I) changes after the date of this Agreement in Laws, rules or regulations of any Governmental Entity to the extent not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, as compared to similarly situated companies in the Company’s industry (excluding orders and actions from any Regulatory Entity in Michigan granting necessary approvals and acceptances for the consummation and performance of this Agreement, the Exchange and the other Transactions, which order or action results from a change described in this clause (I)); or (J) any actions, or failures to act, to which Parent or Cap Rock Holding has consented in writing following the date of this Agreement.

“knowledge” of an entity means the actual knowledge of an officer of the entity after reasonable inquiry.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, cooperative, trust, joint venture, association, Governmental Entity or other entity.

“Preferred Stock Exchange Price” means (i) the Conversion Rate (as defined in the Certificate of Designation) multiplied by the Common Stock Exchange Price, plus (ii) the Make-Whole Premium (as defined in the Certificate of Designation), calculated as of the Closing Date.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 9.04.  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06, are not intended to confer upon any person other than the parties (including any employees, former employees, participants in the Company Benefit Plans or Company Benefit Agreements or any beneficiaries thereof) any rights or remedies.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF

CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF MICHIGAN ARE MANDATORILY APPLICABLE TO THE EXCHANGE.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties except that (i) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement, and (ii) Parent may assign its rights hereunder by way of security in connection with any Financing. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Enforcement.  THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY DELAWARE STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY TRANSACTION IN ANY COURT OTHER THAN ANY DELAWARE STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, each of Parent, Cap Rock Holding and the Company has caused its duly authorized representative to execute this Agreement as of the date first written above.

CAP ROCK HOLDING CORPORATION

By	/s/ Melissa Davis
Name: Melissa Davis

Title:	Authorized Signatory

SEMCO HOLDING CORPORATION

By	/s/ Melissa Davis
Name: Melissa Davis

Title:	Authorized Signatory

SEMCO ENERGY, INC.

By	/s/ Donald W. Thomason
Name: Donald W. Thomason

Title:	Chairman of the Board of Directors

INDEX OF DEFINED TERMS

Defined Terms	Section

2008 Notes	6.11
2013 Notes	6.11
2008 Notes Indenture	6.11
2013 Notes Indenture	6.11
Acceptable Confidentiality Agreement	5.02
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	6.03	(c)
AVA	7.03
BBTCM	3.23
BCA	1.01
Cap Rock Holding	Preamble
CCBC	3.21
Certificate of Designation	3.03	(b)
Certificate of Exchange	1.03
Certificates	2.02	(b)
Closing	1.02
Closing Date	1.02
Code	2.02	(g)
Commitment Parties	4.06	(b)
Common Stock Exchange Price	Recitals
Commonly Controlled Entity	3.11
Company	Preamble
Company Benefit Agreements	3.09	(v)(c)
Company Benefit Plans	3.11
Company Board	Recitals
Company By-Laws	3.01
Company Capital Stock	3.03
Company Charter	3.01
Company Common Stock	Recitals
Company Consolidated Group	3.10	(a)
Company Disclosure Letter	Article III
Company Material Adverse Effect	9.03
Company Multiemployer Pension Plan	3.12	(b)
Company Pension Plans	3.12	(a)
Company Permits	3.15
Company Rights	3.03
Company Rights Agreement	3.03
Company SEC Documents	3.07	(a)
Company Shareholder Approval	3.04	(a)
Company Shareholders Meeting	6.01	(b)
Company Stock Plans	3.03
Company Subsidiaries	3.01

Defined Terms	Section

Company Takeover Proposal	5.02	(g)
Confidentiality Agreement	6.02	(c)
Consent	3.06	(b)
Continuing Employees	6.05	(a)
Contract	3.06	(a)
Credit Facilities	5.01	(a)(vii)
Credit Suisse	3.23
Debt Commitment Letter	4.06	(b)
Debt Tender Offers	6.11
Debt Tender Offer Documents	3.08	(b)
Director Plan	3.03
Director Shares	3.03	(a)
Director Stock Unit	3.03	(b)
D&O Insurance	6.06	(b)
DRP	6.13
Eaton JV	3.02	(b)
Effective Time	1.03
Environmental Claim	3.20	(f)
Environmental Laws	3.20	(f)
Environmental Permits	3.20	(b)(i)
Equity Commitment Letter	4.06	(a)
ERISA	3.12	(a)
Exchange	Recitals
Exchange Act	2.03
Exchange Consideration	2.01	(a)(2)
Exchange Fund	2.02	(a)
Extension Party	5.02	(a)
Extension Period	5.02	(a)
Existing Indemnification Obligations	6.06	(a)
Filed Company SEC Documents	3.09
Final Order	7.01	(d)
Financing	6.12
Funds	4.06	(a)
GAAP	3.03	(c)
Grant Date	3.03	(c)
Governmental Entity	3.06	(b)
Hazardous Materials	3.20	(f)
HSR Act	3.06	(b)(i)
Indentures	6.11
Insurance Policies	3.25
Intellectual Property Rights	3.18
Judgment	3.06	(a)
knowledge	9.03
Last Call	5.02	(a)

Defined Terms	Section

Law	3.06	(a)
Liens	3.02	(a)
Maximum Premium	6.06	(b)
MGP Liabilities	3.06	(a)
MPSC	3.06	(b)(vii)
Notes	6.11
Outside Date	8.01	(b)(i)
Parent	Preamble
Parent Fee	6.07	(f)
Parent Material Adverse Effect	4.03	(a)
Parent Representatives	6.02
Paying Agent	2.02	(a)
Performance Share Units	3.03	(b)
Person	9.03
Preferred Stock Exchange Price	9.03
Proxy Statement	3.06	(b)(ii)
RCA	3.06	(b)(v)
Regulatory Entity	3.21	(a)
Regulatory Permits	3.21	(a)
Regulatory Proceeding	3.21	(b)
Related Person	3.09	(v)(A)
Release	3.20	(f)
Representatives	5.02	(a)
Restricted Shares	3.03	(a)
RSUs	3.03	(b)
SEC	3.06	(b)(ii)
Securities Act	3.07	(b)
Series A Preference Stock	3.03	(a)
Series B Preferred Stock	Recitals
SOX	3.07	(d)
Specified Parachute Payments	3.12	(d)
Stock Options	3.03	(b)
Subsection 6	3.05
Subsidiary	9.03
Superior Company Proposal	5.02	(g)
Taxes	3.10	(m)
Tax Return	3.10	(m)
Transactions	3.04	(a)
Transfer Taxes	6.09
Voting Company Debt	3.03	(a)

ANNEX B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

February 22, 2007

Board of Directors
SEMCO Energy, Inc.
2301 West Big Beaver Road, Suite 212
Troy, Michigan 48084

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share (“SEMCO Common Stock”), of SEMCO Energy, Inc. (“SEMCO”) of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Share Exchange, dated as of February 22, 2007 (the “Agreement”), among Cap Rock Holding Corporation (“Cap Rock”), a wholly owned subsidiary of Lindsay Goldberg & Bessemer LP (“LGB”), SEMCO Holding Corporation, a wholly owned subsidiary of Cap Rock (“Holdco”), and SEMCO. The Agreement provides for, among other things, the transfer to Holdco of all outstanding shares of SEMCO Common Stock (the “Transaction”) pursuant to which each outstanding share of SEMCO Common Stock will be converted into the right to receive $8.15 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Agreement as well as certain publicly available business and financial information relating to SEMCO. We also have reviewed certain other information relating to SEMCO, including financial forecasts, provided to or discussed with us by SEMCO, and have met with the management of SEMCO to discuss the business and prospects of SEMCO. We also have considered certain financial and stock market data of SEMCO, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of SEMCO, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for SEMCO that we have reviewed, the management of SEMCO has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SEMCO as to the future financial performance of SEMCO. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect, in any respect material to our analyses, on SEMCO or the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SEMCO, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of SEMCO Common Stock of the Consideration and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. We were not requested to, and did not, prior to the date hereof, solicit third party indications of interest in acquiring all or any part of SEMCO; however, we have been requested to solicit such indications of interest from potential buyers for a limited period after the date of the Agreement as permitted under the provisions thereof. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to SEMCO, nor does it address the underlying business decision of SEMCO to proceed with the Transaction.

B-1

We have acted as financial advisor to SEMCO in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the execution of the Agreement and a significant portion of which is contingent upon the consummation of the Transaction. In addition, SEMCO has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to SEMCO, Cap Rock and LGB and its affiliates, for which services we and our affiliates have received, and expect to receive, compensation. In addition, we and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in affiliates of LGB. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SEMCO, LGB, Cap Rock and any other entities that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of SEMCO in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction by the holders of SEMCO Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

ANNEX C
Corporate Finance
909 East Main Street (23219)
P.O. Box 1575
Richmond, VA 23218-1575

February 22, 2007

Board of Directors
SEMCO Energy, Inc.
1411 Third Street — Suite A
Port Huron, MI 48060

Ladies and Gentlemen:

The Finance Committee of the Board of Directors of the Company (the “Special Committee”) has requested that we provide to the Board of Directors of the Company (the “Board”) our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively, the “Stockholders”) of the Company of $8.15 in cash per share (the “Common Stock Exchange Price”) to be paid to the Stockholders pursuant to the Agreement and Plan of Share Exchange, dated February 22, 2007 (the “Agreement”), by and among Cap Rock Holding Corporation, a Delaware corporation (“Cap Rock Holding”), SEMCO Holding Corporation, a Delaware corporation (“Parent”), and SEMCO Energy, Inc., a Michigan corporation (the “Company”). Pursuant to the terms of and subject to the conditions set forth in the Agreement, each issued and outstanding share of common stock, par value $1 per share, of the Company shall be transferred to Parent in exchange for the right to receive the Common Stock Exchange Price (the “Exchange”).

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by the Special Committee in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation upon the delivery of this opinion, but no part of which is contingent upon consummation of the Exchange. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade, from time to time, or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such position as of the date of this opinion, it has been disclosed to the Special Committee and the Board.

In connection with our review of the Exchange and the preparation of our opinion, we have, among other things: (1) reviewed the Agreement and discussed with management and representatives of the Company the proposed material terms of the Exchange; (2) reviewed, among other public information, the Company’s annual reports, Forms 10-K and related financial information for the fiscal years ended December 31 of each of 2003, 2004 and 2005; (3) reviewed the Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; (4) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by senior management of the Company (the “Projections”); (5) discussed with members of senior management of the Company the matters described in clauses (2), (3) and (4) above, as well as other matters concerning the Company’s businesses, operations and prospects; (6) reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that we deemed to be relevant; (7) compared the financial position and results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant; (8) compared the proposed financial terms of the Exchange with the financial terms of certain other business combinations that we deemed to be relevant; (9) reviewed public information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the targets’ common stock one day prior to the announcement

C-1

thereof, five days prior to the announcement thereof and thirty days prior to the announcement thereof; (10) analyzed a discounted cash flow scenario of the Company based upon the Projections; and (11) reviewed other such financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be material or otherwise necessary or appropriate to render our opinion, including our assessment of regulatory, economic, market and monetary conditions.

In conducting our review and rendering our opinion, we discussed with members of management and representatives of the Company the background of the Exchange, the reasons and basis for the Exchange and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of all information furnished, by or on behalf of the Company, to us or otherwise discussed with or reviewed by us. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed, with your consent, that the Projections provided to us by the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company’s management and that such Projections will be realized in such amounts and at such times as contemplated. We express no opinion with respect to such Projections or the estimates or judgments on which they are based. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Exchange, no material delay, limitation, restriction or condition will be imposed and that the Exchange will be consummated in accordance with the terms set forth in the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. It should also be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In connection with the preparation of our opinion, we were not authorized to solicit, nor did we solicit, third parties regarding alternatives to the Exchange.

Our opinion expressed herein was prepared for the information and assistance of the Special Committee and the Board in connection with the Board’s consideration of the Exchange. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders, of the Common Stock Exchange Price to be paid to the Stockholders pursuant to the Agreement. Accordingly, we do not address the merits of the underlying decision by the Company to engage in the Exchange and this opinion does not constitute a recommendation to (i) the Special Committee or the Board as to whether or not to cause the Company to enter into the Agreement or consummate the Exchange or (ii) the Stockholders as to how they should vote at the stockholders’ meeting in connection with the Exchange or as to whether or not to cause the Company to consummate the Exchange, nor does this opinion constitute an interpretation or application of any provisions of the State of Michigan Business Corporation Act, Mich. Comp. Laws Ann. §§ 450.1101, et seq. Our opinion may not be used for any other purpose without our prior written consent, except as required by applicable federal securities laws and in accordance with the terms of our engagement agreement with the Company.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Common Stock Exchange Price to be paid to the Stockholders pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

Very truly yours,

BB&T CAPITAL MARKETS
A division of SCOTT & STRINGFELLOW, INC.

By
Ryan J. Mitchell
Vice President

C-2

ANNEX D
Corporate Finance
909 East Main Street (23219)
P.O. Box 1575
Richmond, VA 23218-1575

February 22, 2007

Board of Directors
SEMCO Energy, Inc.
1411 Third Street — Suite A
Port Huron, MI 48060

Ladies and Gentlemen:

The Finance Committee of the Board of Directors of the Company (the “Special Committee”) has requested that we provide to the Board of Directors of the Company (the “Board”) our opinion as to whether the consideration to be paid to the holders of the outstanding shares of 5.00% Series B Convertible Cumulative Preferred Stock, par value $1 per share, of the Company (the “Series B Preferred Stock”) pursuant to the Agreement and Plan of Share Exchange, dated February 22, 2007 (the “Agreement”), by and among Cap Rock Holding Corporation, a Delaware corporation (“Cap Rock Holding”), SEMCO Holding Corporation, a Delaware corporation (“Parent”), and SEMCO Energy, Inc., a Michigan corporation (the “Company”) has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date of adoption of the Exchange by the Board. Pursuant to the terms of and subject to the conditions set forth in the Agreement, each issued and outstanding share of Series B Preferred Stock shall be transferred to Parent in exchange for the right to receive, as consideration therefor, the “Preferred Stock Exchange Price,” as such term is defined in Section 9.03 of the Agreement (the “Exchange”).

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by the Special Committee in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation upon the delivery of this opinion, but no part of which is contingent upon consummation of the Exchange. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade, from time to time, or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such position as of the date of this opinion, it has been disclosed to the Special Committee and the Board.

In connection with our review of the Exchange and the preparation of our opinion, we have, among other things: (1) reviewed the Agreement and discussed with management and representatives of the Company the proposed material terms of the Exchange; (2) reviewed, among other public information, the Company’s annual reports, Forms 10-K and related financial information for the fiscal years ended December 31 of each of 2003, 2004 and 2005; (3) reviewed the Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; (4) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by senior management of the Company (the “Projections”); (5) reviewed the terms of Article III, Section 2, Division A, Subsection 6 of the Restated Articles of Incorporation of the Company, filed August 30, 2006 with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services; (6) discussed with members of senior management of the Company the matters described in clauses (2), (3), (4) and (5) above, as well as other matters concerning the Company’s businesses, operations and prospects; (7) reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that we deemed to be relevant; (8) compared the financial position and results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant; (9) compared the proposed

D-1

financial terms of the Exchange with the financial terms of certain other business combinations that we deemed to be relevant; (10) reviewed public information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the targets’ common stock one day prior to the announcement thereof, five days prior to the announcement thereof and thirty days prior to the announcement thereof; (11) analyzed a discounted cash flow scenario of the Company based upon the Projections; and (12) reviewed other such financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be material or otherwise necessary or appropriate to render our opinion, including our assessment of regulatory, economic, market and monetary conditions.

In conducting our review and rendering our opinion, we discussed with members of management and representatives of the Company the background of the Exchange, the reasons and basis for the Exchange and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of all information furnished, by or on behalf of the Company, to us or otherwise discussed with or reviewed by us, including the representation made by the Company in Section 3.05 of the Agreement. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed, with your consent, that the Projections provided to us by the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company’s management and that such Projections will be realized in such amounts and at such times as contemplated. We express no opinion with respect to such Projections or the estimates or judgments on which they are based. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Exchange, no material delay, limitation, restriction or condition will be imposed and that the Exchange will be consummated in accordance with the terms set forth in the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. It should also be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In connection with the preparation of our opinion, we were not authorized to solicit, nor did we solicit, third parties regarding alternatives to the Exchange.

Our opinion expressed herein was prepared for the information and assistance of the Special Committee and the Board in connection with the Board’s consideration of the Exchange. Our opinion is limited to whether the Preferred Stock Exchange Price to be paid to the holders of the Series B Preferred Stock pursuant to the Agreement has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date hereof. Accordingly, we do not address the merits of the underlying decision by the Company to engage in the Exchange and this opinion does not constitute a recommendation to the Special Committee or the Board as to whether or not to cause the Company to enter into the Agreement or consummate the Exchange, nor does this opinion constitute an interpretation or application of any provisions of the State of Michigan Business Corporation Act, Mich. Comp. Laws Ann. §§ 450.1101, et seq. Our opinion may not be used for any other purpose without our prior written consent, except as required by applicable federal securities laws and in accordance with the terms of our engagement agreement with the Company.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Preferred Stock Exchange Price to be paid to the holders of the Series B Preferred Stock pursuant to the Agreement has a fair value that is not less than the fair value of the Series B Preferred Stock as of the date hereof.

Very truly yours,

BB&T CAPITAL MARKETS
A division of SCOTT & STRINGFELLOW, INC.

By:
Ryan J. Mitchell
Vice President

D-2

SEMCO Energy, Inc.
Special Meeting of Shareholders – ______, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The shares of stock you hold will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint ______and ______(the Named Proxies), and each of them, with full power of substitution, to vote these shares on the matter shown on the reverse side and any other matters which may come before the Special Meeting of Shareholders of SEMCO Energy, Inc., to be held ______, 2007 at 10:00 a.m. EDT, in ______, Michigan, at ______, ______, and all adjournments.

Address Changes/ Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.

SEMCOENERGY C/O CORPORATE TRUST OPERATIONS P.O. BOX 92301 CLEVELAND, OH 44193-0900
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on ___, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SEMCO Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on ___, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SEMCO Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by ___, 2007.

NOTE:
If you vote by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the proxy in the same manner as if you returned a signed proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SEMCO ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ITEMS 1 AND 2.

Vote on Proposals	For	Against	Abstain

1.  A proposal to approve the agreement and plan of share exchange (the “Exchange Agreement”), pursuant to which each issued and outstanding share of Common Stock shall be transferred by operation of law to Parent in exchange for the right to receive $8.15 in cash, without interest, and each issued and outstanding share of Series B Preferred Stock shall be transferred by operation of law to Parent in exchange for the right to receive $213.07 in cash plus a make-whole premium to be calculated at closing in accordance with the terms of the Series B Preferred Stock, without interest.
	☐	☐	☐

2.  Any proposal to postpone or adjourn the special meeting to a later date or time, to solicit additional proxies in favor of the approval of the Exchange Agreement, if there are not sufficient votes for approval of the Exchange Agreement at the special meeting.
	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

For Address Changes/Comments, please check this box and write them on the back where indicated.	☐
Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date